UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SUMMIT FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, $1.00 par value

2)	Aggregate number of securities to which transaction applies:

5,190,703 shares

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$22.00 per share cash merger consideration

4)	Proposed maximum aggregate value of transaction:

$114,195,466

5)	Total fee paid:

$13,440.81

☐ Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration No.:

3) Filing Party:

4) Date Filed:

PRELIMINARY COPY

PROXY STATEMENT

 ●, 2005

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Summit Financial Corporation. The meeting will be held at Thornblade Club, 1275 Thornblade Boulevard, Greer, South Carolina on ●, 2005, at 10:00 a.m.

At the meeting, you will be asked to consider and vote upon the approval of the Agreement and Plan of Reorganization and Merger, dated as of March 7, 2005, by and among First Citizens Bank and Trust Company, Inc. (“First Citizens Bank”), Summit Financial Corporation (“Summit Financial”) and Summit National Bank (“Summit National”), and joined in by First Citizens Bancorporation, Inc. (the “Merger Agreement”) providing for the merger of Summit Financial and Summit National into First Citizens Bank, which will be the surviving corporation in the merger. Under the proposed merger, holders of our common stock will be entitled to receive $22.00 in cash, without interest, for each share of common stock. This proxy statement explains the proposed merger and provides specific information concerning the annual meeting. Please read these materials carefully.

Your board of directors has unanimously adopted the Merger Agreement and recommends that the shareholders approve the Merger Agreement, a copy of which is attached as Appendix A to this proxy statement. The board of directors believes that the terms of the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of our shareholders. Therefore, the board of directors unanimously recommends that you vote in favor of the approval of the Merger Agreement. In reaching its decision, the board of directors considered, among other things, the opinion of Allen C. Ewing & Co. (“Ewing”), Summit Financial’s financial advisor, that, as of March 7, 2005, and subject to the considerations set forth in the opinion, the terms of the proposed merger were fair from a financial point of view to Summit Financial’s shareholders. In connection with this proxy statement, Ewing has delivered to the board of directors its updated opinion that, as of ●, 2005, and subject to the considerations set forth in the opinion, the terms of the proposed merger were fair from a financial point of view to Summit Financial’s shareholders. We urge you to read and consider carefully the written opinions of Ewing dated March 7, 2005 and ●, 2005 that are attached as Appendix B to this proxy statement.

At the meeting, you will also be asked to elect four directors of Summit Financial and to consider and vote on a proposal to adjourn the meeting to allow time for the further solicitation of proxies in the event there are insufficient votes present at the meeting to approve the Merger Agreement.

The approval of the Merger Agreement is an important decision for Summit Financial and its shareholders. The proposed merger cannot occur unless, among other things, the Merger Agreement is approved by the affirmative vote of the holders of at least two-thirds of Summit Financial’s outstanding common stock. Whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares personally. Failure to vote either by proxy or in person at the meeting will have the same effect as voting against approval of the Merger Agreement. Your prompt cooperation will be greatly appreciated.

Sincerely,

J. Randolph Potter
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved this transaction or passed upon its fairness or merits or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This proxy statement is first being mailed to Summit Financial’s shareholders on or about ●, 2005.

SUMMIT FINANCIAL CORPORATION
Post Office Box 1087
Greenville, South Carolina 29602
(864) 242-2265

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held ●, 2005

The annual meeting of shareholders of Summit Financial Corporation (the “Corporation”) will be held at Thornblade Club, 1275 Thornblade Boulevard, Greer, South Carolina on ●, 2005, at 10:00 a.m. for the following purposes:

1.
Proposal to Approve Merger Agreement. To consider and vote on a proposal to approve the Agreement and Plan of Reorganization and Merger, dated as of March 7, 2005, by and among First Citizens Bank and Trust Company, Inc., the Corporation, and Summit National Bank, and joined in by First Citizens Bancorporation, Inc. (the “Merger Agreement”);

2.
Proposal to Authorize Adjournment of the Meeting. To consider and vote on a proposal to authorize management to adjourn the meeting to allow time for the further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the Merger Agreement;

3.	Election of Directors. To elect four directors of the Corporation; and

4.	Other Business. To transact any other business that may properly come before the meeting or any adjournment or postponement.

The board of directors is not aware of any other business to come before the meeting.

The board of directors has fixed the close of business on ●, 2005 as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting and at any adjournment thereof. A list of the shareholders as of the record date will be available at the meeting and at the Corporation’s principal offices, [937 North Pleasantburg Drive, Greenville, SC 29607], not later than the fifth business day following the date of this notice and continuing through the date of the meeting.

Shareholders who do not vote in favor of the approval of the Merger Agreement may be entitled to assert dissenters’ rights under Chapter 13 of the South Carolina Business Corporation Act and obtain payment for their shares if the merger is completed and if they comply with the procedures set forth in Chapter 13 of the South Carolina Business Corporation Act, a copy of which is attached as Appendix C to the accompanying proxy statement. However, as discussed in the section entitled “Proposal 1-Approval of Merger Agreement-Dissenters’ Rights” on page 33 of the accompanying proxy statement, the Corporation’s position is that because the Corporation’s common stock is listed on the NASDAQ SmallCap Market, shareholders are not entitled to dissenters’ rights in connection with the merger.

The Merger Agreement is described in the accompanying proxy statement, which shareholders are urged to read carefully. A copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement.

Please do not send in your stock certificates at this time. If the merger is consummated, you will receive transmittal instructions for the surrender of your stock certificates from the paying agent shortly after the effective time of the merger.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. Whether or not you plan to attend the meeting in person, please complete and return the enclosed proxy card promptly in the envelope which has been provided so that your vote may be recorded. The proxy will not be used if you attend the meeting and vote in person.

Copies of the Corporation’s 2004 Condensed Annual Report to Shareholders, 2004 Annual Report on Form 10-K and Amendment No. 1 to 2004 Annual Report on Form 10-K/A were previously mailed to shareholders beginning on or about May 2, 2005.

By Order of the Board of Directors

J. Randolph Potter
President and Chief Executive Officer

●, 2005
Greenville, South Carolina

i

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

In this proxy statement the terms “Summit Financial,” “we,” “us” and “our” refer to Summit Financial Corporation, the term “Summit National” refers to Summit National Bank, the term “First Citizens Bank” refers to First Citizens Bank and Trust Company, Inc., the term “First Citizens Bancorp” refers to First Citizens Bancorporation, Inc., the term “merger agreement” refers to the Agreement and Plan of Reorganization and Merger, dated as of March 7, 2005, by and among First Citizens Bank, Summit Financial and Summit National, and joined in by First Citizens Bancorp, the term “Ewing” refers to Allen C. Ewing & Co., the term “common stock” refers to the common stock, par value $1.00 per share, of Summit Financial and the terms “you” and “your” refer to holders of common stock.

Q.	What am I being asked to vote on?
A.
You are being asked to vote on (1) approving the acquisition of Summit Financial and its subsidiaries by First Citizens Bank through a proposed merger transaction, as more fully described in this proxy statement (Proposal 1), (2) granting authority to management to adjourn the annual meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the annual meeting, in person or by proxy, to approve the merger agreement (Proposal 2), and (3) electing four directors of Summit Financial (Proposal 3).

Q.	What other matters will be voted on at the meeting?
A.	We are unaware of any other matters to be voted on at the meeting.

Q.	What votes are required to approve the matters being proposed at the annual meeting?
A.
Approval of the merger agreement (Proposal 1) requires the affirmative vote of the holders of at least two-thirds of our outstanding common stock. The proposal to authorize management to adjourn the meeting (Proposal 2) will be approved if the number of votes cast at the meeting in favor of the proposal exceeds the number of votes cast opposing the proposal. The election of directors (Proposal 3) is by a plurality of the votes cast at the meeting (i.e., the four candidates receiving the highest numbers of votes will be elected, regardless of whether any of them receives a majority of the votes cast).

Q.	What will happen in the merger?
A.
At the effective time of the merger, Summit Financial and Summit National will merge into First Citizens Bank, with First Citizens Bank being the surviving corporation, and you will be entitled to receive the merger consideration described below for each share of our common stock that you hold.

Q.	What will I receive in the merger?
A.
As one of our shareholders you will be entitled to receive $22.00 in cash, without interest, for each share of our common stock that you hold, unless you are entitled to dissenters’ rights under South Carolina law and you perfect those rights. See “Proposal 1-Approval of Merger Agreement-Dissenters’ Rights” beginning on page 33 for a discussion of Summit Financial’s position that its shareholders are not entitled to dissenters’ rights in connection with the merger.

Q.	Does the board of directors recommend the approval of the merger agreement?
A.
Yes. After careful consideration, the board of directors recommends that you vote “FOR” the approval of the merger agreement on the enclosed proxy card. For a more complete description of the recommendation of the board of directors and the reasons for its recommendation, see “Proposal 1-Approval of Merger Agreement-Recommendation of the Board of Directors” and “-Reasons for the Recommendation of the Board of Directors” beginning on page 22.

Q.	What do I need to do now?
A.
We urge you to read this proxy statement carefully, including its Appendices, and to consider how the merger would affect you. You also may want to consult with your accounting, legal and tax advisors. You should then mark your vote on, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the meeting.

Q.	What rights do I have if I oppose a proposal?
A.
If you oppose a proposal you may vote against it or abstain from voting. Abstaining from voting will have the effect of voting against Proposal 1, but will not have the effect of voting against Proposal 2 or against the election of any director candidate.

ii

Q.	Who can vote?
A.
All Summit Financial shareholders of record as of the close of business on ●, 2005 are entitled to receive notice of, and to vote at, the meeting. See “Annual Meeting of Shareholders-Record Date; Who Can Vote at the Meeting” beginning on page 8.

Q.	How do I vote?
A.
You may indicate how you want to vote on your proxy card and then sign and date your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. You may also attend the meeting and vote in person instead of submitting a proxy card. If your shares are held in street name, you must follow the directions for voting provided by your broker. If you sign and send in your proxy card without indicating how you want to vote, your proxy will vote “FOR” Proposals 1 and 2 and “FOR” the election of the director candidates listed on the accompanying proxy card. If you file to vote in favor of approval of the merger agreement (Proposal 1) using any of the permitted methods of voting, or if you mark “ABSTAIN” for Proposal 1 on your proxy card, the effect will be the same as a vote against approval of the merger agreement.

Q.	If my shares are held in a brokerage account, will my broker vote those shares on the merger agreement without instructions from me?
A.
No. Your broker will NOT be able to vote your shares with respect to the approval of the merger agreement (Proposal 1) without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. The other proposals are “routine” matters on which your broker may vote without instructions from you.

Q.	What is the effect if I abstain or fail to give instructions to my broker?
A.
If you submit a properly executed proxy card, your shares will be counted in determining whether a quorum exists even if you abstain from voting or withhold your vote. Broker non-votes are also counted in determining the existence of a quorum. A broker non-vote occurs when brokers or other nominees holding shares on behalf of a shareholder do not receive voting instructions from the shareholder by a specified date before the meeting. Because approval of the merger agreement (Proposal 1) requires the affirmative vote of the holders of at least two-thirds of our outstanding common stock, abstentions and broker non-votes will have the same effect as votes against the approval of merger agreement. However, because the proposal to authorize management to adjourn the meeting (Proposal 2) will be approved if the votes cast in favor of the proposal exceed the votes cast against it, abstentions and broker non-votes will not have the effect of votes against approval of Proposal 2. Similarly, because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not have the effect of votes against a particular director candidate.

Q.	Can I change my vote after I have mailed my signed proxy card?
A.
Yes. You may change your vote at any time before the vote takes place at the meeting. To do so, you may either complete and submit a new proxy card or send a written notice stating that you would like to revoke your proxy. In addition, you may attend the meeting and vote in person. However, if you want to vote in person at the meeting and you hold your shares in an account with a broker, bank or other nominee, you must obtain from that broker, bank or nominee a proxy issued in your name. The last recorded vote in person or by proxy will be what is counted at the meeting.

Q.	What does it mean if I receive more than one proxy card?
A.	It means that your shares are registered differently or held in more than one account. Please complete, sign, date and mail each proxy card that you receive.

Q.	Should I send in my stock certificates now?
A.	No. After the merger is completed, you will receive a transmittal form and written instructions on how to exchange your stock certificates for the merger consideration.

Q.	When do you expect the merger to be completed?
A.
If our shareholders approve the merger agreement, we expect that the merger will be effective during the third quarter of 2005. The merger will become effective on the date and at the time specified in the articles of merger filed with the Secretary of State of the State of South Carolina. In this proxy statement, we refer to the date and time the merger becomes effective as the “effective time.” Because the merger is subject to conditions beyond the parties’ control, however, we cannot predict whether or when the merger will be completed.

Q.	Whom should I contact if I have questions about the merger or need additional copies of the proxy statement?
A.
If you have any questions about any of the proposals or would like additional copies of this proxy statement or the enclosed proxy card, you should contact J. Randolph Potter, President and Chief Executive Officer, Summit Financial Corporation, Post Office Box 1087, Greenville, South Carolina 29602, telephone number 864-242-2265.

iii

SUMMARY OF MERGER AGREEMENT TERMS

This summary highlights the material terms of the merger agreement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, as well as the attached Appendices, to fully understand the proposed merger and the other matters being submitted to shareholders. Each item in this summary includes a page reference directing you to a more detailed description of that item.

The Companies

Summit Financial Corporation
937 North Pleasantburg Drive
Greenville South Carolina 29607
(864) 242-2265

Summit Financial, headquartered in Greenville, South Carolina, was incorporated under the laws of the State of South Carolina on May 26, 1989 to be a bank holding company under the Bank Holding Company Act of 1956, as amended. Summit Financial became a financial holding company on March 23, 2000 as provided by the Gramm-Leach-Bliley Financial Services Modernization Act of 1999. Subsidiaries of Summit Financial are Summit National and Freedom Finance, Inc., a consumer finance company organized in 1994. Summit Financial may sell the assets of Freedom Finance, Inc. prior to the shareholder meeting. In 1997, Summit National incorporated Summit Investment Services, Inc., an investment and financial planning company, as a wholly owned subsidiary. Summit Financial has no foreign operations.

Summit Financial’s principal role is to supervise and coordinate the activities of its subsidiaries and to provide them with capital and services of various kinds. Summit Financial derives substantially all of its income from management fees for services performed, interest on invested funds, interest on intercompany loans and other intercompany payments from the subsidiaries. Summit Financial’s subsidiaries conduct their businesses from four banking offices and 11 consumer finance offices throughout South Carolina. At December 31, 2004, Summit Financial had total consolidated assets of $320.9 million.

Summit National Bank
937 North Pleasantburg Drive
Greenville South Carolina 29607
(864) 242-2265

Summit National, headquartered in Greenville, South Carolina, is a national banking association organized in July 1990. Summit National targets individuals and small- to medium-sized businesses in the Upstate of South Carolina that require a full range of quality banking services typically provided by the larger regional banking concerns, but who prefer the personalized service offered by a locally-based institution. Summit National currently has its headquarters and four full-service branch locations in Greenville and Spartanburg, South Carolina.  Summit National provides a full range of deposit services that are typically available in most banks and savings and loan associations including checking accounts, NOW accounts, individual retirement accounts and savings and other time deposits of various types ranging from daily money market accounts to longer-term certificates of deposit.

Other services which Summit National offers include safe deposit boxes, bank money orders, wire transfer facilities, remote internet banking and web bill payment, and various cash management and electronic banking programs. Summit National also offers a full range of short- to intermediate-term, secured and unsecured commercial and personal loans for business, real estate, home improvement, automobiles, letters of credit, personal investments and home equity lines of credit.

First Citizens Bank and Trust Company, Inc.
1225 Lady Street
Columbia, South Carolina 29201
(803) 931-8648

First Citizens Bank is a subsidiary of First Citizens Bancorp, which is a two-bank financial holding company serving South Carolina and Georgia with $4.53 billion in total consolidated assets as of December 31, 2004. Founded in 1964, First Citizens Bank is chartered under the laws of South Carolina to engage in general banking business, offering a complete array of commercial and retail banking services through its 150 offices in 103 communities in South Carolina and seven offices in six communities in Georgia. First Citizens Bank provides a full range of financial services including deposit acceptance, corporate cash management, discount brokerage, IRA plans, trust services and secured and unsecured loans. First Citizens Bank also has a stock life insurance company domiciled in the State of South Carolina as a wholly-owned subsidiary which writes credit life insurance through its affiliation with First Citizens Bancorp’s subsidiary banks.

The Merger (page 12)

The merger will be effected by having Summit Financial and its wholly-owned subsidiary, Summit National, merge with and into First Citizens Bank. First Citizens Bank will continue as the surviving corporation. In the merger, each outstanding share of Summit Financial’s common stock (up to a maximum of 5,190,703 shares outstanding or subject to options on the date on which the merger agreement was signed), other than shares held by shareholders who are entitled to and who perfect dissenters’ rights under South Carolina law, will be converted into the right to receive $22.00 per share in cash, without interest (see “Proposal 1-Approval of Merger Agreement-Dissenters’ Rights” beginning on page 33 for a discussion of Summit Financial’s position that its shareholders are not entitled to dissenters’ rights in connection with the merger).

In exchange for signing an option release, holders of options to purchase our common stock will receive, for each share that may be acquired pursuant to their options, a cash payment equal to the amount by which $22.00 exceeds the exercise price per share of our stock covered by the option.

If our shareholders approve the merger agreement, we expect that the merger will be effective during the third quarter of 2005.

Conditions to the Merger (Page 16)

The merger is conditioned upon the approval of the merger agreement by holders of at least two-thirds of the issued and outstanding shares of our common stock. Other conditions include, but are not limited to:

•
the receipt of all required regulatory approvals, compliance with any conditions or requirements imposed by any regulatory agency as a condition to its approval of the merger and the satisfaction of all other legal requirements necessary in order to complete the merger, without the imposition by any regulatory authority of any condition on such transactions or its approval thereof that is reasonably deemed by First Citizens Bank to so adversely impact the economic or business benefits of the merger agreement to First Citizens Bank as to render it inadvisable for it to consummate the merger;

•
the lack of any order, decree or injunction, or any pending or threatened investigation of the merger, or any suit, action or proceeding seeking to restrain consummation of the merger or so as to otherwise result in a material adverse effect;

•
the approval of the merger agreement by the boards of directors of Summit Financial, Summit National, First Citizens Bank and First Citizens Bancorp and by the shareholders of Summit Financial, Summit National and First Citizens Bank;

•	the parties’ respective representations and warranties in the merger agreement being true and correct in all material respects, subject to specified exceptions;

•	the parties’ having delivered all required closing certificates;

•
First Citizens Bancorp having completed an issuance and sale of subordinated debt securities in an aggregate principal amount of not less than $75 million under prescribed terms and rates (First Citizens Bancorp completed this issuance and sale prior to the date of this proxy statement);

•
Summit Financial having received from its financial adviser (1) a written opinion dated one business day before the mailing of this proxy statement to the effect that the terms of the merger, including the consideration to be received by Summit Financial’s shareholders in the merger, are fair, from a financial point of view, to Summit Financial and its shareholders and (2) a letter dated one day prior to the consummation of the merger to the effect that it remains its opinion that the terms of the merger are fair, from a financial point of view, to Summit Financial and its shareholders;

•	the employment agreements between Summit Financial and certain officers remaining in full force and effect;

•	the receipt of appropriate option release forms from all Summit Financial stock option holders and the termination of all outstanding options as of the effective time of the merger;

•	the parties having not breached, in any material respect, any covenant, obligation or other agreement under the merger agreement;

•	the delivery of consents to assignments of certain contracts and leases to First Citizens Bank;

•	the delivery of certain opinions of counsel to Summit Financial and First Citizens Bank;

•	First Citizens Bank having deposited the merger consideration with a paying agent; and

•
no material adverse change with respect to First Citizens Bank or Summit Financial, as discussed under the heading “Proposal 1-Approval of Merger Agreement-The Merger Agreement-Conditions to the Merger” beginning on page 16, having occurred (this condition terminated with respect to First Citizens Bank upon First Citizens Bancorp’s completion of the $75 million subordinated debt offering described above).

Nonsolicitation of Acquisition Proposals (Page 18)

We have agreed that we will not, directly or indirectly, take any of the following actions unless, due to a material change in circumstances after March 7, 2005, our board of directors reasonably believes in good faith after consultation with our outside counsel and advisers that the failure to take such action would violate the directors’ duties to Summit Financial or its shareholders:

•
encourage, solicit or attempt to initiate discussions, negotiations or offers with or from any other person relating to a merger or other acquisition of Summit Financial or any of its subsidiaries or the purchase or acquisition of any equity or other securities (other than certificates of deposit) of Summit Financial or any of its subsidiaries, any Summit National branch office or all or any significant part of the assets of Summit Financial or any of its subsidiaries, or provide assistance to any person in connection with such an offer;

•
except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning Summit Financial or any of its subsidiaries, or give any other person access to the properties, facilities, books or records of Summit Financial or any of its subsidiaries;

•	sell or transfer any Summit National branch office or all or any significant part of the assets of Summit Financial or any of its subsidiaries to any other person or entity; or

•	enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

Termination of the Merger Agreement (Page 19)

Summit Financial and First Citizens Bank may mutually agree to terminate the merger agreement at any time before the merger. In addition, the merger agreement may be terminated for a number of reasons, including:

•
by us or First Citizens Bank if certain of the conditions to the terminating party’s obligations, as discussed in “Proposal 1-Approval of Merger Agreement-The Merger Agreement-Termination” beginning on page 19, have not been satisfied in all material respects or effectively waived by it in writing by September 30, 2005;

•	by us or First Citizens Bank if the other party has violated or failed to fully perform any of its obligations, covenants or agreements under the merger agreement in any material respect;

•
by us or First Citizens Bank if any of the other party’s representations or warranties were false or misleading in any material respect when made, or there occurs any event or development or there exists any condition or circumstance which causes, or, with the lapse of time or otherwise, reasonably could be expected to cause, any of the other party’s representations or warranties to become false or misleading in any material respect;

•
by us or First Citizens Bank if the required shareholder approval is not obtained at the annual meeting or if, despite the terminating party’s compliance with certain covenants relating to the preparation of this proxy statement and the application for certain regulatory approvals, a shareholders meeting to approve the merger agreement is not held by September 30, 2005;

•	by us or First Citizens Bank if the merger does not become effective on or before December 31, 2005, or by a later date agreed upon in writing by Summit Financial and First Citizens Bank;

•
by First Citizens Bank if, after an opportunity to cure, First Citizens Bank discovers certain title or structural defects or environmental problems relating to our properties as discussed in “Proposal 1-Approval of Merger Agreement-The Merger Agreement-Termination” beginning on page 19;

•
by First Citizens Bank if our board of directors does not recommend approval of the merger agreement in this proxy statement or if, having made such a recommendation, withdraws, qualifies or revises its recommendation in any material respect; or

•
by us if we enter into a letter of intent, agreement in principle, acquisition agreement or similar agreement in accordance with certain provisions of the merger agreement as discussed in “Proposal 1-Approval of Merger Agreement-The Merger Agreement-Termination” beginning on page 19.

Termination Fees (Page 21)

If Summit Financial or First Citizens terminates the merger agreement under certain circumstances described in “Proposal 1-Approval of Merger Agreement-The Merger Agreement-Termination Fees” beginning on page 21, Summit Financial and/or Summit National would be required to pay First Citizens Bank termination fees ranging from $500,000 to $1.5 million. If First Citizens Bank terminates the merger agreement under certain other circumstances described in “Proposal 1-Approval of Merger Agreement-The Merger Agreement-Termination Fees” beginning on page 21, First Citizens would be required to pay Summit Financial a $500,000 termination fee.

Fairness of the Merger; Recommendation of Our Board of Directors (Page 22)

Our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Summit Financial and its shareholders. In reaching this conclusion our board of directors considered the following favorable factors, among others:

•
the fact that the merger provides a return for our shareholders that our board of directors believes cannot be assured by continued operations under our existing structure as a thinly-traded public company;

•	the uncertainty of any potential alternative transaction that would yield a superior value to our shareholders;

•	the liquidity and certainty of value presented to our shareholders by the all-cash merger consideration;

•	the opinion of Ewing that the terms of the proposed merger are fair, from a financial point of view, to Summit Financial’s shareholders; and

•	the likelihood that the merger will be completed, including the likelihood that the regulatory and shareholder approvals needed to complete the merger will be obtained.

Our board of directors also considered a number of unfavorable factors, including but not limited to the following:

•	the potential diversion of management resources from operational matters;

•	the prohibitions in the merger agreement from soliciting alternative transactions;

•	the fact that gains arising from an all-cash transaction would be taxable to holders of common stock for United States federal income tax purposes;

•	the possibility of having to pay First Citizens Bank up to a $1.5 million termination fee pursuant to the merger agreement;

•	the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

•	the fact that some of our officers and directors have interests in the merger that are in addition to their interests as shareholders; and

•	the possibility of not receiving shareholder approval and having to bear legal fees and Ewing’s fairness opinion fee.

Opinion of Financial Advisor to Summit Financial (Page 23)

In deciding to adopt the merger agreement, one factor our board of directors considered was the opinion of Ewing, our financial advisor. Ewing rendered an opinion to our board of directors that, as of March 7, 2005, and subject to the considerations set forth in the opinion, the terms of the proposed merger were fair, from a financial point of view, to Summit Financial’s shareholders. In connection with this proxy statement, Ewing delivered to the board of directors its updated opinion that, as of ●, 2005, and subject to the considerations set forth in the opinion, the terms of the proposed merger were fair, from a financial point of view, to Summit Financial’s shareholders. The full texts of Ewing’s March 7, 2005 and ●, 2005 opinions are attached as Appendix B to this proxy statement.

Interests of Certain Persons in the Merger (Page 29)

In addition to their interests as shareholders, some of our directors and executive officers have interests in the merger that differ from your interests as a shareholder. Our board of directors was aware of these interests in approving the merger agreement. These interests include the following:

•
Each of our executive officers other than Mr. Schwiers (who entered into a new employment agreement effective March 7, 2005) has an employment agreement with Summit Financial containing severance provisions that provide the executive officer with significant economic protection if he or she is fired without “cause” or quit with “good reason,” in each case as defined in the employment agreement, following or during the pendency of a “change in control” as defined in the employment agreement. The merger will be a “change in control” under the employment agreements. The total amount that would be payable to our executive officers if their severance payments were triggered in connection with the merger is approximately $1,918,000 ($909,000, to Mr. Potter, $536,000 to Ms. Bettendorf and $473,000 to Mr. Bagnal). Each employment agreement also requires the continuation of life, disability and medical insurance for the executive officer, paid for by Summit Financial, for a 12-month period following a termination of employment that triggers the severance payments.

•
In connection with the merger agreement, Summit Financial entered into a new employment agreement dated March 7, 2005 with Mr. Schwiers to provide for the terms of Mr. Schwiers’s continuing employment with Summit Financial before the merger and with First Citizens Bank following the merger. Mr. Schwiers’s new employment agreement provides for a term commencing March 7, 2005 and continuing for a period of three years following the effective time of the merger at a base salary of $188,500. It also provides for an initial bonus of $50,000 immediately prior to the consummation of the merger and an additional bonus if Mr. Schwiers is still employed by First Citizens Bank on the third anniversary of the merger. The new employment agreement contains noncompetition, nonsolicitation, nonpiracy and confidentiality provisions designed to protect the employer.  The agreement provides that between the effective date thereof (March 7, 2005) and the date the merger is consummated, Mr. Schwiers’s employment agreement dated September 2, 1999 is suspended. If the merger does not occur prior to December 31, 2005, Mr. Schwiers’s March 7, 2005 employment agreement will terminate and the September 2, 1999 employment agreement will be reinstated retroactive to March 7, 2005.

•
All stock options and restricted stock awarded under our incentive stock option plan and our restricted stock plan will be fully vested at the effective time of the merger and, subject to exercise of the options, will be entitled to receive the per share merger consideration in the merger. As of the date of this proxy statement, there were 663,297 options outstanding, of which 424,800 were held by our executive officers (all of whom are named executive officers in the stock ownership table on page 38) and directors, all of which were fully vested. In addition, there were 6,000 shares of restricted stock held by our executive officers, of which 4,800 shares had restrictions which were not fully lapsed as of the record date.

•
Immediately before the effective time of the merger, Summit Financial and Summit National will purchase “tail” coverage with respect to its directors’ and officers’ liability and errors and omissions liability insurance as specified in the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (Page 30)

Your receipt of cash in exchange for your shares will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code and may be a taxable transaction for foreign, state and local income tax purposes as well. Shareholders will recognize gain or loss measured by the difference, if any, between (1) the cash the shareholder receives in the merger and (2) the shareholder’s adjusted tax basis in the shares surrendered in exchange. You should consult your own tax advisors regarding the tax consequences of the merger particular to you.

Accounting Treatment (Page 31)

The merger will be treated as a “purchase” under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, at the time the merger is completed our consolidated assets and liabilities will be recorded at their respective fair values and added to those of First Citizens Bank. The excess of the purchase price over the net fair value of the assets and liabilities acquired will be recorded as goodwill on First Citizens Bank’s books.

Required Shareholder Approval (Page 31)

To approve the merger agreement, we must receive the affirmative vote of the holders of at least two-thirds of our outstanding shares of common stock. As of the record date, [4,527,406] shares of our common stock were outstanding, of which our executive officers (all of whom are named executive officers in the stock ownership table on page 38) and directors collectively held [1,297,931] shares, or approximately [28.7]%. Each of our directors and executive officers has indicated that he or she intends to vote in favor of the approval of the merger agreement. After giving effect to the shares to be voted by our directors and executive officers, the affirmative vote of an additional [1,719,306] shares, or approximately [38]%, of our common stock is required to satisfy the voting requirement.

Required Regulatory Approvals (Page 32)

The merger is subject to the approval of the FDIC and the South Carolina State Board of Financial Institutions. First Citizens Bank filed an application for FDIC approval on March 22, 2005 and an application for South Carolina State Board of Financial Institutions approval on March 28, 2005. The State Board approved the merger on May 4, 2005.  On April 15, 2005, in response to a notice of the proposed merger submitted to the Federal Reserve Bank of Richmond by First Citizens Bancorp requesting a determination that an application under Section 3 of the Bank Holding Company Act would not be required in connection with the merger, the Federal Reserve Bank of Richmond stated that, based on the facts presented in the notice, it would not object to the consummation of the merger without the filing of a formal application under Section 3 of the Bank Holding Company Act in connection with the merger, subject to the approval by the FDIC of the merger under the Bank Merger Act.

Fees and Expenses (Page 32)

Each party to the merger agreement has agreed to pay its own legal, accounting and financial advisory fees and all its other costs and expenses (including all filing fees, printing and mailing costs, and travel expenses) incurred or to be incurred in connection with the performance of its obligations under the merger agreement or otherwise in connection with the merger.

Dissenters’ Rights (Page 33)

Shareholders who do not vote in favor of the approval of the merger agreement may be entitled to assert dissenters’ rights under Chapter 13 of the South Carolina Business Corporation Act and obtain payment for their shares if the merger is completed and if they comply with the procedures set forth in Chapter 13 of the South Carolina Business Corporation Act, a copy of which is attached as Appendix C to this proxy statement. However, as discussed in the section entitled “Proposal 1-Approval of Merger Agreement-Dissenters’ Rights” on page 33, Summit Financial’s position is that its shareholders are not entitled to dissenters’ rights in connection with the merger because Summit Financial’s common stock is listed on the NASDAQ SmallCap Market.

If you are entitled to dissenters’ rights and you perfect your dissenters’ rights under Chapter 13 of the South Carolina Business Corporation Act, your shares of common stock will not become the right to receive the merger consideration, and your only right will be to receive the fair value of your shares in cash as determined under South Carolina law.

ANNUAL MEETING OF SHAREHOLDERS

Time, Place and Date

This proxy statement is furnished in connection with the solicitation by Summit Financial’s board of directors of proxies from the holders of shares of common stock of Summit Financial for use at the annual meeting of shareholders to be held at Thornblade Club, 1275 Thornblade Boulevard, Greer, South Carolina, on ●, 2005, at 10:00 a.m., or at any adjournment(s) thereof, pursuant to the enclosed Notice of Annual Meeting of Shareholders.

Purposes of the Meeting

At the annual meeting, the shareholders of Summit Financial will be asked to consider and vote on the approval of the Agreement and Plan of Reorganization and Merger, dated as of March 7, 2005, by and among First Citizens Bank, Summit Financial and Summit National, and joined in by First Citizens Bancorp.  A copy of the merger agreement is attached to this proxy statement as Appendix A.  First Citizens Bank will be the surviving corporation in the merger.  If the proposed merger takes place, holders of Summit Financial’s common stock (other than common stock held by shareholders who are entitled to and who perfect their dissenters’ rights under South Carolina law) will be entitled to receive $22.00 per share in cash, without interest, for each of their shares of common stock (see “Proposal 1–Approval of Merger Agreement–Dissenters’ Rights” beginning on page 33 for a discussion of Summit Financial’s position that its shareholders are not entitled to dissenters’ rights in connection with the merger).

In addition, shareholders will be asked to elect four directors of Summit Financial and to authorize management to adjourn the meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger agreement.

Recommendation of the Board of Directors

Your board of directors has determined that the merger agreement and the transactions contemplated by it are in the best interests of Summit Financial’s shareholders.  Your board of directors recommends that you vote “FOR” the approval of the merger agreement, “FOR” the authority to adjourn the meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger, and “FOR” the election of all nominees to serve as directors, each for a term of three years.

Record Date; Who Can Vote at the Meeting

The board of directors has fixed the close of business on ●, 2005 as the record date for the annual meeting.  In order for you to be entitled to receive notice of the meeting and to be entitled to vote your shares at the meeting, the records of Summit Financial must have shown that you held shares of common stock as of the close of business on the record date.  As of the close of business on the record date, [4,527,406] shares of common stock were issued, outstanding and entitled to vote at the meeting.  Each share of common stock that you owned on the record date entitles you to one vote on each matter that is to be voted on at the meeting.

What Constitutes a Quorum

In order for business to be conducted at the annual meeting, a quorum must be present.  A quorum consists of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, or at least [2,262,928] shares.  Shares of common stock represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists.  If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.

What Votes are Required

Approval of the merger agreement requires the affirmative vote of holders of at least two-thirds of the shares of Summit Financial common stock entitled to vote at the meeting.  Approval of the proposal to authorize adjournment will require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal.

Directors are elected by a plurality of the votes cast at the annual meeting.  This means that the four nominees receiving the greatest number of votes cast at the meeting will be elected, regardless of whether that number represents a majority of the votes cast.  There is no cumulative voting for the election of directors.

Attending the Meeting

All shareholders are invited to attend the annual meeting.  If your Summit Financial common stock is held by a bank or brokerage firm (i.e., in “street name”), you will need to bring a brokerage account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares in order to be admitted to the annual meeting.  If you want to vote your shares of Summit Financial common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the bank or brokerage firm which holds your shares.

How You Can Vote

If you own your shares of record, you can vote in one of two ways.  You can vote by mail, or you can vote in person at the meeting.  You may vote by mail if you complete, sign and date the enclosed proxy card that accompanies this proxy statement and promptly mail it in the envelope provided.  You do not need to put a stamp on the enclosed envelope if you mail it in the United States.

If your Summit Financial common stock is held in “street name,” by a bank or brokerage firm, you will receive instructions from your broker or other nominee on how to vote your shares.  Your bank or brokerage firm, as the recordholder of your shares, is required to vote your shares according to your instructions.  In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you.  Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals, such as the election of directors or the adjournment of the meeting, when they have not received instructions from beneficial owners.  However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval of nonroutine matters, such as approval of the merger agreement.  Proxies submitted without a vote by the brokers on these matters are referred to as “broker non-votes.”

Your bank or brokerage firm may allow you to deliver your voting instructions via the telephone or the Internet. The instructions provided by your bank or brokerage firm that accompanies this proxy statement provide further information regarding telephone and Internet voting.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees.

Voting by Proxy

All shares of Summit Financial common stock represented at the meeting by properly executed proxies received prior to or at the meeting, unless previously revoked, will be voted in accordance with the instructions indicated on the proxy card.  If you sign and return a proxy card without giving voting instructions, your shares represented by that proxy will be voted “FOR” the approval of the merger agreement, “FOR” authority to adjourn the meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger agreement, and “FOR” the election of all nominees for director.

Revocability of Proxies; How You Can Change Your Vote

If you are the record holder of your shares, you can change your vote and revoke your proxy at any time before the vote is taken at the meeting by doing one of the following things:

•	giving the Corporate Secretary of Summit Financial a written notice before your shares have been voted at the annual meeting that you want to revoke your proxy;

•	signing and submitting another proxy with a later date; or

•	attending the meeting and voting your shares in person.

Your attendance at the annual meeting alone will not revoke your proxy.

If your shares are held in “street name” and you wish to change your voting instructions after your have returned your voting instruction form to your broker or bank, you must follow the instructions provided by your broker or bank.

Solicitation of Proxies

The costs associated with preparing, assembling and mailing this proxy statement and the accompanying proxy card will be paid by Summit Financial.  Summit Financial is requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy material to their principals and request authority for the execution of proxies.  Summit Financial may reimburse such persons for their expenses in so doing.  In addition to the solicitation of proxies by mail, the directors, officers and employees of Summit Financial may, without receiving any additional compensation, solicit proxies by other methods such as telephone, telefax or in-person solicitations.

No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized.

Summit Financial shareholders should not send any certificates representing shares of common stock with their proxy card.  If the merger is consummated, the procedure for the exchange of certificates representing shares of common stock will be as described in this proxy statement.  See “Proposal 1–Approval of Merger Agreement--The Merger Agreement–Merger Consideration” beginning on page 13.

PROPOSAL 1 — APPROVAL OF MERGER AGREEMENT

The following describes certain aspects of the merger agreement and the transactions contemplated by the merger agreement.  Because this discussion is a summary, it may not contain all of the information that is important to you.  To understand the merger agreement fully, and for a more detailed description of the terms of the merger, you should read the merger agreement carefully.  A copy of the merger agreement is attached as Appendix A to this proxy statement and is incorporated into it by reference.

Background of the Merger

As part of Summit Financial’s continuing efforts to enhance both its community banking franchise and shareholder value, Summit Financial’s board of directors has periodically discussed and reviewed Summit Financial’s business, strategic direction, performance and prospects in the context of developments in the financial services industry and the competitive landscape in the markets in which we operate.  In this regard, management has from time to time communicated informally with representatives of other financial institutions regarding industry trends and issues, their respective companies’ strategic direction and the potential benefits and issues arising from potential business combination or other strategic transactions.

In the summer of 2004, the board of directors directed management to evaluate various strategic options available to Summit Financial, including internal growth, growth as an acquirer or merging with or selling to a larger financial institution.  The board requested that management evaluate the current mergers and acquisitions environment and consult with an outside financial advisor regarding Summit Financial’s strategic direction and fair market value.  Summit Financial’s Chief Executive Officer, J. Randolph Potter, contacted Ewing, an investment banking firm with expertise in valuations of community banks, to assist Summit Financial with the initial analysis.

On August 30, 2004, Summit Financial’s board of directors met to evaluate internally generated strategic projections with various growth and branching options.  The board also reviewed a presentation of various potential targets with analysis of the financial impact at different price points, and reviewed several likely acquirers and the potential price that those larger financial institutions could pay for Summit Financial.  After a review of the results, the board concluded that pursuing a sale of Summit Financial was in the best interest of the shareholders and Summit Financial.

On September 20, 2004, Summit Financial’s board of directors met with representatives of Ewing and reviewed a detailed presentation on current market conditions for the acquisition of community banks in the Southeast.  Potential acquirers and a range of valuations for Summit Financial under several different calculation methodologies were reviewed with the board.

Following the presentation at the September 20, 2004 meeting, the board voted unanimously to engage Ewing to serve as Summit Financial’s independent financial advisor in connection with the transaction.  The board also authorized management to execute an engagement letter with Ewing.  An engagement letter with Ewing was executed September 28, 2004.

Confidential memorandums prepared by Ewing were delivered to First Citizens Bank and several other potential acquirers during the first week of November 2004.

On November 24, 2004, Summit Financial received a nonbinding indication of interest from First Citizens Bank that proposed an offer of $20.00 cash per share.

On December 16, 2004, Mr. Potter and several of Summit Financial’s officers met with Jim Apple, Frank Holding, Peter Bristow and Craig Nix of First Citizens Bank to discuss a potential business combination with First Citizens Bank.  Mr. Potter indicated that the initial offer from First Citizens Bank was too low for Summit Financial to consider.

On December 22, 2005, Mr. Apple contacted Allen Rogers of Ewing to increase First Citizens Bank’s offer to $21.00 cash per share plus a special distribution of the net proceeds from the sale of Freedom Finance.

On January 6, 2005, Summit Financial’s board of directors met to consider the offer from First Citizens Bank.  Following a lengthy review and discussion, the board rejected the offer because, among other things, the board believed that the per share consideration was inadequate and that there could be no assurance that the net proceeds from the sale of Freedom Finance would sufficiently increase the overall consideration.  The board authorized Ewing to commence negotiations with First Citizens Bank towards a purchase price of not less than $22.00 cash per share, exclusive of any consideration of a Freedom Finance sale.

On January 10, 2005, Mr. Rogers met with Mr. Apple to attempt to negotiate a higher price.

On January 12, 2005, Mr. Rogers received a phone call from Mr. Apple increasing the proposed merger consideration to $22.00 cash per share.  Mr. Rogers then notified Mr. Potter of the increase in the offer from First Citizens Bank.  Mr. Potter indicated that Summit Financial would accept the offer based on the approved parameters established by the board of directors.

On January 18, 2005, First Citizens Bank began conducting due diligence on Summit Financial and its subsidiaries.  On January 24, 2005, Mr. Apple called Mr. Potter to inform him that First Citizens Bank had completed its initial due diligence and was prepared to begin negotiating a merger agreement.

In addition, on January 18, 2005, First Citizens Bank delivered a draft of employment agreements for certain officers who had been indicated by First Citizens Bank as necessary to be retained with First Citizens Bank following the merger.  The respective officers negotiated the terms of the employment agreements with First Citizens Bank representatives over the next several weeks.

On January 27, 2005, First Citizens Bank delivered a draft merger agreement.  Summit Financial’s representatives negotiated the terms of the merger agreement and ancillary agreements with representatives of First Citizens Bank over the next several weeks.

On February 22, 2005, the board of directors met with Ewing and Summit Financial’s legal counsel to review the proposed merger agreement with First Citizens Bank.  Counsel reviewed in detail with the board the terms of the merger agreement and related documents, copies of which had been provided to each director.  Ewing reviewed the pricing and related terms of the merger agreement, as well as financial analyses performed by Ewing  Following extensive review and discussion of the merger agreement, the board suggested several additions or modification for legal counsel to negotiate with First Citizens Bank’s representatives.

On March 7, 2005, the board met again with Ewing and legal counsel to review the final draft of the proposed merger agreement with First Citizens Bank which incorporated revisions requested by the board and management as a result of the February 22, 2005 review of the document.  At the meeting, Ewing delivered its opinion that, as of March 7, 2005, the terms of the proposed merger were fair, from a financial point of view, to Summit Financial’s shareholders.  The board considered the opinion of the financial advisor carefully as well as the financial advisor’s experience, qualifications and interest in the proposed transaction.  Following extensive review and discussion, the board approved the form of merger agreement and authorized and directed management to finalize, execute and deliver the merger agreement and related documents.  The merger agreement was executed by all parties on March 7, 2005.

Following the close of business on March 7, 2005, Summit Financial and First Citizens Bank issued a joint press release announcing the execution of the merger agreement.

The Merger Agreement

General

At the annual meeting, a proposal will be introduced for shareholders to approve the merger agreement.  This section of the document describes the material provisions of the merger agreement.  This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Appendix A and incorporated by reference into this document. You are urged to read the merger agreement carefully and in its entirety.

The Merger

The merger agreement provides that, following the approval of the merger agreement by Summit Financial’s shareholders and the satisfaction or waiver of the other conditions to the merger, Summit Financial and Summit National will be merged with and into First Citizens Bank, with First Citizens Bank being the surviving corporation.  The merger will become effective and be completed upon the filing of articles of merger with the South Carolina Secretary of State or at a later time agreed to by the parties and specified in the articles of merger.

Effective Time

While we anticipate that the merger will be completed during the third calendar quarter of 2005, we cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived.  We intend to complete the merger as promptly as practicable subject to receipt of shareholder approval.

Merger Consideration

Under the merger agreement, each issued and outstanding share of Summit Financial common stock (up to a maximum of 5,190,703 shares outstanding or subject to options on the date on which the merger agreement was signed), other than shares held by shareholders who are entitled to and who perfect their dissenters’ rights under South Carolina law, will be converted at the effective time of the merger into the right to receive the $22.00 per share merger consideration.  At that time, each holder of a certificate representing any of such shares will cease to have any voting or other rights with respect to those shares, and such certificate will only represent the right to receive the merger consideration upon the surrender of the certificate.  Shareholders who are entitled to and who perfect their dissenters’ rights under South Carolina law will be entitled to the amounts determined under the dissenters’ rights provisions of Chapter 13 of the South Carolina Business Corporation Act.  Summit Financial’s position is that its shareholders are not entitled to dissenters’ rights in connection with the proposed merger.  See “Proposal 1–Approval of Merger Agreement–Dissenters’ Rights” on page 33.

In exchange for signing an option release, holders of options to purchase Summit Financial common stock will receive, for each share that may be acquired pursuant to their options, a cash payment equal to the amount by which $22.00 exceeds the exercise price per share of the common stock covered by the option.

Prior to the completion of the merger, First Citizens Bank will designate an agent (which may be the trust department of First Citizens Bank or the corporate trust department of First Citizens Bank & Trust Company, Raleigh, North Carolina) to act as paying agent for the payment of the merger consideration.  Upon the completion of the merger, First Citizens Bank will deposit with the paying agent the funds necessary for the payment of the merger consideration.  As soon as practicable after the completion of the merger, the paying agent will mail a letter of transmittal to each holder of record of shares of Summit Financial common stock.  The letter of transmittal will tell shareholders how to surrender their stock certificates in exchange for the $22.00 per share merger consideration.  Shareholders should not send in their stock certificates now but should send them only in compliance with the instructions that will be provided in the letter of transmittal.  In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.

Holders of Summit Financial common stock whose certificates are lost, stolen or destroyed will be required to make an affidavit identifying the certificate or certificates as lost, stolen or destroyed and, if required by the surviving corporation, to post a bond as directed by the surviving corporation to indemnify it against any claim that may be made against it with respect to the certificates.

If you are entitled to and you properly exercise dissenters’ rights, the process for submitting your stock certificates and receiving cash for the “fair value” of your shares is set forth in Chapter 13 of the South Carolina Business Corporation Act, a copy of which is attached as Annex C to this proxy statement.  See “Proposal 1–Approval of Merger Agreement–Dissenters’ Rights” beginning on page 33 for a discussion of Summit Financial’s position that its shareholders are not entitled to dissenters’ rights in connection with the merger.

The surviving corporation, and the paying agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable to holders of shares of Summit Financial common stock such amounts as are required to be withheld under any tax laws.

Representations and Warranties

In the merger agreement, Summit Financial and Summit National made customary representations and warranties to First Citizens Bank, including representations relating to:

•	corporate existence and power;

•	capitalization;

•	the existence of subsidiaries;

•	the existence of convertible securities, stock options, etc.

•	corporate authorization and the validity of the merger agreement;

•	the existence of any conflicts with the merger agreement and required consents and waivers;

•	Summit Financial’s financial statements, books of accounts and business records;

•	Securities and Exchange Commission and other regulatory filings, including tax returns;

•	absence of material adverse changes;

•	absence of undisclosed liabilities;

•	compliance with laws, licenses, permits and registrations;

•	litigation;

•	real properties and environmental matters;

•	loans, other receivables and other assets;

•	securities portfolios and investments;

•	personal property;

•	intellectual property;

•	brokerage or finder’s commissions;

•	material contracts;

•	employee agreements, benefit plans and other employment matters;

•	insurance and indemnification; and

•	obstacles to regulatory approval.

First Citizens Bank and First Citizens Bancorp made customary representations and warranties to Summit Financial in the merger agreement, including representations relating to:

•	corporate existence and power;

•	corporate authorization and the validity of the merger agreement;

•	the existence of any conflicts with the merger agreement and required consents and waivers;

•	obstacles to regulatory approval;

•	First Citizens Bancorp’s financial statements;

•	absence of certain material adverse changes; and

•	absence of undisclosed liabilities.

Conduct of Business Covenants

Summit Financial and Summit National have agreed that, except as expressly permitted or prohibited in the merger agreement, they and their subsidiaries will conduct their businesses in the ordinary course consistent with past practice from March 7, 2005 until the effective time of the merger.  Specifically included in the merger agreement, Summit Financial and Summit National have agreed that they and their subsidiaries will, among other things:

•	preserve their organizations intact, keep available the services of their present officers and employees and preserve relationships with their customers and others they do business with;

•	maintain their properties and assets in customary repair, order and condition, and continue to maintain in force their current insurance coverage;

•	maintain their books and records in the usual, regular and customary manner;

•	comply with laws, rules and regulations applicable to their businesses;

•	not change materially their loan underwriting policies and procedures except as required by law;

•	maintain their existing insurance policies in effect;

•	promptly advise First Citizens Bank of any actual or known threatened litigation;

•
periodically provide various financial and other information regarding their businesses and operations to First Citizens Bank, and generally provide First Citizens Bank with access to their books, records, files, facilities, etc.;

•	make commercially reasonable efforts to obtain all necessary consents to assignments of leases and contracts; and

•
immediately before the merger, make accruals or accounting entries, or create reserves on its books, or make additional provisions to its allowance for loan losses, that First Citizens Bank considers necessary, appropriate or desirable in anticipation of the merger, and charge-off loans that First Citizens Bank considers to be losses or believes should be charged-off under generally accepted accounting principles, banking regulations or First Citizens Bank’s loan administration policies and procedures.

Additionally, the merger agreement provides that, between March 7, 2005 and the time the merger is completed, neither Summit Financial nor any of its subsidiaries may (with some exceptions), among other things:

•
amend its articles of incorporation, articles of association or bylaws, make any changes in its capital stock, issue any additional capital stock or other securities (other than issuing certificates of deposit or selling portfolio securities for liquidity purposes in the ordinary course of its business or issuing and selling shares of common stock upon the exercise of stock options in effect on the date of the merger agreement), grant options to purchase its capital stock or other securities or purchase or redeem any of its outstanding shares (except that Summit Financial may issue shares of its common stock upon the valid exercise of any options outstanding as of March 7, 2005);

•
declare or pay any cash or stock dividend or make any other distributions on its common stock, except that Summit Financial may pay a cash dividend of $0.075 per share in July 2005 if the merger is not effective by June 30, 2005 and may pay a cash dividend of $0.075 per share in December 2005 if the merger is not effective by November 20, 2005;

•	enter into or adopt any employment or compensation agreement or any bonus or other employee benefit plan or arrangement;

•
except in accordance with existing incentive plans and customary salary administration and review procedures, increase the compensation of, or pay any bonuses or additional compensation to, its officers, directors, employees or consultants, except that special recognition bonuses may be paid up to an aggregate of $50,000;

•	make any changes in its accounting methods, practices or procedures, the nature of its business or the manner in which it does business;

•	acquire or open any new branch offices;

•	agree to buy or sell any real property, except in the ordinary course of business as related to loan foreclosures and “other real estate owned”;

•	agree to buy or sell any personal property above amounts specified in the merger agreement, except as provided for in the merger agreement;

•	mortgage, pledge or otherwise subject to a lien any of its tangible assets, or, except in the ordinary course of business, incur any indebtedness;

•
waive or compromise any rights in its favor of any substantial value, except for money or money’s worth, or waive or compromise any rights in its favor with respect to its officers, directors or shareholders, or members of their families;

•	make any material changes in current deposit policies and procedures, except as may be required for asset-liability management purposes; or

•	surrender, modify or amend any lease agreements other than in connection with the renewal of a lease agreement at the end of its term.

Conditions to the Merger

The merger agreement provides that the respective obligation of each party to effect the merger is subject to the satisfaction or, where applicable, waiver of the following conditions:

•
the approval of the merger agreement by the boards of directors of Summit Financial, Summit National, First Citizens Bank and First Citizens Bancorp and by the shareholders of Summit Financial, Summit National and First Citizens Bank (as of the date of this proxy statement, the only approval of the merger agreement so required that has not been obtained is the approval of the shareholders of Summit Financial);

•
the receipt of all required regulatory approvals, compliance with any conditions or requirements imposed by any regulatory agency as a condition to its approval of the merger and the satisfaction of all other legal requirements necessary in order to complete the merger, without the imposition by any regulatory authority of any condition on such transactions or its approval thereof that is reasonably deemed by First Citizens Bank to so adversely impact the economic or business benefits of the merger agreement to First Citizens Bank as to render it inadvisable for it to consummate the merger; and

•
the lack of any order, decree or injunction, or any pending or threatened investigation of the merger, or any suit, action or proceeding seeking to restrain consummation of the merger or so as to otherwise result in a material adverse effect.

In addition, the obligations of Summit Financial and Summit National to effect the merger are subject to the satisfaction or, where applicable, waiver of the following conditions:

•
agreement) with respect to First Citizens Bank or any events, developments or conditions or circumstances which, individually or in the aggregate, and with the lapse of time or otherwise, reasonably could be expected to cause, create or result in any material adverse change with respect to First Citizens Bank (this condition terminated upon First Citizens Bancorp’s completion of the $75 million subordinated debt offering described below);

•
First Citizens Bank’s compliance in all material respects with all federal and state laws and regulations applicable to the transactions described in the merger agreement where the violation of or failure to comply with any such law or regulation could be expected to have a material adverse effect on First Citizens Bank or its ability to consummate the merger;

•
each of the representations and warranties of First Citizens Bank and First Citizens Bancorp contained in this merger agreement being true and correct in all material respects except for changes or exceptions which, individually or in the aggregate, have not had, and cannot reasonably be expected to have, a material adverse effect on First Citizens Bank or on its ability to consummate the merger;

•
First Citizens Bank and First Citizens Bancorp having performed in all material respects all of their obligations, covenants and agreements in the merger agreement to be performed by them prior to the consummation of the merger, subject to certain exceptions following First Citizens Bancorp’s completion of the $75 million subordinated debt offering described below;

•	the receipt by Summit Financial of a written opinion of legal counsel to First Citizens Bank and First Citizens Bancorp as to certain matters;

•
Summit Financial having received from its financial adviser (1) a written opinion dated one business day before the mailing of this proxy statement to the effect that the terms of the merger, including the consideration to be received by Summit Financial’s shareholders in the merger, are fair, from a financial point of view, to Summit Financial and its shareholders (this opinion was received on ●, 2005 and is included as part of Appendix B to this proxy statement) and (2) a letter dated one day prior to the consummation of the merger to the effect that it remains its opinion that the terms of the merger are fair, from a financial point of view, to Summit Financial and its shareholders;

•	First Citizens Bank having deposited the merger consideration with the paying agent; and

•
First Citizens Bancorp having completed an issuance and sale of subordinated debt securities in an aggregate original principal amount of not less than $75 million (First Citizens Bancorp completed this issuance and sale prior to the date of this proxy statement).

The obligations of First Citizens Bank and First Citizens Bancorp to effect the merger are subject to the satisfaction or, where applicable, waiver of the following conditions:

•
the nonoccurrence after March 7, 2005 of any material adverse change (as defined in the merger agreement) with respect to Summit Financial or Summit National or any events, developments or conditions or circumstances which, individually or in the aggregate, and with the lapse of time or otherwise, reasonably could be expected to cause, create or result in any material adverse change with respect to Summit Financial or Summit National;

•
Summit Financial’s and Summit National’s compliance in all material respects with all federal and state laws and regulations applicable to the transactions described in the merger agreement where the violation of or failure to comply with any such law or regulation could be expected to have a material adverse effect on Summit Financial or Summit National or on their ability to consummate the merger;

•
each of the representations and warranties of Summit Financial and Summit National contained in the merger agreement being true and correct in all material respects except for changes or exceptions which, individually or in the aggregate, have not had, and cannot reasonably be expected to have, a material adverse effect on Summit Financial or Summit National or on their ability to consummate the merger;

•
Summit Financial and Summit National having performed in all material respects all of their obligations, covenants and agreements in the merger agreement to be performed by them prior to the consummation of the merger;

•	the employment agreements between Summit National and James G. Gulledge, Jr., James B. Schwiers and J. Stephen Rush remaining in full force and effect;

•	the receipt of appropriate option release forms from all Summit Financial stock option holders and the termination of all outstanding options as of the effective time of the merger;

•	the delivery of consents to assignments of contracts and leases to First Citizens Bank as required under the terms of the agreement;

•	the receipt by First Citizens Bank of a written opinion of legal counsel to Summit Financial and Summit National as to certain matters; and

•
First Citizens Bancorp having completed an issuance and sale of subordinated debt securities in an aggregate original principal amount of not less than $75 million on terms and at rates specified in the merger agreement (First Citizens Bancorp completed this issuance and sale prior to the date of this proxy statement).

Insurance and Indemnification

The merger agreement provides that First Citizens Bank, as the surviving corporation in the merger, will indemnify present and former directors and officers of Summit Financial and its subsidiaries against liabilities arising from matters existing or occurring at or before the merger to the same extent that they would have been indemnified by Summit Financial and its subsidiaries had the merger not occurred.  The merger agreement also provides that, immediately prior to the merger, Summit Financial and Summit National shall purchase “tail” coverage with respect to their directors’ and officers’ liability and errors and omissions liability insurance, effective at the effective time of the merger and for the maximum term available and in the same amount of coverage as is provided by the then-existing directors’ and officers’ liability and errors and omissions liability insurance policies, provided that the total costs of such tail coverage shall not exceed an aggregate of $75,000 without First Citizens Bank’s prior written approval.

Nonsolicitation of Acquisition Proposals

Summit Financial has agreed that, unless due to a material change in circumstances after March 7, 2005, Summit Financial’s board of directors reasonably believes in good faith after consultation with its outside counsel and advisers that any such action or inaction would violate the directors’ duties to Summit Financial or its shareholders, Summit Financial will not, directly or indirectly:

•
encourage, solicit or attempt to initiate discussions, negotiations or offers with or from any other person relating to a merger or other acquisition of Summit Financial or any of its subsidiaries or the purchase or acquisition of any equity or other securities (other than certificates of deposit) of Summit Financial or any of its subsidiaries, any Summit National branch office, or all or any significant part of the assets of Summit Financial or any of its subsidiaries, or provide assistance to any person in connection with such an offer;

•
except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning Summit Financial or any of its subsidiaries, or give any other person access to the properties, facilities, books or records of Summit Financial or any of its subsidiaries;

•	sell or transfer any Summit National branch office or all or any significant part of the assets of Summit Financial or any of its subsidiaries to any other person or entity; or

•	enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval, by the mutual agreement of Summit Financial and First Citizens Bank.  The merger agreement also may be terminated by either Summit Financial or First Citizens Bank alone, or by action of either of its boards of directors, if, among other things:

•	any of the conditions to its obligations have not been satisfied in all material respects or effectively waived by it in writing by September 30, 2005;

•	the other party has violated or failed to fully perform any of its obligations, covenants or agreements under the merger agreement in any material respect;

•
any of the other party’s representations or warranties were false or misleading in any material respect when made, or there occurs any event or development or there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, might cause any of the other party’s representations or warranties to become false or misleading in any material respect;

•	Summit Financial’s shareholders do not approve the merger agreement; or

•	the merger does not become effective on or before December 31, 2005, or by a later date agreed upon in writing by Summit Financial and First Citizens Bank.

First Citizens Bank may terminate the merger agreement if:

•
it reasonably believes that (A) the total of the costs and expenses that it could incur in fully correcting all material defects identified by it that are described in clause (1) or (3) of the definition of “material defect” below, plus (B) the total of the costs and expenses that it could incur in fully correcting all material defects identified by it that are described in clause (4) of the definition of material defect below and/or all other amounts for which Summit Financial or any of its subsidiaries could become responsible or liable, or for which First Citizens could become responsible or liable, whether before or after the effective time of the merger, related to all those material defects described in clause (4) of the definition of “material defect” below, plus (C) the total of the costs and expenses incurred, or which would be incurred prior to the closing of the merger, by Summit Financial and Summit National in correcting material defects, exceed an aggregate of $1,500,000, or

•	it identifies one or more material defects described in clause (2) of the definition of “material defect” below.

For purposes of the merger agreement, a “material defect” includes:

1.
the existence of any lien (other than the lien of real property taxes not yet due and payable), encumbrance, title imperfection or title irregularity relating to any real property other than (A) real property leased by Freedom Finance as its offices, (B) other real property that was acquired by Summit National in connection with the foreclosure in the ordinary course of its business of a mortgage that secured one of its loans or (C) Summit National’s landlord’s fee title (but not Summit National’s leasehold interest) in the real property leased by Summit National at 937 North Pleasantburg Drive and 800 E. North Street in Greenville, South Carolina;

2.
the existence of any zoning restriction, easement, covenant or other restriction, or the existence of any facts or conditions that constitute a breach of certain of Summit Financial’s and Summit National’s representations and warranties in the merger agreement relating or with respect to any real property other than property described in 1(A) or 1(B), in either such case that First Citizens Bank reasonably believes will materially adversely affect its use of that real property for the purpose for which and in the manner in which it currently is used or the value or marketability of that real property;

3.
the existence of any structural defects or conditions of disrepair in the improvements on any parcel of real property other than property described in 1(A) or 1(B) (including any equipment, fixtures or other components related thereto); or

4.
the existence of facts or circumstances relating to any real property other than property described in 1(A) or property described in 1(B) that has not been operated or managed by Summit National and with respect to which Summit National has not engaged in any activities that would result in its loss of lender liability protections under applicable environmental laws, reflecting that (A) there likely has been a discharge, disposal, release, threatened release or emission by any person of any hazardous substance on, from, under, at or relating to that real property, or (B) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to that real property (including, without limitation, any removal or disposal of materials from the real property) which constitutes or would constitute a violation of any environmental laws or any contract or other agreement between Summit Financial or any of its subsidiaries and any other person or entity, as to which, in either such case, First Citizens reasonably believes, based on the advice of legal counsel or other consultants, that Summit Financial or any of its subsidiaries could incur costs or become responsible or liable, or that First Citizens Bank could incur costs or become responsible or liable, whether before or after the effective time of the merger, for assessment, removal, remediation, monetary damages (including without limitation any liability to other persons for property damage or personal injury), or civil, criminal or administrative penalties or other corrective action.

First Citizens Bank may terminate the merger agreement if a meeting of Summit Financial’s shareholders to approve the merger agreement is not held by September 30, 2005.  First Citizens Bank may also terminate the merger agreement if Summit Financial’s board of directors does not recommend approval of the merger in this proxy statement or withdraws, qualifies or revises its recommendation in any respect materially adverse to First Citizens Bank.

Summit Financial may terminate the merger agreement if Summit Financial’s board of directors determines in good faith, after consultation with and receipt of the advice of its outside counsel and financial advisers, that in light of a “superior proposal” (as defined below) it is necessary to terminate the merger agreement in order to comply with its fiduciary duties to Summit Financial and its shareholders under applicable law; provided, however, that Summit Financial may terminate the merger agreement under that provision only if it concurrently enters into an “acquisition agreement” (as defined below) related to a superior proposal; and, provided further, however, that the merger agreement may be so terminated only after First Citizens Bank is given ten business days’ notice and an opportunity to match the superior proposal.  “Superior proposal” means an unsolicited, bona fide, written offer made by a third party to consummate an “acquisition proposal” (as defined below) that Summit Financial’s board of directors determines, in good faith, after consulting with its outside legal counsel and its financial adviser, would, if consummated, result in a transaction that is more favorable to the shareholders of Summit Financial than the transactions contemplated by the merger agreement.  “Acquisition proposal” means any proposal or offer with respect to (i) any merger, consolidation, share exchange, business combination or other similar transaction involving Summit Financial or Summit National, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of Summit Financial’s consolidated assets in a single transaction or series of related transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of Summit Financial’s or Summit National’s capital stock, or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith. “Acquisition agreement” means any letter of intent, agreement in principle, acquisition agreement or other similar agreement, in any case in writing, that relates to or provides for any transaction that is described in or contemplated by the term “acquisition proposal.”

Termination Fees

Termination fees may be payable in connection with the termination of the merger agreement in the following circumstances:

•
If First Citizens Bank terminates the merger agreement in certain circumstances because Summit Financial’s board of directors fails to recommend to Summit Financial’s shareholders that they vote for approval of the merger agreement (or, after having made such a recommendation, withdraws, qualifies or revises that recommendation in any material respect), then Summit Financial will owe First Citizens Bank a $500,000 termination fee, and Summit Financial and Summit National will jointly and severally owe an additional $1 million if Summit Financial or Summit National executes or enters into a letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to certain other transactions within 12 months after such termination.

•
If First Citizens Bank terminates the merger agreement in certain circumstances because of certain material breaches by either of Summit Financial or Summit National of certain of their obligations, covenants or agreements contained in the merger agreement, then Summit Financial and Summit National will jointly and severally owe First Citizens Bank a $500,000 termination fee, and will owe an additional $1 million if an “acquisition proposal” (as discussed above in “Proposal 1-Approval of Merger Agreement-The Merger Agreement-Termination of the Merger Agreement” beginning on page 19) is publicly disclosed or is otherwise made known to Summit Financial’s senior management or board of directors between March 7, 2005 and the date of such termination and Summit Financial or Summit National executes or enters into an acquisition agreement within 12 months after such termination.

•
If First Citizens Bank terminates the merger agreement in certain circumstances because Summit Financial’s shareholders do not approve the merger agreement at a meeting of Summit Financial’s shareholders called to approve the merger agreement or because, despite the material compliance by First Citizens Bank and First Citizens Bancorp with certain covenants in the merger agreement regarding the preparation of a proxy statement for the shareholders meeting and certain applications for regulatory approvals relating to the merger, the shareholders meeting is not held by September 30, 2005, then Summit Financial and Summit National will jointly and severally owe First Citizens Bank a $1.5 million termination fee if, at any time between March 7, 2005 and the date 12 months after such termination, Summit Financial or Summit National executes or enters into another acquisition agreement, but only if an acquisition proposal is publicly disclosed or is otherwise made known to Summit Financial’s senior management or board of directors at any time between March 7, 2005 and the date of the Summit Financial shareholders meeting (or, in the case of a termination by First Citizens Bank as a result of the Summit Financial shareholders meeting not being held by September 30, 2005, between March 7, 2005 and the date of such termination).

•
If Summit Financial terminates the merger agreement in certain circumstances because of certain material breaches by either of First Citizens Bank or First Citizens Bancorp of certain of their obligations, covenants or agreements contained in the merger agreement, then First Citizens Bank and First Citizens Bancorp will jointly and severally owe Summit Financial a $500,000 termination fee.

•
If Summit Financial terminates the merger agreement in certain circumstances to accept a “superior proposal” (as discussed above in “Proposal 1-Approval of Merger Agreement-The Merger Agreement-Termination of the Merger Agreement” beginning on page 19), then Summit Financial and Summit National will jointly and severally owe First Citizens Bank a $1.5 million termination fee.

•
If Summit Financial terminates the merger agreement in certain circumstances because Summit Financial’s shareholders do not approve the Merger at the Summit Financial shareholders meeting despite the material compliance by Summit Financial and Summit National with certain covenants in the merger agreement regarding the preparation of a proxy statement for the Summit Financial shareholders meeting and certain applications for regulatory approvals relating to the merger and with certain other covenants relating to the Summit Financial shareholders meeting, then Summit Financial and Summit National will jointly and severally owe First Citizens Bank a $1.5 million termination fee if, at any time between March 7, 2005 and the date 12 months after such termination, Summit Financial or Summit National executes or enters into another acquisition agreement, but only if an acquisition proposal is publicly disclosed or is otherwise made known to Summit Financial’s senior management or board of directors at any time between March 7, 2005 and the date of the Summit Financial shareholders meeting.

Amendment, Extension and Waiver

Any term or condition of the merger agreement (except as to matters of shareholder and regulatory approvals and other approvals required by law) may be waived in writing, either in whole or in part, if the waiving party determines that the waiver would not adversely affect its interests or the interests of its shareholders.  The merger agreement may be amended, modified or supplemented at any time or from time to time prior to the effective time, and either before or after its approval by Summit Financial’s shareholders, by an agreement in writing approved by the board of directors of Summit Financial, and the board of directors or an executive committee of First Citizens Bank.  However, following approval of the merger agreement by Summit Financial’s shareholders, Summit Financial’s board of directors may not amend the merger agreement to change the amount of consideration into which Summit Financial’s common stock will be converted at the effective time unless that change also is approved by Summit Financial’s shareholders.

Recommendation of the Board of Directors

Summit Financial’s board of directors has unanimously determined that, in light of the factors described in the section of this proxy statement entitled “Proposal 1–Approval of Merger Agreement–Reasons for the Recommendation of the Board of Directors,” the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Summit Financial and its shareholders, has unanimously adopted the merger agreement and unanimously recommends the merger agreement to Summit Financial’s shareholders.

Reasons for the Recommendation of the Board of Directors

In reaching its conclusion that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Summit Financial and its shareholders, the board of directors considered certain favorable factors, including but not limited to the following:

•
the fact that the merger provides a return for shareholders that the board of directors believes cannot be assured by continued operations under Summit Financial’s existing structure as a thinly-traded public company;

•	the uncertainty of any potential alternative transaction that would yield a superior value to shareholders;

•	the liquidity and certainty of value presented to shareholders by the all-cash merger consideration;

•	the opinion of Ewing that the terms of the proposed merger are fair, from a financial point of view, to Summit Financial’s shareholders; and

•	the likelihood that the merger will be completed, including the likelihood that the regulatory and shareholder approvals needed to complete the merger will be obtained.

The board of directors also considered a number of unfavorable factors, including but not limited to the following:

•	the potential diversion of management resources from operational matters;

•	the prohibitions in the merger agreement from soliciting alternative transactions;

•	the fact that gains arising from an all-cash transaction would be taxable to holders of common stock for United States federal income tax purposes;

•	the possibility of having to pay First Citizens Bank up to a $1.5 million termination fee pursuant to the merger agreement;

•	the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

•	the fact that some of Summit Financial’s officers and directors have interests in the merger that are in addition to their interests as shareholders; and

•	the possibility of not receiving shareholder approval and having to bear legal fees and Ewing’s fairness opinion fee.

The discussion of the information and factors considered by the board of directors is not exhaustive, but includes all material factors considered by the board.  In view of the wide variety of factors considered by the board in connection with its evaluation of the merger and the complexity of these matters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision.  The board evaluated the factors described above, including asking questions of management and Summit Financial’s legal and financial advisors, and reached the unanimous decision that the merger was in the best interests of Summit Financial and its shareholders.  In considering the factors described above, individual members of the board of directors may have given different weights to different factors.  The board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Opinion of Financial Advisor to Summit Financial

Ewing is a nationally recognized investment banking firm with a significant focus on financial institutions in the Southeast.  In the ordinary course of its investment banking activities, Ewing is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  By letter dated September 23, 2004 and executed September 28, 2004, Summit Financial retained Ewing to act as its financial advisor in connection with a possible sale or merger transaction involving Summit Financial.

At the February 22, 2005 meeting of the board of directors of Summit Financial, Ewing reviewed with the board its financial analysis of the proposed merger.  At the March 7, 2005 meeting of the board of directors of Summit Financial, Ewing reviewed its updated financial analysis of the proposed merger and opined that, as of that date, and subject to the considerations set forth in the opinion, the terms of the merger were fair, from a financial point of view, to the shareholders of Summit Financial.

In connection with this proxy statement, Ewing has confirmed its opinion dated March 7, 2005 by delivering to the board of directors its updated opinion that, as of ●, 2005, and subject to the considerations set forth in the opinion, the terms of the proposed merger were fair from a financial point of view to Summit Financial’s shareholders.  In rendering its updated opinion, Ewing confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which such analyses were based, performing procedures to update certain of the analyses and reviewing other factors considered in connection therewith.

The full texts of Ewing’s March 7, 2005 and ●, 2005 opinions are attached as Appendix B to this proxy statement.  The opinions outline the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Ewing in rendering its opinion.  The descriptions of the opinions set forth below are qualified in their entirety by reference to the opinions.  We urge Summit Financial shareholders to read the entire opinions carefully in connection with their consideration of the proposed merger.

Ewing’s opinions are directed to the Summit Financial board of directors and relate only to the fairness of the terms of the merger, including the consideration to be received by Summit Financial shareholders, from a financial point of view.  Ewing’s opinions do not address any other aspect of the proposed merger and are not recommendations to any Summit Financial shareholder as to how such shareholder should vote at the Summit Financial shareholders meeting.

Material and Information Considered with Respect to the Merger

In arriving at its March 7, 2005 and ●, 2005 opinions, Ewing, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available financial statements and other historical financial and operating information of Summit Financial’s that Ewing deemed relevant;

•	reviewed and discussed with Summit Financial’s management financial projections for Summit Financial for the fiscal year ending December 31, 2005 prepared by Summit Financial’s management;

•	held discussions with members of Summit Financial’s management regarding the business, financial condition, results of operations and prospects of Summit Financial;

•	reviewed certain publicly available financial statements of First Citizens Bancorp that Ewing deemed relevant;

•	reviewed and analyzed financial and market information relating to other publicly traded commercial banking companies considered by Ewing to be reasonably similar to Summit Financial;

•	reviewed and analyzed the financial terms of recent business combinations in the commercial banking industry considered by Ewing to be reasonably similar to those contemplated by the merger agreement;

•	reviewed certain publicly available information with respect to historical market prices and trading activity of Summit Financial’s common stock;

•	considered the current market environment generally and the banking environment in particular; and

•	conducted other financial and market studies, analyses and inquiries, and considered other information that Ewing deemed relevant.

In performing its reviews and analyses and in rendering its opinions, Ewing assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and further relied on the assurances of members of senior management of Summit Financial that they were not aware of any facts or circumstances that would make such information inaccurate or misleading.

With respect to the financial projections of Summit Financial provided to or discussed with it, Ewing has assumed, without independent verification or investigation, that such projections were reasonably prepared on a basis reflecting the best currently available information, estimates and judgments of Summit Financial as to the future financial performance of Summit Financial.

In arriving at its opinions, Ewing did not conduct a physical inspection of the properties and facilities of Summit Financial, and did not make nor obtain any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of Summit Financial, nor did it examine any individual credit files.

The Ewing opinions are necessarily based upon market, economic and other conditions as they existed and could be evaluated, and the information made available to Ewing, as of the dates of its opinions. The financial markets in general and the market for the common stock of Summit Financial, in particular, are subject to volatility, and Ewing’s opinions did not address potential developments in the financial markets or the market for the common stock of Summit Financial after the date of its opinions. Ewing’s opinions did not address the relative merits of the merger as compared to any alternative business strategies that might exist for Summit Financial, nor did it address the effect of any other business combination in which Summit Financial might engage.  For purposes of its opinions, Ewing assumed that the proposed merger would be consummated substantially in accordance with the terms of the merger agreement.

Subsequent developments may affect Ewing’s opinions, and Ewing does not have any obligation to update, revise or reaffirm its opinions after the date of this proxy statement.

In preparing its opinions, Ewing performed a variety of financial and comparative analyses, a summary of which are described below. The summary is not a complete description of the analyses underlying Ewing’s opinions. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, Ewing believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and Ewing’s opinions.

In performing its analyses, Ewing made numerous assumptions with respect to Summit Financial, First Citizens Bank, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of Summit Financial and First Citizens Bank. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

Ewing’s opinions and analyses were only one of many factors considered by the Summit Financial board of directors in its evaluation of the proposed merger, and should not be viewed as determinative of the views of the Summit Financial board of directors or management of Summit Financial with respect to the proposed merger or the consideration to be received by Summit Financial’s shareholders in the proposed merger. The per share merger consideration in the proposed merger was determined on the basis of negotiations between Summit Financial and First Citizens Bank. Summit Financial’s decision to enter into the proposed merger was made solely by the Summit Financial board of directors.

The following is a summary of the material financial and comparative analyses presented to the Summit Financial board of directors by Ewing on March 7, 2005, in connection with its opinion dated ●2005.

Summary of Proposal

Ewing reviewed the financial terms of the proposed transaction.  Based upon a cash payment of $22.00 for each outstanding share of Summit Financial’s common stock and a cash payment equal to $22.00 minus the exercise price for each outstanding option to purchase Summit Financial’s common stock, Ewing calculated the total transaction value to be approximately $110,030,000.  Based upon financial information for Summit Financial as of or for the year ended December 31, 2004, Ewing calculated the following ratios:

Transaction value/2004 earnings	24.79x
Transaction value/12/31/04 book value	295.26%
Transaction value/12/31/04 tangible book value	296.75%
Transaction value as a percentage of 12/31/04 deposits	47.48%

Ewing noted that the price paid for the outstanding shares of Summit Financial’s common stock represented a 5.2% premium to the January 5, 2005 (the day before the board agreed to reject a purchase price of less than $22.00 per share) closing price of Summit Financial’s common stock and a 5.6% discount to the March 4, 2005 (the day before the board approved the merger agreement) closing price of Summit Financial’s common stock.

Analysis of Selected Publicly-Traded Reference Companies

Ewing reviewed and compared publicly available financial data, market information and trading multiples for Summit Financial and a group of financial institutions selected by Ewing.  The Summit Financial Peer Group consisted of the following 30 publicly traded banks and bank holding companies located in the Southeast that were closest in size to Summit Financial as measured by total assets as of December 31, 2004:

1st State Bancorp, Inc.	First Community Corporation
Alliance Bankshares Corporation	Great Pee Dee Bancorp, Inc.
American Community Bancshares, Inc.	Greater Atlantic Financial Corp.
Bancshares of Florida, Inc.	Greenville First Bancshares, Inc.
Bank of South Carolina Corporation	Habersham Bancorp
Bank of the Carolinas	James Monroe Bancorp, Inc.
BOE Financial Services of VA	Jefferson Bancshares, Inc.
Britton & Koontz Capital Corporation	Millennium Bankshares Corporation
Carolina Bank Holdings, Inc.	Monarch Bank
Central Virginia Bankshares, Inc.	Pointe Financial Corporation
Coast Financial Holdings, Inc.	Shore Financial Corporation
Community Capital Bancshares, Inc.	Southcoast Financial Corporation
Community Financial Corporation	Southwest Georgia Financial Corp.
Crescent Financial Corporation	Union Financial Bancshares, Inc.
Fauquier Bankshares, Inc.	WGNB Corp.

The analysis compared publicly available financial and market trading information for Summit Financial and for each bank and bank holding company in the Summit Financial Peer Group as of and for the latest twelve months (“LTM”) ended December 31, 2004, with pricing data as of March 3, 2005.  The table below sets forth the data for Summit Financial and the mean and median data for the Summit Financial Peer Group.

Comparable Group Analysis (1)

	Summit Financial	Peer Group Mean	Peer Group Median
Total assets (in thousands)	$320,938	$346,130	$372,527
Asset growth rate LTM	(6.68%)	23.83%	19.79%
Total deposits (in thousands)	$231,718	$264,533	$266,767
Deposit growth rate LTM	(9.84%)	22.46%	17.28%
Price/LTM earnings	25.60x	23.25x	22.60x
Price/Book value	2.79x	1.70x	1.71x
Return on average assets LTM	1.36%	0.74%	0.77%
Return on average equity LTM	12.81%	7.28%	8.37%
Net interest margin LTM	4.33%	3.64%	3.72
Equity/Assets	11.61%	10.61%	9.52%
Loans/Deposits	104.64%	88.93%	91.80%
Efficiency ratio	53.86%	69.85%	66.91%
Nonperforming assets/Total assets	0.23%	0.37%	0.30%

(1)     Financial information obtained from SNL Financial for the periods indicated

Ewing then applied the mean and median price multiples resulting from the analysis above to Summit Financial’s LTM earnings per share and book value per share. This analysis yielded a range of implied equity values per share for Summit Financial of between $14.03 and $20.93.

Ewing noted that none of the companies used in the market analysis of selected publicly traded companies was identical to Summit Financial.  Consequently, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly-traded companies.

Analysis of Selected Merger and Acquisition Transactions

Ewing reviewed and analyzed the financial terms, to the extent publicly available, of 18 completed or pending merger or acquisition transactions involving the following banks and bank holding companies in the Southeast with total assets of $200 million to $400 million announced between March 7, 2002 and March 7, 2005:

Buyer Name	Seller Name
Synovus Financial Corp.	Trust One Bank
Synovus Financial Corp.	United Financial Holdings, Inc.
The South Financial Group, Inc.	Pointe Financial Corporation
Synovus Financial Corp.	FNB Newton Bankshares, Inc.
Colonial BancGroup, Inc.	Palm Beach National Holding Company
Main Street Banks, Inc.	First Colony Bancshares, Incorporated
BancTrust Financial Group, Inc.	CommerceSouth, Inc.
Seacoast Banking Corporation of Florida	Century National Bank
NBC Capital Corporation	Enterprise Bancshares, Inc.
United Community Banks, Inc.	First Georgia Holding, Inc.
FNB Corp.	Bedford Bancshares, Inc.
First Citizens Bancorporation, Inc.	First Banks, Inc.
Southern Community Financial Corp.	Community Bank
Synovus Financial Corp.	People’s Florida Banking Corporation
Capital City Bank Group, Inc.	First Alachua Banking Corporation
First Community Corporation	DutchFork Bancshares, Inc.
SNB Bancshares, Inc.	Bank of Gray
The South Financial Group, Inc.	Central Bank of Tampa

For the selected transactions, Ewing analyzed, among other things, total transaction price as a multiple of LTM earnings and book value and as a percentage of deposits. All multiples and percentages for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. The following table sets forth the mean and median multiples and percentages indicated by this analysis:

Comparable Group Analysis (1)

	Mean Multiple/%	Median Multiple/%
Transaction Price/LTM Earnings	23.84x	23.30x
Transaction Price/Book Value	273.15%	263.58%
Transaction Price/Deposits	30.46%	30.42%

(1)   Financial information obtained from SNL Financial for the periods indicated

Ewing then applied the mean and median multiples and percentages resulting from the analysis above to the LTM earnings, book value and deposits for Summit Financial. This analysis yielded a range of implied equity values for Summit Financial of between $70,489,000 and $105,826,000.

Ewing noted that no transaction considered in the analysis of selected merger and acquisition transactions is identical to the proposed merger. All multiples and percentages for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the periods in which the selected transactions occurred.

Discounted Dividend and Terminal Value Analysis

Ewing performed a discounted cash dividend and terminal value analysis in order to estimate the net present value of Summit Financial’s equity.  Ewing’s analysis was based upon projections provided by Summit Financial’s management for the fiscal year ending December 31, 2005 and Ewing’s assumption of an annual earnings growth rate of 12% for the fiscal years December 31, 2006 through December 31, 2009.  Using Summit Financial’s current target dividend payout ratio of 17%, Ewing assumed a dividend payout of 17% for the fiscal year ending December 31, 2005 and an increase in the payout ratio of 5% in each of the fiscal years ending December 31, 2006 through December 31, 2009.  To approximate the terminal value of Summit Financial’s equity as of December 31, 2009, Ewing applied a price/earnings multiple of 23.35x and a price/book value multiple of 2.16x.  These multiples represent the averages of yearly average price/earnings and price/book value multiples relating to bank acquisitions in the Southeast for each of the years from 1995 through 2004.  The dividend income stream and terminal values were then discounted to present values using discount rates ranging from 12% to 14%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Summit Financial common stock.  This analysis yielded an imputed range of stand-alone values of Summit Financial equity of $74,345,000 to $107,820,000.

Ewing noted that the discounted dividend and terminal value analysis is a widely used valuation methodology, but that the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Stock Trading History

Ewing reviewed the reported bid and asked prices, trading prices and trading volumes of Summit Financial’s common stock for a period of one year ending on the last trading day prior to the announcement date of the proposed merger.  Trading data reviewed and analyzed by Ewing revealed that Summit Financial’s common stock is thinly traded.  For the one-year period reviewed by Ewing, which consisted of 253 trading days, there were 184 trading days in which 1,000 or fewer shares of Summit Financial’s common stock were traded, including 93 days in which the trading volume was zero.  With respect to trading activity in Summit Financial’s common stock, Ewing observed that the spread between the bid price and ask price at any given time tended to be relatively wide and that a modest volume of buying or selling could produce relatively significant movement, upward or downward, in the price of the stock.  The table below sets forth selected data relating to closing prices and trading volume of Summit Financial’s common stock for the one-year period ended March 4, 2005.

Selected Trading Data Relating to Summit Financial’s Common Stock

Period of Time	Closing Price			Average Daily Volume
	High	Average	Low
3/4/04 - 3/4/05	$23.31	$17.75	$19.29	984 shares

In view of the fact that Summit Financial’s shareholders will receive only cash in connection with the merger, Ewing did not deem to be relevant certain other valuation analyses such as contribution analysis, pro forma merger analysis and financial impact analysis, which analyses are more commonly performed in cases where the consideration paid to the target’s shareholders includes securities of the acquiring entity.

Summit Financial has either paid or has agreed to pay Ewing the following fees in connection with its engagement: (i) a retainer fee of $25,000 upon execution of Ewing’s advisory agreement with Summit Financial; (ii) a fairness opinion fee of $200,000 for Ewing’s delivery of its final opinion, payable at the closing of the merger or otherwise upon the termination of Ewing’s engagement and (iii) a transaction fee equal to approximately 0.8% of the aggregate merger consideration paid to the shareholders of Summit Financial contingent upon the consummation of the merger.  Summit Financial has also agreed to reimburse certain of Ewing’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Ewing and its officers, directors, employees, affiliates, agents, counsel and other advisors against certain expenses and liabilities, including liabilities under securities laws.

Interests of Certain Persons in the Merger

Some of Summit Financial’s directors and executive officers have interests in the merger that are in addition to or different from the interests of Summit Financial’s shareholders.  The board of directors was aware of these interests and considered them in approving the merger agreement.  Except as described below, to our knowledge, Summit Financial’s directors and executive officers do not have any material interests in the merger apart from their interests as shareholders.

Employment Agreements.  Each of Summit Financial’s executive officers other than Mr. Schwiers (who entered into a new employment agreement effective March 7, 2005) has an employment agreement with Summit Financial containing severance provisions that provide the executive officer with significant economic protection if he or she is fired without “cause” or quit with “good reason,” in each case as defined in the agreement, following or during the pendency of a “change in control” as defined in the agreement.  The merger will be a “change in control” under the agreements.  The total amount that would be payable to Summit Financial’s executive officers if their severance payments were triggered is approximately $1,918,000 ($909,000 to Mr. Potter, $536,000 to Ms. Bettendorf and $473,000 to Mr. Bagnal).  Each agreement also requires the continuation of life, disability and medical insurance for the executive officer, paid for by Summit Financial, for a 12-month period following a termination of employment that triggers the severance payments.

In connection with the merger agreement, Summit Financial entered into a new employment agreement dated March 7, 2005 with Mr. Schwiers to provide for the terms of Mr. Schwiers’s continuing employment with Summit Financial before the merger and with First Citizens Bank following the merger.  Mr. Schwiers’s new employment agreement provides for a term commencing March 7, 2005 and continuing for a period of three years following the effective time of the merger at a base salary of $188,500.  It also provides for an initial bonus of $50,000 immediately prior to the consummation of the merger and an additional bonus if Mr. Schwiers is still employed by First Citizens Bank on the third anniversary of the merger.  The new employment agreement contains noncompetition, nonsolicitation, nonpiracy and confidentiality provisions designed to protect the employer.  The agreement provides that between the effective date thereof (March 7, 2005) and the date the merger is consummated, Mr. Schwiers’s employment agreement dated September 2, 1999 is suspended.  If the merger does not occur prior to December 31, 2005, Mr. Schwiers’s March 7, 2005 employment agreement will terminate and the September 2, 1999 employment agreement will be reinstated retroactive to March 7, 2005.

Stock Options and Restricted Stock.  Effective with the closing of the merger transaction, in accordance with the terms of the existing stock option and restricted stock plans, the vesting of all outstanding options and restricted stock will accelerate.  In exchange for signing an option release, holders of options will be entitled to receive for each share that may be acquired pursuant to their options, a cash payment equal to the amount by which $22.00 exceeds the exercise price per share of stock covered by the option.  As of the record date, there were 663,297 options outstanding, of which 424,800 were held by executive officers (all of whom are named executive officers in the stock ownership table on page 38) and directors, all of which were fully vested.  In addition, as of the record date there were 6,000 shares of restricted stock held by officers, of which 4,800 shares had restrictions which were not fully lapsed.  Upon closing and the acceleration of the lapse of restrictions, these outstanding shares will have all the rights of other shares of common stock and will be converted into $22.00 cash per share as contemplated in the merger agreement.

Protection of Directors and Officers Against Claims.  As a result of the merger, First Citizens Bank will become responsible for Summit Financial’s and Summit National’s obligations under South Carolina law and the articles of incorporation and bylaws of Summit Financial and Summit National to indemnify the officers and directors of Summit Financial and its subsidiaries for liabilities arising out of their status as officers and directors before the merger.  The merger agreement provides that immediately prior to the effective time of the merger, Summit Financial will purchase “tail” coverage for the maximum term available, and under and in the same amount of coverage as is provided by Summit Financial’s current directors’ and officers’ liability and errors and omissions liability insurance policies; provided, however, that the total costs of such tail coverage cannot exceed an aggregate of $75,000 without First Citizens Bank’s written approval.

Material Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the material United States federal income tax consequences to Summit Financial shareholders who receive cash in exchange for their common stock in the merger.  This summary is based upon the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, judicial authorities and administrative rulings, published positions of the IRS, and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).  No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described in this proxy statement.  This summary does not purport to be a complete analysis of all potential tax effects of the merger.  For example, it does not consider the effect of any applicable state, local or foreign tax laws.  In addition, it does not address all aspects of federal income taxation that may affect particular shareholders in light of their particular circumstances, including:

•	shareholders that are insurance companies;

•	shareholders that are tax-exempt organizations;

•	shareholders that are financial institutions or brokers or dealers;

•	shareholders who hold their common stock as part of a hedge, straddle or conversion transaction;

•	shareholders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation;

•	shareholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts with respect to the United States;

•	persons liable for alternative minimum tax;

•	persons whose “functional currency” is not the U.S. dollar; and

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings.

The following summary assumes that shareholders hold their common stock as a “capital asset” (generally, property held for investment).

Treatment of Holders of Common Stock

The conversion of common stock into cash in the merger will be a taxable transaction.  Generally, this means that shareholders will recognize a capital gain or loss equal to the difference between:

•	the amount of cash shareholders receive in the merger, and

•	their tax basis in the common stock (which is usually a shareholder’s original cost for the stock if the shareholder acquired it by purchase).

For individuals and some other types of noncorporate shareholders, capital gain will be taxable at a maximum federal capital gains rate of 15% if such shareholders have held the common stock for more than one year at the effective time of the merger.  For shareholders that are corporations, the maximum federal income tax rate applicable to such shareholders’ capital gains is 35%.  Capital losses are subject to limitations on deductibility for both corporations and individuals.

A shareholder who is entitled to and who exercises dissenters’ rights with respect to such shareholder’s common stock with respect to the merger and receives payment for such stock in cash will generally recognize capital gain or loss, measured by the difference between the amount of cash received and the shareholder’s adjusted tax basis in the common stock (but see “Proposal 1–Approval of Merger Agreement–Dissenters’ Rights” beginning on page 33, for a discussion of Summit Financial’s position that its shareholders are not entitled to dissenters’ rights in connection with the proposed merger).  Holders of Summit Financial common stock demanding the purchase of their stock at fair value should keep in mind that the fair value of their stock determined under Chapter 13 of the South Carolina Business Corporation Act could be more, the same or less than the merger consideration they are entitled to receive under the merger agreement if they do not demand the payment for their stock at fair value.  Holders of Summit Financial common stock who intend to assert dissenters’ rights with respect to the merger are urged to consult their own tax advisors.

Backup Withholding

A shareholder may be subject to backup withholding at the rate of 28% with respect to the gross proceeds it receives in the merger unless:

•
it is a corporation or other exempt recipient and, when required, it establishes this exemption on IRS Form W-9, a substitute Form W-9 acceptable to the surviving corporation or in another manner acceptable to the surviving corporation, or

•
the shareholder provides its correct taxpayer identification number to the surviving corporation on IRS Form W-9 or on a substitute Form W-9 acceptable to the surviving corporation, certifying that it is not currently subject to backup withholding and otherwise complying with applicable requirements of the backup withholding rules.

Any amount withheld under these rules will be creditable against a shareholder’s federal income tax liability.

The surviving corporation will report to shareholders and to the IRS the amount of any reportable payments (including payments made to shareholders pursuant to the merger) and any amount withheld pursuant to the merger.

Shareholders should consult their own tax advisors with respect to the particular federal income tax consequences to them of the merger as well as any tax consequences that may arise under the laws of any relevant state, local or foreign taxing jurisdiction.

Accounting Treatment

The merger must be treated as a “purchase” under accounting principles generally accepted in the United States of America.  Under the purchase method of accounting, at the time the merger is completed Summit Financial’s consolidated assets and liabilities will be recorded at their respective fair values and added to those of First Citizens Bank.  The excess of the purchase price over the net fair value of the assets and liabilities acquired will be recorded as goodwill on First Citizens Bank’s books.  First Citizens Bank’s financial statements after the merger will reflect Summit Financial’s consolidated assets and liabilities, but First Citizens Bank’s financial statements will not be restated retroactively to reflect any effect from Summit Financial’s historical financial position or results of operations.

Required Shareholder Approval

Under South Carolina law, approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of Summit Financial’s outstanding shares of common stock.  As of the record date, Summit Financial’s executive officers (all of whom are named executive officers in the stock ownership table on page 38) and directors collectively held [1,297,931] shares, or approximately [28.7]%, of Summit Financial’s outstanding common stock.  Each of Summit Financial’s directors and executive officers has indicated that he or she intends to vote in favor of the approval of the merger agreement.  After giving effect to the shares to be voted by Summit Financial’s directors and executive officers, the affirmative vote of an additional [1,719,306] shares, or approximately [38]%, of Summit Financial’s common stock is required to satisfy the voting requirement.

Completion of the merger does not require the approval of First Citizens Bancorp’s shareholders.

Required Regulatory Approvals

Summit Financial, Summit National and First Citizens Bank have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the FDIC and the South Carolina State Board of Financial Institutions.  First Citizens Bank filed an application for FDIC approval on March 22, 2005 and an application for State Board of Financial Institutions approval on March 28, 2005.  The merger cannot proceed in the absence of these regulatory approvals. There can be no assurance as to if and when these regulatory approvals will be obtained. There can likewise be no assurance that the United States Department of Justice (“DOJ”) or any state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, there can be no assurance as to its result.

Summit Financial, Summit National and First Citizens Bank are not aware of any material governmental approvals or actions that are required in order to consummate the merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought; however, there can be no assurance that such approvals or actions will be obtained.

FDIC.  The acquisition of Summit National as contemplated herein is subject to approval of the FDIC pursuant to the Bank Merger Act (12 U.S.C. Sec. 1828 et seq.). The Bank Merger Act requires that the relevant regulatory agency take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The Bank Merger Act prohibits the FDIC from approving the acquisition (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anticompetitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institutions under the Community Reinvestment Act of 1977 in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

South Carolina State Board of Financial Institutions.  The merger also is subject to approval by the South Carolina State Board of Financial Institutions under the South Carolina Bank Holding Company Act.  The State Board approved the merger on May 4, 2005.

Federal Reserve Board.  On April 15, 2005, in response to a notice of the proposed merger submitted to the Federal Reserve Bank of Richmond by First Citizens Bancorp requesting a determination that an application under Section 3 of the Bank Holding Company Act would not be required in connection with the merger, the Federal Reserve Bank of Richmond stated that, based on the facts presented in the notice, it would not object to the consummation of the merger without the filing of a formal application under Section 3 of the Bank Holding Company Act in connection with the merger, subject to the approval by the FDIC of the merger under the Bank Merger Act.

Fees and Expenses of the Merger

Each party to the merger agreement has agreed to pay its own legal, accounting and financial advisory fees and all its other costs and expenses (including all filing fees, printing and mailing costs, and travel expenses) incurred or to be incurred in connection with the performance of its obligations under the merger agreement or otherwise in connection with the merger.  The costs of preparing, printing and distributing this proxy statement will be borne by Summit Financial.

Dissenters’ Rights

Chapter 13 of the South Carolina Business Corporation Act provides that a shareholder of a corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, the consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by Section 33-11-103 of the 1976 Code of Laws of South Carolina, as amended, or the articles of incorporation and the shareholder is entitled to vote on the merger.  However, Section 33-13-102(B) of the 1976 Code of Laws of South Carolina, as amended, states that no dissenters’ rights are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

Under Rules 11Aa2-1 and 11Aa3-1 under the Securities Exchange Act of 1934, as amended, a national market system security includes any security or class of securities for which transaction reports are collected, processed and made available pursuant to a transaction reporting plan approved by the Securities and Exchange Commission.  On November 19, 2001, the Securities and Exchange Commission issued an order approving an proposal by the National Association of Securities Dealers, Inc. and others that, among other things, included shares listed on the NASDAQ SmallCap Market in the “Joint Self-Regulatory Organization Plan Governing the Collection, Consolidation and Dissemination of Quotation and Transaction Information for Nasdaq-Listed Securities Traded on Exchanges on an Unlisted Trading Privilege Basis.”  In its order, the Securities and Exchange Commission stated, “With this order, SmallCap securities will now be securities reported pursuant to a transaction reporting plan approved by the Commission.  Accordingly, SmallCap securities will now be subject to all Commission rules that cover securities reported pursuant to a Commission approved transaction reporting plan.”

Summit Financial’s position is that because its common stock is listed on the NASDAQ SmallCap Market, its common stock has been designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc and that as a result, in accordance with Section 33-13-102(B) of the 1976 Code of Laws of South Carolina, as amended, holders of Summit Financial common stock are not entitled to dissenters’ rights in connection with the proposed merger.

A copy of Chapter 13 of the South Carolina Business Corporation Act is attached as Appendix C to this proxy statement.  If you intend to attempt to exercise dissenters’ rights, you are urged to carefully review Appendix C and to consult with legal counsel so as to be in strict compliance therewith.

The board of directors recommends a vote “FOR” the approval of the merger agreement.

PROPOSAL 2 — AUTHORIZATION TO ADJOURN

At the annual meeting of shareholders, you are being asked to consider and vote on a proposal to authorize management to adjourn the meeting of shareholders to allow time for the further solicitation of proxies if there are insufficient votes present at the meeting, in person or by proxy, to approve the merger agreement.

The board of directors recommends a vote “FOR” the proposal to authorize management to adjourn the meeting of shareholders to allow time for the further solicitation of proxies to approve the merger agreement.

PROPOSAL 3 — ELECTION OF DIRECTORS

As provided in Summit Financial’s bylaws, the board of directors has fixed the number of directors at 11.  Eight of the directors are independent and three are members of management.  The board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year.  Directors are nominated for election at the annual meeting to serve for three-year terms or until their respective successors have been elected and qualified.  At the annual meeting, shareholders will have the opportunity to vote for the following nominees: John W. Houser, Larry A. McKinney, David C. Poole and James B. Schwiers.  Directors elected at the annual meeting and the continuing directors will serve as directors until the earlier of the date on which the merger becomes effective or the dates on which their terms expire.  All of the nominees are currently directors of Summit Financial.  Each has consented to being named a nominee in this proxy statement and has agreed to serve as a director if elected at the annual meeting.  Each of these nominees for director was nominated by the Nominating Committee of Summit Financial.

It is intended that the proxies solicited by the board of directors will be voted for the election of the nominees named above.  If any nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the board of directors.  Alternatively, the board of directors may adopt a resolution to reduce the size of the board.  At this time, the board of directors knows of no reason why any nominee would be unable to serve.

The board of directors recommends a vote “FOR” the election of all of the nominees.

Nominees and Continuing Directors

The following table sets forth certain information regarding the nominees for election at the annual meeting as well as information regarding those directors continuing in office after the annual meeting.

Name	Age (1)	Position with Company	Year First Elected Director	Year Term Expires
Board Nominees
John W. Houser (3)	61	Director (4)	1989	2005 (2)
Larry A. McKinney (3)	63	Director (4)	1993	2005 (2)
David C. Poole (3)	66	Secretary (4)	1989	2005 (2)
James B. Schwiers (3)	46	COO of Summit National	2000	2005 (2)
Directors Continuing in Office
C. Vincent Brown (3)	65	Chairman (4)	1989	2006
Allen H. McIntyre (3)	48	Director (4)	2000	2006
J. Randolph Potter (3)	58	President and Chief Executive Officer	1989	2006
James G. Bagnal, III (3)	60	Regional President of Summit National	2000	2007
Ivan E. Block	59	Director (4)	1989	2007
J. Earle Furman, Jr. (3)	57	Director (4)	1989	2007
T. Wayne McDonald (3)	66	Director (4)	1989	2007

(1) -	As of the record date.
(2) -	Each nominee serves for a three-year period or until his successor has been duly elected and qualified.
(3) -	Also serves as director of Summit National.
(4) -	Each director and nominee is “independent” as defined under the Nasdaq Stock Market rules.

Information regarding each nominee’s and continuing director’s principal occupation and business experience is provided below.  Unless otherwise stated, each individual has held his current occupation for at least the last five years.

Nominees for Election as Directors for Terms Expiring in 2008

John W. Houser is the president of Piedmont Management of Fairforest, Inc., a consulting firm.  He is a partner in Piedmont Brokerage and Universal Packaging, which are involved in the manufacturing and sales of corrugated boxes.

Larry A. McKinney is chief executive officer of ElDeCo, Inc., an electrical contracting firm.

David C. Poole is president of David C. Poole Co., Inc., a dealer in synthetic fibers and polymers.  Mr. Poole is Secretary of Summit Financial.

James B. Schwiers is the executive vice president and chief operating officer of Summit National and has been with Summit National since its inception in 1990.

Directors Continuing in Office with Terms Expiring in 2006

C. Vincent Brown is an attorney and is president of Brown, Massey, Evans, McLeod and Haynsworth, Attorneys at Law, P.A., where he has practiced tax and corporate law for over 30 years.  Mr. Brown is the Chairman of Summit Financial and Summit National.

Allen H. McIntyre is president of ChemPro, Inc., a company in the consumer packaged goods industry.

J. Randolph Potter has been president and chief executive officer of Summit Financial since 1989, president and chief executive officer of Summit National since 1990, president and chief executive officer of Freedom Finance since 1994 and president and chief executive officer of Summit Investment Services since 1997.

Directors Continuing in Office with Terms Expiring in 2007

James G. Bagnal, III has been regional president of Summit National since 2000.  He served as regional president in Spartanburg, South Carolina for Regions Bank from 1998 to 2000 and president of Spartanburg National Bank in Spartanburg, South Carolina prior to 1998.

Ivan E. Block is president and chief executive officer of Diversified Coatings Systems, Inc., which is engaged in the custom painting of exterior plastic parts for the automotive industry, and is president of Crown Metro Chemicals, a producer of organic chemicals.

J. Earle Furman, Jr. is president of NAI Earle Furman, LLC, a commercial and industrial real estate brokerage firm which he formed in 1986.

T. Wayne McDonald is a physician specializing in gynecology.  He is currently associated with the Highlands Center for Women.

Meetings and Committees

The boards of directors of Summit Financial and Summit National conduct their business through meetings of the boards and their committees.  During the year ended December 31, 2004, the board of directors of Summit Financial held four meetings.  In 2004, all directors of Summit Financial attended more than 75% of the aggregate meetings of the board and committees on which they served during this period.  In additional, all directors were in attendance at the 2004 annual meeting of shareholders.

Executive Committee

The Executive Committee of the board of directors, currently consisting of directors Brown, Poole, Block, Potter and Houser, generally meets monthly and met 11 times during 2004.

Compensation Committee

The Compensation Committee, which consisted of directors Brown, Poole, Block and Houser during 2004, is responsible for all matters regarding employee compensation and benefit programs, including approval of compensation arrangements of senior management, adoption of compensation plans and granting options or other benefits under compensation plans.  The Compensation Committee met two times during 2004.

Audit Committee

The board of directors of Summit Financial has an Audit Committee which consisted of directors McDonald, McKinney, McIntyre and Poole in 2004.  The Audit Committee is responsible for developing and monitoring Summit Financial’s audit program and providing independent, objective oversight of Summit Financial’s accounting functions and internal controls.  The Audit Committee oversees the scope of Summit Financial’s internal audit program, the adequacy of Summit Financial’s systems of internal controls and procedures, and the adequacy of management’s action with respect to recommendations arising from auditing activities.  The Audit Committee selects Summit Financial’s outside auditors, monitors the independence of the outside auditors and meets privately, outside the presence of management, with the outside auditors to discuss the results of the annual audit, quarterly reviews, internal controls and procedures and any related matters.  The Audit Committee also oversees Summit Financial’s regulatory compliance program.  The board of directors has determined that all of the members of the Audit Committee satisfy the independence and other applicable requirements of the Nasdaq listing standards.  The Audit Committee met four times during the year ended December 31, 2004.  The Audit Committee’s report is included later in this proxy statement under “Audit Committee Matters.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of Summit Financial is composed of four independent directors and operates under a written charter adopted by the board of directors on August 16, 2004.  The charter is available to security holders and any interested party on Summit Financial’s web site at http://www.summit-bank.com.

The Corporate Governance and Nominating Committee’s responsibilities are to:

•	nominate persons for election or appointment to the board of directors;

•	assess board and Corporate Governance and Nominating Committee membership needs; and

•	implement policies and processes regarding corporate governance matters.

    For 2004, the committee consisted of directors Brown, Poole, Block and Houser.  Each member of the committee is “independent” as defined under the Nasdaq Stock Market rules.  The committee members do not have any relationship to Summit Financial that may interfere with the exercise of their independence from management and Summit Financial.  None of the committee members are current officers or employees of Summit Financial or its affiliates.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for (1) assisting the board in identifying individuals qualified to become board members and to recommend to the board the individuals for nomination as members of the board; (2) to review, from tine to time, the size and composition of the board; (3) to oversee the governance of Summit Financial; (4) to lead the board in its annual review of board performance; and (5) to recommend nominees for each committee to the board.

The committee and the board expect to create a board that will demonstrate objectivity and the highest degree of integrity on an individual and collective basis.  The committee considers the needs of the board and Summit Financial in light of the current mix of director skills and attributes.  The committee’s evaluation of director candidates includes assessments of issues and factors regarding an individual’s education, business experience, accounting and financial expertise, age, diversity, reputation and civic and community relationships.  The committee also takes into consideration the ability of directors to devote adequate time to board and committee matters and the board’s belief that a substantial majority of the board should consist of independent directors.  When considering current board members for nomination for reelection, the committee also considers prior board contributions and performance, as well as meeting attendance records.

The committee seeks the input of the other members of the board in identifying and attracting director candidates who meet the criteria outlined above.  In addition, the committee may use the service of consultants or a search firm, although it has not done so in the past.  The committee will consider recommendations by Summit Financial’s shareholders of qualified director candidates for possible nomination by the board.  Shareholders may recommend qualified director candidates by writing to the Corporate Governance and Nominating Committee in care of Summit Financial’s Corporate Secretary at Post Office Box 1087, Greenville, South Carolina, 29602.  Submissions should include information regarding a candidate’s background, qualifications, experience and willingness to serve as a director.  Based on preliminary assessment of a candidate’s qualifications, the Corporate Governance and Nominating Committee may conduct interviews with the candidate and request additional information from the candidate.  The committee uses the same process for evaluating all nominees, including those recommended by shareholders.  The committee did not receive any shareholder nominations this year.

Code of Business Conduct and Ethics

Summit Financial is committed to establishing and maintaining high standards of corporate governance.  Summit Financial’s executive officers and board of directors have worked together to establish a comprehensive set of corporate governance initiatives that they believe will serve the long-term interests of Summit Financial’s shareholders and the employees of Summit Financial and its subsidiaries.  These initiatives are intended to comply with the provisions contained under the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission adopted thereunder and the Nasdaq Stock Market rules.  The board will continue to evaluate Summit Financial’s corporate governance principles and policies as necessary and required.

Summit Financial has had a written code of conduct since 1990.  On August 18, 2003, the board of directors adopted a revised Code of Ethics for Summit Financial’s officers (including its senior financial officers), directors and employees.  The Code of Ethics, which was amended on June 21, 2004, requires Summit Financial’s officers, directors and employees to maintain the highest standards of professional and ethical conduct.  The Code of Ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting and procedures promoting compliance with, and reporting violations of, the Code of Ethics.  A copy of Summit Financial’s Code of Ethics will be furnished to any interested party, without charge, upon written request to:  Ms. Blaise B. Bettendorf, Chief Financial Officer, Summit Financial Corporation, Post Office Box 1087, Greenville, South Carolina, 29602.

Communication with the Board of Directors

If a shareholder desires to communicate with the board of directors, or any individual director, he may write to the board of directors (or to the particular director) at Summit Financial Corporation, Post Office Box 1087, Greenville, South Carolina 29602.  All communications will be relayed promptly to the Chairman, or in the case of communications to a particular director, to that director.

Directors’ Compensation

During 2004, members of the board of directors of Summit Financial who were not officers of Summit Financial or any of its subsidiaries received a fee of $1,350 for each board meeting attended, and from $150 to $400 for each committee meeting attended, depending on the committee.  The Chairman of the Board receives two times the standard attendance fees.  Total fees paid to directors of Summit Financial during 2004 were $160,000.  There were no stock options granted to directors during 2004.

STOCK OWNERSHIP

The following table sets forth information as to the shares of common stock beneficially owned, directly or indirectly, on the record date by each director and nominee for director of Summit Financial, by the Chief Executive Officer of Summit Financial, by Summit Financial’s other named executive officers and by all executive officers, directors and director nominees of Summit Financial as a group.  In addition, information with respect to persons known to Summit Financial to be the beneficial owners of more than 5% of Summit Financial’s outstanding common stock is presented.  A person may be considered to beneficially own any share of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

BENEFICIAL OWNERSHIP TABLE

Name of Beneficial Owner	Shares of Common stock Beneficially Owned (1)	Percentage of Common Stock Outstanding (2)
Nonemployee Directors
Ivan E. Block	324,436 (3)	6.60%
C. Vincent Brown	216,972 (4)	4.40%
J. Earle Furman, Jr.	92,484 (5)	1.90%
John W. Houser	121,010 (3)	2.40%
T. Wayne McDonald	98,773 (6)	2.00%
Allen H. McIntyre	14,672	< 1%
Larry A. McKinney	143,946 (3)	2.90%
David C. Poole	205,213 (7)	4.10%
Employee Directors
James G. Bagnal, III (11)	80,029 (8)	1.60%
J. Randolph Potter (11)	135,148 (8)(9)	2.70%
James B. Schwiers (11)	169,002 (8)	3.40%
Named Executive Officer, Not a Director
Blaise B. Bettendorf	121,047 (8)	2.40%
All directors, director nominees and executive officers as a group (12 persons)	1,722,732 (10)	34.80%

Name and Address of Beneficial Owner	Shares of Common stock Beneficially Owned (1)	Percentage of Common Stock Outstanding (2)
5% Beneficial Owner
Ivan E. Block, 210 League Street, Simpsonville, SC 29681	324,436 (3)	6.60%

(1) -
Pursuant to Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Summit Financial’s common stock if he or she has voting and/or investment power with respect to such shares or has a right to acquire beneficial ownership of such shares, through the exercise of outstanding options or otherwise, at any time within 60 days from the record date. The table includes certain shares owned by spouses, other immediate family members, closely-held companies, shares held in retirement accounts for the benefit of the named individuals, and other forms of ownership, over which shares the named persons possess sole or shared voting and/or investment power.

(2) -
Based on shares of Summit Financial common stock outstanding and entitled to vote at the annual meeting, plus the number of shares that may be acquired within 60 days by each individual (or group of individuals) by exercising options.

(3) -	Includes exercisable options to purchase 29,320 shares of common stock at $4.83 granted under the 1995 Non-Employee Stock Option Plan.
(4) -	Includes exercisable options to purchase 58,640 shares of common stock at $4.83 granted under the 1995 Non-Employee Stock Option Plan.
(5) -	Includes exercisable options to purchase 24,320 shares of common stock at $4.83 granted under the 1995 Non-Employee Stock Option Plan.
(6) -	Includes exercisable options to purchase 27,328 shares of common stock at $4.83 granted under the 1995 Non-Employee Stock Option Plan.
(7) -	Includes exercisable options to purchase 3,258 shares of common stock at $4.83 granted under the 1995 Non-Employee Stock Option Plan.
(8) -
Includes exercisable options granted under the Incentive Stock Option Plan to purchase common stock at exercise prices from $5.33 to $7.82 per shares as follows: Mr. Bagnal - 60,775 shares; Mr. Potter - 59,098 shares; Mr. Schwiers - 59,098 shares; and Ms. Bettendorf - 44,324 shares.

(9) -	Does not include 1,786 shares held by a related party as to which Mr. Potter disclaims beneficial ownership.
(10) -
Includes 424,800 shares of common stock subject to stock options exercisable within 60 days from the record date held by the directors, director nominees and executive officers of Summit Financial as a group.

(11) -	Messrs. Bagnal, Potter and Schwiers are also Named Executive Officers of Summit Financial.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

    The Audit Committee of the board of directors is composed of four independent directors.  The committee operates under a written charter adopted by the board on March 20, 2000.

    The board of directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined by applicable Securities and Exchange Commission rules.  However, the board believes that the current members of the Audit Committee, as a whole based on their experiences and backgrounds, are qualified to effectively carry out the duties and responsibilities of the Audit Committee.  Each Audit Committee member has significant experience in accounting and audit functions, internal controls and budget preparation.  All four Audit Committee members serve or have served as president or chief executive officer of a business corporation, or in a similar role with significant financial oversight responsibilities, and have an understanding of generally accepted accounting principles and financial statements.  All four Audit Committee members have served several terms on the Audit Committee.

    Management is responsible for Summit Financial’s internal controls and the financial reporting process.  The independent accountants are responsible for performing an independent audit of Summit Financial’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  The Audit Committee’s responsibilities include the following:

•	Review annual and quarterly financial statements prior to filing or distribution and discuss the results of the annual audit;

•	Review quarterly Chief Executive Officer and Chief Financial Officer certifications;

•	Review the qualifications, independence and performance of the external auditors;

•	Review the operation, organizational structure and qualifications of the internal audit department;

•	Review significant reports regarding Summit Financial prepared by the internal audit department;

•	Review Summit Financial’s compliance with applicable laws and regulations; and

•	Review employee and shareholder complaints regarding accounting, audit or internal control issues.

    In this context, the Audit Committee has met and held discussions with management and the independent accountants regarding Summit Financial’s financial statements for the year ended December 31, 2004.  Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants.  The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees,” as amended by SAS No. 90, “Audit Committee Communications.”

    Summit Financial’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent accountants that firm’s independence.

      Based on the Audit Committee’s review and discussions detailed above, the committee recommended that the board of directors include the audited consolidated financial statements in Summit Financial’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:
T. Wayne McDonald, Chairman	Larry A. McKinney
Allen McIntyre	David C. Poole

Independent Auditor's Fees

KPMG LLP has significant experience in financial institution accounting and auditing and has served as the independent accountants of Summit Financial since its organization in 1989. KPMG LLP has advised Summit Financial that it is independent, within the meaning of the rules and guidelines of the Securities and Exchange Commission, the American Institute of Certified Public Accountants and the Independence Standards Board. Representatives of KPMG LLP are expected to be present at the annual meeting, will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so. The Audit Committee has selected KPMG LLP as the independent public accountants for Summit Financial for the year ending December 31, 2005.

The following table presents the aggregate fees, billed or accrued, for the years ended December 31, 2004 and 2003 for professional audit services rendered by KPMG LLP for the audit of Summit Financial’s annual financial statements for those years. Also presented are fees billed for other services rendered by KPMG LLP.

	2004	2003
Audit fees	$44,000	$41,000
Audit related fees	-	-
Total audit and audit related fees	44,000	41,000
Tax fees	-	-
All other fees (1)	-	2,800
Total fees	$44,000	$43,800

(1) - All other fees paid consisted of fees for professional services rendered for collateral verification audits for the Federal Home Loan Bank.

    The Audit Committee implemented a policy in 2002 to have all auditing services and permitted nonaudit services of KPMG LLP pre-approved by the Audit Committee, including fees and terms. The Audit Committee pre-approved 100% of the engagements for the audit of Summit Financial and audit-related engagements paid during 2004 and 2003. The Audit Committee has considered whether the provision of services other than the audit services (as specified above) is compatible with maintaining KPMG LLP’s independence and has determined that provision of such services has not adversely affected KPMG LLP’s independence.

EXECUTIVE OFFICERS AND COMPENSATION

    Set forth below are the names, ages, titles and business experience of the executive officers of Summit Financial.

J. Randolph Potter, age 58, has been President and Chief Executive Officer of Summit Financial since 1989.

James B. Schwiers, age 46, has been Chief Operating Officer of Summit National since 1997.  He has been Executive Vice President of Summit National since 1990.

Blaise B. Bettendorf, age 42, is a certified public accountant and has been Senior Vice President and Chief Financial Officer of Summit Financial since 1990.  She is Assistant Secretary of Summit Financial and Summit National.

James G. Bagnal, III, age 60, has been Regional President of Summit National since April 2000.  He served as regional president in Spartanburg, South Carolina for Regions Bank from 1998 to 2000.

Compensation of Executive Officers

    The following table sets forth, for the years ended December 31, 2004, 2003 and 2002, the cash compensation paid by Summit Financial and its subsidiaries, as well as other compensation paid or accrued for each of these years, to the chief executive officer and to each of the other most highly compensated executive officers (collectively the “Named Executive Officers”) for services rendered in all capacities to Summit Financial and its subsidiaries.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Other Annual Compensation ($)	Restricted Stock Awards ($)	All Other Compensation ($)
J. Randolph Potter,	2004	$250,000	$62,500	(3)	-	$13,442 (4)
President and Chief Executive Officer	2003	$247,000	$61,000	(3)	$36,400 (8)	$12,442
	2002	$242,000	$48,000	(3)	-	$12,562

James B. Schwiers,	2004	$183,000	$45,000	(3)	-	$11,422 (5)
Executive Vice President and COO of Summit National	2003	$178,000	$44,000	(3)	$36,400 (8)	$11,122
	2002	$173,000	$31,000	(3)	-	$11,527

Blaise B. Bettendorf,	2004	$152,000	$38,000	(3)	-	$ 9,547 (6)
Senior Vice President and Chief Financial Officer	2003	$148,000	$37,000	(3)	$36,400 (8)	$9,288
	2002	$144,000	$28,000	(3)	-	$9,077

James G. Bagnal, III	2004	$162,500	$22,000	(3)	-	$10,127 (7)
Regional President of Summit National	2003	$157,770	$21,000	(3)	-	$10,016
	2002	$147,000	$14,000	(3)	-	$9,677

(1) -	All compensation and benefits are paid by Summit National.
(2) -	Bonuses awarded for the year which may be paid in the subsequent year.
(3) -
Certain amounts may have been expended by Summit Financial which may have had value as a personal benefit to the Named Executive Officer. However, the total value of such perquisites and other personal benefits for any year presented did not exceed, in the aggregate, 10% of the annual salary and bonus of such executive officer.

(4) -
The amount for 2004 is comprised of (i) $13,000 contributed by Summit Financial to the Summit Financial Corporation 401(k) Plan to match fiscal 2004 pre-tax deferral contributions, all of which was vested; and (ii) $442 of term life insurance premiums, not generally available to other employees, paid by Summit Financial on behalf of Mr. Potter.

(5) -
The amount for 2004 is comprised of (i) $10,980 contributed by Summit Financial to the Summit Financial Corporation 401(k) Plan to match fiscal 2004 pre-tax deferral contributions, all of which was vested; and (ii) $442 in term life insurance premiums, not generally available to other employees, paid by Summit Financial on behalf of Mr. Schwiers.

(6) -
The amount for 2004 is comprised of (i) $9,127 contributed by Summit Financial to the Summit Financial Corporation 401(k) Plan to match fiscal 2004 pre-tax deferral contributions, all of which was vested; and (ii) $420 in term life insurance premiums, not generally available to other employees, paid by Summit Financial on behalf of Ms. Bettendorf.

(7) -
The amount for 2004 is comprised of (i) $9,685 contributed by Summit Financial to the Summit Financial Corporation 401(k) Plan to match fiscal 2004 pre-tax deferral contributions, which was partially vested; and (ii) $442 in term life insurance premiums, not generally available to other employees, paid by Summit Financial on behalf of Mr. Bagnal.

(8) -
In February 2004, pursuant to Summit Financial’s Restricted Stock Plan, Mr. Potter, Mr. Schwiers, and Ms. Bettendorf were awarded 2,000 shares each of Summit Financial’s common stock related to 2003 performance. The awards were granted for nominal consideration and restrictions lapse 20% each year over a period of 5 years from the date of the award. The amount (adjusted for stock dividends) and 2004 year end value (based on the closing market price of $21.35 at December 31, 2004) of all restricted stock held by the Named Executive Officers at December 31, 2004 are: Mr. Potter held 26,945 shares of restricted stock, of which 24,458 shares had vested, with a market value of $575,300; Mr. Schwiers held 21,316 shares of restricted stock, of which 18,830 shares had vested, with a market value of $455,100; and, Ms. Bettendorf held 18,502 shares of restricted stock, of which 16,016 shares had vested, with a market value of $395,000. Dividends are payable on the restricted stock to the extent paid on Summit Financial’s common stock generally.  If a change in control of Summit Financial (as defined in the plan) were to occur, the restricted stock would immediately vest in full.

Option Exercises And Fiscal Year End Option Value Table

The following table shows stock option exercises by the Named Executive Officers during the year ended December 31, 2004. In addition, this table includes the number of shares (adjusted for stock dividends) covered by both exercisable and nonexercisable options as of December 31, 2004. Also reported are the values for “in-the-money” options (which represent the positive spread between the exercise price of any such existing options and the year-end market price of Summit Financial common stock) for exercisable and nonexercisable options at December 31, 2004.

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR,
AND FISCAL YEAR-END OPTION/SAR VALUES

			Number of Securities Underlying Unexercised Options/SARs at FY-End (#) (2)		Value of Unexercised In-the-Money Options/SARs at FY-End ($) (3) (4)
Name	Number of Shares Acquired on Exercise (#)	Value Realized ($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
J. Randolph Potter	32,368	$458,000	59,098	-	$947,000	-
James B. Schwiers	-	-	59,098	-	$947,000	-
Blaise B. Bettendorf	32,578	$483,000	44,324	-	$710,000	-
James G. Bagnal, III	-	-	48,620	12,155	$658,000	$164,000

(1) -	Value realized is calculated as the spread between the fair market value of the underlying common stock as quoted on the NASDAQ SmallCap Market as of the exercise date, minus the grant price.
(2) -	The number of exercisable and unexercisable options has been adjusted for all 5% stock dividends issued.
(3) -	Values are based on the fair market value, determined as the closing price of the common stock on December 31, 2004 ($21.35 as quoted on the NASDAQ SmallCap Market), minus the grant price.
(4) -
The value of unexercised in-the-money stock options at December 31, 2004 is presented to comply with Securities and Exchange Commission regulations. The actual amount realized upon any exercise of stock options will depend upon the excess of the fair market value of the common stock over the grant price at the time the stock option is exercised. There is no assurance that the values of unexercised stock options reflected in this table will be realized.

Defined Benefit Plan

During 1998, Summit Financial established a salary continuation plan pursuant to salary continuation agreements with certain executives of Summit Financial and Summit National. Under the salary continuation agreements, an executive will be entitled to a stated annual benefit for a period of 20 years either, (i) upon retirement from Summit Financial after attaining the normal retirement age, defined in the plan as age 65, or (ii) upon the executive’s disability or death, in which case the benefits would be payable immediately to the executive or to the executive’s beneficiary. If the executive’s employment is terminated voluntarily or is terminated as a result of a change in control (as defined in the salary continuation agreement), a reduced annual benefit will be payable at the age of 65 pursuant to the early termination terms of the agreement. Mr. Potter, Mr. Schwiers and Ms. Bettendorf have entered into salary continuation agreements with Summit Financial that currently provide annual benefits at age 65 of $130,000, $48,500 and $45,000, respectively.

Employment Agreements

Summit Financial has entered into substantially similar noncompetition, severance and employment agreements with J. Randolph Potter, James B. Schwiers, Blaise B. Bettendorf and James G. Bagnal, III (each an “executive”). The terms of each agreement are summarized below; however, this summary is qualified in its entirety by reference to each agreement.

Under each agreement, the applicable executive is given duties and authority typical of similar executives, and Summit Financial is obligated to pay the executive an annual salary determined by Summit Financial’s board, such incentive compensation as may become payable to the executive under Summit Financial’s bonus plans and certain other typical executive benefits. The provisions of the agreement are to continue until such time as the executive’s employment is terminated as provided for in the agreement. In the event the executive voluntarily terminates his employment with Summit Financial, Summit Financial’s obligations under the agreement cease as of the date of such termination, and the executive is subject to a 12 month noncompetition provision as defined in the agreement. In the event the executive’s employment is terminated without cause (as defined in the agreement), Summit Financial is obligated to continue monthly salary payments for a minimum period of one year up to a maximum of three years. The executive is subject to a noncompetition provision for the entire period severance payments are made. In the event of termination associated with a change in control (as defined in the agreement), the executive is entitled to an amount equal to three times his annual base pay amount computed and paid over a three-year period as provided for in the agreement. The executive is subject to a noncompetition provision as defined in the agreement for a period of up to three years while he or she is receiving payments following a change in control.

In connection with the execution of the merger agreement with First Citizens Bank & Trust Company, Inc., Summit Financial entered into a new employment agreement dated March 7, 2005 with James B. Schwiers to provide for the terms of Mr. Schwiers’s continuing employment with Summit Financial before the merger and with First Citizens Bank following the merger. Mr. Schwiers’s new employment agreement provides for a term commencing March 7, 2005 and continuing for a period of three years following the effective time of the merger at a base salary of $188,500. It also provides for an initial bonus of $50,000 immediately prior to the consummation of the merger and an additional bonus if Mr. Schwiers is still employed by First Citizens Bank on the third anniversary of the merger. The new employment agreement contains noncompetition, nonsolicitation, nonpiracy and confidentiality provisions designed to protect the employer. The agreement provides that between the effective date thereof (March 7, 2005) and the date the merger is consummated, Mr. Schwiers’s employment agreement dated September 2, 1999, the terms of which are described in the preceding paragraph, is suspended. If the merger does not occur prior to December 31, 2005, Mr. Schwiers’s March 7, 2005 employment agreement will terminate and the September 2, 1999 employment agreement will be reinstated retroactively to March 7, 2005.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors is composed entirely of independent directors. This committee is responsible for establishing, implementing and monitoring all compensation policies of Summit Financial and its subsidiaries.. The committee is also responsible for evaluating the performance of the Chief Executive Officer of Summit Financial and recommending appropriate compensation levels. The Chief Executive Officer evaluates the performance of other executive officers of Summit Financial and recommends individual compensation levels to the Compensation Committee for its approval.

Compensation Philosophy

The Compensation Committee believes that a compensation plan for executive officers should take into account management skills, long-term performance results, shareholder returns, operating results, asset quality, asset-liability management, regulatory compliance and unusual accomplishments as well as economic conditions and other external events that affect operations. Compensation policies must be maintained to promote: 1) the attraction and retention of highly qualified executives; 2) motivation of executives that is related to the performance of the individual and Summit Financial; 3) compensation opportunities that are comparable to those offered by peer organizations; 4) current and long-term performance; and 5) a financial interest in the success of Summit Financial similar to the interest of its shareholders. Summit Financial’s current compensation plan involves a combination of salary and bonus to reward short-term performance, retirement benefits pursuant to salary continuation agreements with certain officers, and in some years, grants of stock options or restricted stock, both of which vest over five-year periods, to encourage long-term performance. The Compensation Committee believes that these key elements provide a competitive, well-balanced total compensation program that is supportive of Summit Financial’s strategies and goals.

The base salary levels and annual bonus incentives of the executive officers are designed to be competitive within the financial services industry and are intended to reflect individual performance and responsibility, as well as annual corporate performance and results. When granted, awards of stock options or restricted stock are intended to provide executives with increased motivation and incentive to exert their best efforts on behalf of Summit Financial by enlarging their personal stake in its success through the opportunity to increase their stock ownership in Summit Financial. The committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning managements’ and shareholders’ interest in the enhancement of shareholder value and focusing on long-term results.

Compensation Paid in 2004

Summit Financial’s policy as to compensation of its executive officers, including the Chief Executive Officer, is based upon the level of performance in relation to the responsibilities and accomplishments incident to the individual’s job description. In determining compensation, the committee considers the progress made by Summit Financial in laying a foundation for future revenue enhancements, income improvements, growth of Summit Financial, quality of the loan portfolio, and growth of shareholder value.

The compensation to J. Randolph Potter, President and Chief Executive Officer, and the other Named Executive Officers for 2004 consisted of the following elements: (1) a base salary; (2) a cash bonus; (3) certain perquisites, the total of which did not exceed 10% of base salary and bonus amounts; (4) premiums paid on behalf of the executives with respect to insurance not generally available to all employees; (5) vested amounts of retirement benefits pursuant to the salary continuation agreements for certain officers; and (6) the other compensation set forth in the Summary Compensation Table previously presented.

During 2004, Summit Financial reported a 17% increase in earnings to $4.48 million and total assets of $321 million. Return on average assets and return on average equity both increased significantly from the prior year to total 1.36% and 12.81%, respectively, for the year ended December 31, 2004. The market value of Summit Financial’s stock increased 19% to close the year at $21.35 per share. Summit Financial’s net charge-off ratio, nonaccrual assets and past due loans decreased from the prior year and all remain relatively low in comparison to peers.

During 2004, the base compensation for Mr. Potter was $250,000. For 2005, Mr. Potter’s base compensation was increased 1% to $252,000. Mr. Potter was also awarded a cash bonus (determined on a subjective basis) of $62,500, or 25% of his salary, for the year ended 2004 based primarily on Summit Financial’s performance. The committee determined that Mr. Potter continues to provide Summit Financial with strong leadership in overseeing growth, asset quality, profitability improvements and strategic positioning. Based upon the factors discussed above, the Compensation Committee continues to believe that Mr. Potter’s compensation package as President and Chief Executive Officer appropriately reflects Summit Financial’s short-term and long-term performance goals.

COMPENSATION COMMITTEE:

C. Vincent Brown	David C. Poole
Ivan E. Block	John W. Houser

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return (calculated based upon the stock appreciation) of the common stock of Summit Financial for the five-year period from December 31, 1999 through December 31, 2004 with the cumulative total return on the NASDAQ Composite Index and the NASDAQ Bank Index over the same period. All cumulative returns assume an initial investment of $100 on December 31, 1999 in each of Summit Financial’s shares, the NASDAQ Composite Index and the NASDAQ Bank Index and the reinvestment of all dividends.

	1999	2000	2001	2002	2003	2004
Summit Financial Corporation	$100.00	$80.87	$91.80	$149.98	$182.19	$216.09
NASDAQ Bank Index	$100.00	$108.11	$118.75	$122.30	$165.41	$193.09
NASDAQ Composite Index	$100.00	$60.31	$47.84	$33.07	$49.45	$53.81

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2004, the following persons served on the Compensation Committee: C. Vincent Brown (Chairman), David C. Poole (Secretary), Ivan Block and John W. Houser.

Certain of the directors who were members of the Compensation Committee during 2004, and members of the immediate family and affiliates of such directors, have from time to time engaged in banking transactions with Summit National and are expected to continue such relationships in the future. All loans or other extensions of credit made by Summit National to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectibility or present other unfavorable features.

CERTAIN TRANSACTIONS

Certain of the executive officers and directors of Summit Financial, and members of the immediate family and affiliates of such persons, have from time to time engaged in banking transactions with Summit National and are expected to continue such relationships in the future. All loans or other extensions of credit made by Summit National to such individuals are regulated and limited by national banking laws. Such loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectibility or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Summit Financial’s directors, executive officers, and persons who own more than 10% of Summit Financial’s common stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the common stock. Directors, executive officers, and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish Summit Financial with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of the reports it received and written representations provided to Summit Financial from the individuals required to file the reports, Summit Financial believes that, for the year ended December 31, 2004, each of Summit Financial’s directors and executive officers has complied with applicable reporting requirements for transactions in Summit Financial common stock.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Any shareholder may offer proposals for inclusion in the proxy statement. Pursuant to Rule 14a-8 under the Exchange Act, shareholders of Summit Financial may present proposals for inclusion in Summit Financial’s proxy statement and for consideration at the next annual meeting by submitting their proposals to Summit Financial in a timely manner.

In order to be considered for inclusion in Summit Financial’s proxy statement and proxy card for its 2006 annual meeting of shareholders, a shareholder proposal must be received in writing by the Secretary of Summit Financial at the principal office of Summit Financial, Summit Financial Corporation, Post Office Box 1087, Greenville, South Carolina, 29602 by ●, 2005. Securities and Exchange Commission rules contain standards for determining whether a shareholder proposal is required to be included in a proxy statement.

Under Summit Financial’s bylaws, any shareholder who intends to present a proposal, or nominate an individual to serve as a director at the 2006 annual meeting, must notify Summit Financial no later than ●, 2005 of his intention to present the proposal or make the nomination. The shareholder also must comply with other requirements in the bylaws. Any shareholder may request a copy of the relevant bylaw provision by writing to the Corporate Secretary at Summit Financial Corporation, Post Office Box 1087, Greenville, South Carolina, 29602.

ANNUAL REPORT TO SHAREHOLDERS

Summit Financial’s 2004 Condensed Annual Report to Shareholders, Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on March 8, 2005 and Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on April 29, 2005, without exhibits, were mailed to shareholders of record starting on or about May 2, 2005. Any shareholder who has not received a copy of any of those reports may obtain a copy by writing to the Corporate Secretary at the address shown in the following paragraph.

    Summit Financial has delivered only one 2004 Condensed Annual Report, Form 10-K, Form 10-K/A and proxy statement to multiple shareholders of record located at a shared address unless Summit Financial received contrary instructions from one or more of the shareholders prior to the mailing date. Summit Financial will furnish, upon written or oral request, a separate copy of the 2004 Condensed Annual Report, Form 10-K, Form 10-K/A or proxy statement, or all, to a shareholder of record located at a shared address to which a single copy was sent. To request a separate copy of the document, or to request delivery of a single copy of documents for shareholders with a shared address, contact the Corporate Secretary at Summit Financial Corporation, Post Office Box 1087, Greenville, South Carolina, 29602, or call the Corporate Secretary at 864-242-2265.

OTHER MATTERS

The board of directors and management of Summit Financial know of no matters other than those stated above that are to be brought before the annual meeting. However, if any other matter should be presented for consideration and voting at the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares for which they hold proxies in accordance with their judgment of what is in the best interest of Summit Financial.

Summit Financial will pay the cost of this proxy solicitation. Summit Financial will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Summit Financial common stock. In addition to soliciting proxies by mail, directors, officers and employees of Summit Financial and its subsidiaries may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

Agreement and Plan
of
Reorganization and Merger

By and Among

Summit Financial Corporation

Summit National Bank

and

First Citizens Bank
and Trust Company, Inc.

and joined in by

First Citizens Bancorporation, Inc.

March 7, 2005

A-i

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS
ARTICLE II. THE MERGER
2.01. Nature of Transaction; Plan of Merger	5
2.02. Effect of Merger; Surviving Corporation	5
2.03. Assets and Liabilities of SFC and SNB	5
2.04. Conversion and Exchange of Stock	5
(a) Conversion of SFC Stock	6
(b) Cancellation of SNB Stock	6
(c) Exchange and Payment Procedures; Surrender of Certificates	6
(d) Antidilutive Adjustments	7
(e) Dissenters	7
(f) Lost Certificates	7
2.05. Articles of Incorporation, Bylaws and Management	7
2.06. Closing; Effective Time	8
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SFC AND SNB
3.01. Organization; Standing; Power	8
3.02. Capital Stock and Securities	8
3.03. Principal Shareholders	8
3.04. Subsidiaries	8
3.05. Convertible Securities, Options, Etc	9
3.06. Authorization and Validity of Agreement	9
3.07. Validity of Transactions; Absence of Required Consents or Waivers	9
3.08. SFC Books and Records	10
3.09. SFC Reports	10
3.10. SFC Financial Statements	10
3.11. SFC Tax Returns and Other Tax Matters	10
3.12. Absence of Material Adverse Changes or Certain Other Events	11
3.13. Absence of Undisclosed Liabilities	11
3.14. Compliance with Existing Obligations	11
3.15. Litigation and Compliance with Law	11
3.16. Real Properties	12
3.17. Loans, Accounts, Notes and Other Receivables	13
3.18. Securities Portfolio and Investments	14
3.19. Personal Property and Other Assets	14
3.20. Patents and Trademarks	14
3.21. Environmental Matters	14
3.22. Absence of Brokerage or Finders Commissions	15
3.23. Material Contracts	16
3.24. Employment Matters; Employee Relations	16
3.25. Employment Agreements; Employee Benefit Plans; Other Arrangements	17
3.26. Insurance	18
3.27. Insurance of Deposits	18
3.28. Indemnification Obligations	18
3.29. Obstacles to Regulatory Approval	19
3.30. Disclosure	19

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF FCB
4.01. Organization; Standing; Power	19
4.02. Authorization and Validity of Agreement	19
4.03. Validity of Transactions; Absence of Required Consents or Waivers	20
4.04. Obstacles to Regulatory Approval	20
4.05 Bancorp Financial Statements	20
4.06 Absence of Material Adverse Changes or Certain Other Events	20
4.07 Absence of Undisclosed Liabilities	21
4.08. Disclosure	21

A-ii

ARTICLE V. COVENANTS OF SFC AND SNB
5.01. Affirmative Covenants of SFC and SNB	21
(a) SFC Shareholders’ Meeting; Proxy Statement; Recommendation	21
(b) Conduct of Business Prior to Effective Time	22
(c) Periodic Financial and Other Information	22
(d) Notice of Certain Changes or Events	23
(e) Accruals for Loan Loss Reserve, Expenses and Other Accounting Matters	24
(f) Loan Charge-Offs	24
(g) Consents to Assignment of Contracts and Leases	24
(h) Access	24
(i) Pricing of Deposits and Loans	25
(j) Further Action; Instruments of Transfer	25
5.02. Negative Covenants of SFC and SNB	25
(a) Amendments to Articles of Incorporation or Bylaws	25
(b) Change in Capitalization	25
(c) Sale or Issuance of Stock or Other Securities	25
(d) Purchase or Redemption of Shares	25
(e) Options, Warrants and Rights	25
(f) Dividends and Distributions	26
(g) Employment, Benefit or Retirement Agreements or Plans	26
(h) Increase in Compensation; Bonuses	26
(i) Accounting Practices; Independent Accountants	26
(j) Acquisitions; Additional Branch Offices	26
(k) Changes in Business Practices	27
(l) Exclusive Merger Agreement	27
(m) Acquisition or Disposition of Assets	27
(n) Debt; Liabilities	28
(o) Liens; Encumbrances	28
(p) Waiver of Rights	28
(q) Other Contracts	28
(r) Deposit Liabilities	29
(s) Changes in Lease Agreements	29
ARTICLE VI. COVENANTS OF FCB AND BANCORP
6.01. Employees; Employee Benefits	29
(a) Employment of SFC and SNB Employees	29
(b) Employee Benefits	29
6.02. Further Action; Instruments of Transfer	30
6.03. Notices of Certain Changes or Events	30
6.04 Financing	30
ARTICLE VII. ADDITIONAL MUTUAL AGREEMENTS
7.01. Regulatory Approvals	30
7.02. Information for Proxy Statement and Applications for Regulatory Approvals	30
7.03. Announcements; Confidential Information	31
7.04. Real Property Matters	32
7.05. Directors’ and Officers’ Liability Insurance	34
7.06. Final Tax Return	34
7.07. Expenses	34
7.08. Employment Agreements	34
(a) New Employment Agreements	34
(b) Existing Employment Agreements	35
7.09. Treatment of Section 401(k) Plan	35
7.10. SFC Stock Option Termination and Releases	35
7.11. Correction of Credit Documentation and Compliance Deficiencies	36

A-iii

ARTICLE VIII. CONDITIONS PRECEDENT TO MERGER
8.01. Conditions to all Parties’ Obligations	36
(a) Approval by Regulatory Authorities; Disadvantageous Conditions	36
(b) Adverse Proceedings, Injunction, Etc.	36
(c) Approval by Boards of Directors and Shareholders	37
(d) No Termination or Abandonment	37
(e) Articles of Merger; Other Actions	37
8.02. Additional Conditions to SFC’s and SNB’s Obligations	37
(a) Material Adverse Change	37
(b) Compliance with Laws	37
(c) FCB’s and Bancorp’s Representations and Warranties and Performance of
Agreements; Officers’ Certificate	37
(d) Legal Opinion of FCB’s Counsel	38
(e) Other Documents and Information	38
(f) Fairness Opinion	38
(g) Acceptance by SFC’s Counsel	38
(h) Deposit of Merger Consideration	38
(i) Completion of Subordinated Debt Offering	38
8.03. Additional Conditions to FCB’s and Bancorp’s Obligations	38
(a) Material Adverse Change	38
(b) Compliance with Laws	38
(c) SFC’s and SNB’s Representations and Warranties and Performance
of Agreements; Officers’ Certificate	39
(d) Completion of Subordinated Debt Offering	39
(e) Employment Agreements	39
(f) Termination of SFC Stock Options	39
(g) Consents to Assignments; Estoppel Certificates	39
(h) Legal Opinion of SFC’s Counsel	40
(i) Other Documents and Information	40
(j) Acceptance by FCB’s Counsel	40

A-iv

ARTICLE IX. TERMINATION; BREACH; REMEDIES
9.01. Mutual Termination	40
9.02. Unilateral Termination	40
(a) Termination by FCB	40
(b) Termination by the SFC	41
(c) Survival of Certain Covenants Following Termination	43
9.03. Termination Fees	43
9.04. Breach; Remedies	44
(a) Breach by SFC or SNB	44
(b) Breach by FCB or Bancorp	44
(c) Willful and Intentional Breach	44
(d) Other Remedies	45
ARTICLE X. INDEMNIFICATION
10.01. Indemnification Following Termination of Agreement	45
(a) By SFC and SNB	45
(b) By FCB and Bancorp	45
(c) Procedure for Claiming Indemnification	46
10.02 Indemnification of SFC’s, SNB’s, FFI’s and SIS’s
Directors and Officers Following Effective Time	46
ARTICLE XI. MISCELLANEOUS PROVISIONS
11.01. Survival of Representations, Warranties, Indemnification and Other Agreements	47
(a) Representations, Warranties and Other Agreements	47
(b) Indemnification	47
11.02. Waiver	48
11.03. Amendment	48
11.04. Notices	48
11.05. Previous Disclosure of Information	48
11.06. Further Assurance	48
11.07. Headings and Captions	48
11.08. Gender and Number	49
11.09. Entire Agreement	49
11.10. Severability of Provisions	49
11.11. Assignment	49
11.12. Counterparts	49
11.13. Governing Law	49
11.14. Inspection	49
SIGNATURES	50
EXHIBIT A - Plan of Merger	A-1
EXHIBIT B - Form of Legal Opinion of SFC’s and SNB’s Legal Counsel	B-1
EXHIBIT C - Terms of Subordinated Debt Financing	C-1
EXHIBIT D - Form of Legal Opinion of FCB’s and Bancorp’s Legal Counsel	D-1

A-v

Agreement and Plan of Reorganization and Merger

By and Among
Summit Financial Corporation,
Summit National Bank
and
First Citizens Bank and Trust Company, Inc.
And Joined in By
First Citizens Bancorporation, Inc.

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the “Agreement”) is entered into as of the 7th day of March, 2005, by and between FIRST CITIZENS BANK AND TRUST COMPANY, INC. (“FCB”), SUMMIT FINANCIAL CORPORATION (“SFC”), and SUMMIT NATIONAL BANK (“SNB”), and is being joined in by FIRST CITIZENS BANCORPORATION, INC. (“Bancorp”) for purposes of its agreement to the terms hereof.

WHEREAS, FCB is a South Carolina bank with its principal office and place of business located in Columbia, South Carolina, and is a wholly-owned bank subsidiary of First Citizens Bancorporation, Inc. (“Bancorp”), a South Carolina business corporation which also has its principal office and place of business in Columbia, South Carolina; and,

WHEREAS, Bancorp is a South Carolina business corporation with its principal office and place of business located in Columbia, South Carolina, is the owner of all the issued and outstanding shares of common stock of FCB and is a financial holding company registered as such with the Board of Governors of the Federal Reserve System; and,

WHEREAS, SFC is a South Carolina business corporation with its principal office and place of business located in Greenville, South Carolina, and, by virtue of its being the owner of all the issued and outstanding shares of common stock of SNB and Freedom Finance, Inc. (“FFI”), is a financial holding company registered as such with the Board of Governors of the Federal Reserve System; and,

WHEREAS, SNB is a national banking association with its principal office and place of business located in Greenville, South Carolina, and is a wholly-owned subsidiary of SFC and the owner of all the issued and outstanding shares of common stock of Summit Investment Services, Inc. (“SIS”), a South Carolina business corporation which has its principal office and place of business in Greenville, South Carolina; and,

WHEREAS, FCB, SFC and SNB have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for SFC and SNB to be merged with and into FCB in the manner and upon the terms and conditions contained in this Agreement and the Plan of Merger attached as an exhibit hereto; and,

WHEREAS, to effectuate the foregoing, FCB, SFC and SNB desire to adopt this Agreement and Plan of Reorganization; and,

WHEREAS, FCB’s and Bancorp’s Boards of Directors have approved this Agreement, and Bancorp has approved this Agreement in its capacity as FCB’s sole shareholder and desires to join in the execution of this Agreement for purposes of evidencing its approval of the transactions described herein and its agreement to the terms hereof; and,

WHEREAS, SNB’s and SFC’s Boards of Directors have approved this Agreement, and SFC’s Board of Directors has approved this Agreement in its capacity as SNB’s sole shareholder.

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, FCB, Bancorp, SFC and SNB hereby adopt and make this Agreement and mutually agree as provided below.

Article I
Definitions

As used in this Agreement, certain of the capitalized terms used throughout this Agreement are listed below with their meanings as used herein.

1.01 Best Knowledge. The term “Best Knowledge of SFC” or “Knowledge,” when used with reference to facts or information known by SFC, SNB, SIS or FFI, refers to facts or information of which J. Randolph Potter, James B. Schwiers, James G. Bagnal III, Blaise B. Bettendorf, James G. Gulledge, Jr., J. Stephen Rush and William E. Covington, Jr. are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties.

The term “Best Knowledge of FCB” or “Knowledge,” when used with reference to certain facts or information known by FCB or Bancorp, refers to facts or information of which executive officers of FCB or Bancorp are consciously aware or of which they should have become consciously aware in the ordinary course of business and the performance of their management duties.

1.02. Dissenters’ Rights.  The term “Dissenters’ Rights” means the right to dissent from the Merger and receive cash under and in the manner described in Chapter 13 of the South Carolina Business Corporation Act of 1988, as amended.

1.03. Effective Time.  The term Effective Time means the date and time at which the Merger shall become effective as specified in Articles of Merger executed by FCB and filed by it with the South Carolina Secretary of State in accordance with applicable law in order to effectuate the Merger of SFC and SNB into FCB.

1.04. Environmental Laws.  The term “Environmental Laws” means (a) all federal, state and local statutes, regulations and ordinances, (b) all common law, and (c) all orders, decrees, and similar provisions having the force or effect of law and to which SFC, SNB, SIS or FFI is subject, which, in the case of any of the above, concern or relate to pollution or protection of the environment; standards of conduct and bases of obligations or liability relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control or clean-up of any “Hazardous Substances” (as defined in subparagraph 1.11 below); public or worker health and safety; wetlands protection, drainage or stormwater management; noise; odor; or indoor air pollution.

1.05. FCB Material Adverse Change.  The term “FCB Material Adverse Change” means a material adverse change in or affecting FCB and Bancorp considered as one entity, in Bancorp’s consolidated financial condition or results of operations, in Bancorp’s businesses, investments, Loan portfolio or operations, or in the ability of FCB or Bancorp to consummate the transactions described herein, but shall not include any change resulting from (a) the execution or announcement of this Agreement, (b) any actions taken by any of the SFC Companies or any of their respective affiliates after the date hereof and prior to the Effective Time that relate to, or affect, the businesses of FCB or Bancorp, (c) compliance by FCB or Bancorp with the terms of this Agreement, or (d) any reasonable out-of-pocket costs or expenses associated with, relating to or arising from the transactions contemplated by this Agreement (including legal, accounting and financial advisory fees and disbursements).

1.06. FCB Material Adverse Effect.  The term “FCB Material Adverse Effect” means a material adverse effect on FCB and Bancorp considered as one entity, on Bancorp’s consolidated financial condition or results of operations, on Bancorp’s or FCB’s business, or on the ability of FCB and Bancorp to consummate the transactions described herein or to carry on its business as presently conducted, or on FCB’s ability to conduct SNB’s business following the Merger, but shall not include any effect resulting from (a) the execution or announcement of this Agreement, (b) any actions taken by any of the SFC Companies or any of their respective affiliates after the date hereof and prior to the Effective Time that relate to, or affect, the businesses of FCB or Bancorp, (c) compliance by FCB or Bancorp with the terms of this Agreement, or (d) any reasonable out-of-pocket costs or expenses associated with, relating to or arising from the transactions contemplated by this Agreement (including legal, accounting and financial advisory fees and disbursements).

1.07. FDIC.  The term “FDIC” means the Federal Deposit Insurance Corporation.

1.08. FFI Stock.  The term “FFI Stock” means the outstanding $1.00 par value common stock of FFI.

1.09. FRB.  The term “FRB” means, collectively, the Federal Reserve Board and the Federal Reserve Bank of Richmond.

1.10. GAAP.  The term “GAAP” means accounting principles generally accepted in the United States.

1.11. Hazardous Substance.  The term “Hazardous Substance” means any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, classified or otherwise regulated as hazardous, toxic, or dangerous under any Environmental Laws, whether by type or quantity, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil, or other petroleum products or byproducts, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether or radioactive material.

1.12. Loans.  The term “Loans” means any and all loans, lines of credit, letters of credit or other extensions of credit (including all unfunded commitments to make a Loan or issue or extend credit), and all accounts, notes and other receivables of any of the SFC Companies.

1.13. OCC.  The term “OCC” means the Office of the Comptroller of the Currency.

1.14. Previously Disclosed.  The terms “Previously Disclosed to FCB” and “Previously Disclosed to SFC” shall mean the disclosure of information by SFC and SNB to FCB and Bancorp, or by FCB and Bancorp to SFC, respectively, as of the last day of the calendar month immediately preceding the date of this Agreement or as of such other date as is specified herein, in the manner described in Paragraph 11.05 of this Agreement.

1.15. Regulatory Authorities.  The term “Regulatory Authorities” includes each and every federal, state or local governmental, regulatory, or judicial authority having jurisdiction over SFC, SNB,

SIS, FFI, FCB or Bancorp, or any of their respective business operations, properties or assets, or the transactions described herein.

1.16. SEC.  The term “SEC” means the Securities and Exchange Commission.

1.17. 1934 Act.  The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

1.18. SFC Audited Financial Statements. The term “SFC Audited Financial Statements” means SFC’s audited consolidated statements of financial condition as of December 31, 2004 and 2003, and its audited consolidated statements of income, shareholders’ equity and cash flows for the three years ended December 31, 2004, 2003 and 2002, together with the notes thereto.

1.19. SFC Companies.  The term “SFC Companies” refers collectively to SFC, SNB, SIS and FFI.

1.20. SFC Material Adverse Change.  The term “SFC Material Adverse Change” means a material adverse change in or affecting SFC, SNB, SIS and FFI considered as one entity, in SFC’s consolidated financial condition or results of operations, in the SFC Companies’ respective businesses, investments, Loan portfolio or operations, or in the ability of SFC or SNB to consummate the transactions described herein or to carry on SNB’s business as presently conducted, or in FCB’s ability to conduct SNB’s business following the Merger, but shall not include any change resulting from (a) the execution or announcement of this Agreement, (b) any actions taken by FCB or Bancorp or any of their respective affiliates after the date hereof and prior to the Effective Time that relate to, or affect, the businesses of the SFC Companies, (c) compliance by SFC or SNB with the terms of this Agreement, or (d) any reasonable out-of-pocket costs or expenses associated with, relating to or arising from the transactions contemplated by this Agreement (including legal, accounting and financial advisory fees and disbursements).

1.21. SFC Material Adverse Effect.  The term “SFC Material Adverse Effect” means a material adverse effect on SFC, SNB, SIS and FFI considered as one entity, on SFC’s consolidated financial condition or results of operations, on the SFC Companies’ respective businesses, investments, Loan portfolio or operations, or on the ability of SFC or SNB to consummate the transactions described herein or to carry on SNB’s business as presently conducted, or on FCB’s ability to conduct SNB’s business following the Merger, but shall not include any effect resulting from (a) the execution or announcement of this Agreement, (b) any actions taken by FCB or Bancorp or any of their respective affiliates after the date hereof and prior to the Effective Time that relate to, or affect, the businesses of the SFC Companies, (c) compliance by SFC or SNB with the terms of this Agreement, or (d) any reasonable out-of-pocket costs or expenses associated with, relating to or arising from the transactions contemplated by this Agreement (including legal, accounting and financial advisory fees and disbursements).

1.22. SFC Real Property.  The term “SFC Real Property” means all real property owned or leased by the SFC Companies, including SNB’s and FFI’s office facilities and all other real estate or foreclosed properties, including improvements thereon.

1.23. SFC Stock.  The term “SFC Stock” means the outstanding $1.00 par value common stock of SFC.

1.24. SFC Stock Option.  The term “SFC Stock Option” means any and all options to purchase shares of SFC Stock that have been issued prior to the date of this Agreement pursuant to any option plan maintained or provided by SFC or otherwise and that remain outstanding and unexercised on the date of this Agreement.

1.25. SIS Stock.  The term “SIS Stock” means the outstanding $1.00 par value common stock of SIS.

1.26. SNB Stock.  The term “SNB Stock” means the outstanding $5.00 par value common stock of SNB.

1.27. South Carolina Board.  The term “South Carolina Board” means the South Carolina State Board of Financial Institutions.

Article II
The Merger

2.01. Nature of Transaction; Plan of Merger.  Subject to the provisions of this Agreement, at the Effective Time SFC and SNB each simultaneously will be merged into and with FCB (the “Merger”) as provided in the plan of merger (the “Plan of Merger”) attached as Exhibit A to this Agreement.

2.02. Effect of Merger; Surviving Corporation.  At the Effective Time, and by reason of the Merger, the separate corporate existences of SFC and SNB shall cease while the corporate existence of FCB as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Following the Merger, FCB shall continue to operate as a South Carolina bank and will conduct its business at the then legally established branch and main offices of FCB and SNB. The duration of the corporate existence of FCB, as the surviving corporation, shall be perpetual and unlimited.

2.03. Assets and Liabilities of SFC and SNB.  At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of SFC and SNB (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to SFC or SNB, whether tangible or intangible) shall be transferred to and vest in FCB, and FCB shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of SFC and SNB, all without any conveyance, assignment or further act or deed; and FCB shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of SFC and SNB as of the Effective Time. By virtue of the Merger, SFC’s interest in and ownership of the outstanding shares of FFI Stock, and SNB’s interest in and ownership of the outstanding shares of SIS Stock, shall be transferred to and vest in FCB, and SIS and FFI shall become wholly-owned subsidiaries of FCB.

2.04. Conversion and Exchange of Stock.

(a) Conversion of SFC Stock.  Except as otherwise provided in this Agreement, at the Effective Time all rights of SFC’s shareholders with respect to all outstanding shares of SFC Stock shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share (not to exceed an aggregate of the 4,525,855 shares outstanding on the date of this Agreement and up to 664,848 shares for which options to purchase SFC Stock have been issued by SFC and could be exercised before the Closing) shall be converted, without any action by SFC, FCB or any SFC shareholder, into the right to receive cash in the amount of $22.00, all in the manner and subject to the limitations described in this Agreement.

At the Effective Time, and without any action by FCB, SFC or any SFC shareholder, SFC’s stock transfer books shall be closed and there shall be no further transfers of SFC Stock on its stock transfer books or the registration of any transfer of a certificate evidencing SFC Stock (a “SFC Certificate”) by any holder thereof, and the holders of SFC Certificates shall cease to be, and shall have no further rights as, shareholders of SFC other than as provided in this Agreement. Following the Effective Time, SFC Certificates shall evidence only the right of the registered holders thereof to receive the consideration into which their SFC Stock was converted at the Effective Time as provided in this

Paragraph 2.04(a), or, in the case of SFC Stock held by shareholders who properly shall have exercised Dissenters’ Rights, cash as provided in Paragraph 2.04(e) below.

(b) Cancellation of SNB Stock. At the Effective Time, all outstanding shares of SNB Stock shall be cancelled, and no cash or other consideration shall be issued in exchange for or with respect to those shares.

(c) Exchange and Payment Procedures; Surrender of Certificates.

(i) Prior to the Effective Time, FCB shall designate an agent reasonably acceptable to SFC to act as agent for the holders of the SFC Stock in connection with the Merger (the “Paying Agent”) to receive in trust, the aggregate consideration to which holders of SFC Stock shall become entitled pursuant to Paragraph 2.04(a) (the “Merger Consideration”). SFC and SNB agree that FCB’s own trust department, or the corporate trust department of First-Citizens Bank & Trust Company, Raleigh, North Carolina, each shall be acceptable to them as FCB’s Paying Agent.

(ii) At the Effective Time, FCB shall deposit the Merger Consideration with the Paying Agent. The Merger Consideration shall be held in trust for the benefit of the holders of SFC Stock and such cash shall not be used for any other purposes; provided that FCB may direct the Paying Agent to invest such cash, provided that such investments (A) shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Standard & Poor’s Corporation, or in certificates of deposit of domestic commercial banks with capital exceeding $250,000,000 (collectively, the “Permitted Investments”) or in money market funds which are invested solely in Permitted Investments, and (B) shall have maturities that will not prevent or delay payments to be made pursuant to Paragraph 2.04(a) and this Paragraph 2.04(c). If for any reason (including losses) the funds held by the Paying Agent are inadequate to pay the amounts to which the holders of SFC Stock shall be entitled under Paragraph 2.04(a), Bancorp and FCB shall be liable for the payment thereof.

(iii) As promptly as practicable after the Effective Time, FCB and Bancorp shall cause to be mailed to each record holder, as of the Effective Time, whose shares of SFC Stock were converted pursuant to Paragraph 2.04(a) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a SFC Certificate shall pass, only upon proper delivery of the SFC Certificate to the Paying Agent and shall be in such form and have such other provisions as FCB may reasonably specify) and instructions for effecting the surrender of a SFC Certificate in exchange for the Merger Consideration for the SFC Stock. Upon surrender of a SFC Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by FCB, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such SFC Certificate shall receive promptly in exchange therefor the Merger Consideration for each share of SFC Stock formerly evidenced thereby, and such SFC Certificate shall forthwith be canceled.

(iv) At any time following the 12 month anniversary of the Effective Time, FCB shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent, and holders shall be entitled to look to FCB (subject to abandoned property, escheat or other similar laws) only as a general creditor thereof with respect to the Merger Consideration payable upon due surrender of their SFC Certificates without any interest thereon. Notwithstanding the foregoing, neither FCB, Bancorp nor the Paying Agent shall be liable to any holder of a SFC Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Antidilutive Adjustments. If, prior to the Effective Time, SFC shall declare any dividend payable in shares of SFC Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of SFC Stock, then an appropriate and proportionate adjustment shall be made in the amount of cash into which each share of SFC Stock will be converted at the Effective Time pursuant to this Agreement.

(e) Dissenters.  Any shareholder of SFC who properly exercises Dissenters’ Rights shall be entitled to receive payment of the fair value of his or her shares of SFC Stock in the manner and pursuant to the procedures provided in Chapter 13 of the South Carolina Business Corporation Act of 1988. Shares of SFC Stock held by persons who exercise Dissenters’ Rights shall not be converted as described in Paragraph 2.04(a). However, if any shareholder of SFC who exercises Dissenters’ Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of SFC Stock shall be deemed to have been converted into the right to receive cash as of the Effective Time as provided in Paragraph 2.04(a) hereof.

(f) Lost Certificates.  In the event that any SFC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such SFC Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed SFC Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided, that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, and at the sole discretion of FCB, give FCB a bond in such sum as it may direct or otherwise indemnify FCB and Bancorp in a manner satisfactory to them against any claim that may be made against FCB or Bancorp with respect to shares of SFC Stock represented by the SFC Certificate claimed to have been lost, stolen or destroyed..

2.05 Articles of Incorporation, Bylaws and Management.  The Articles of Incorporation and Bylaws of FCB in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of FCB as the surviving corporation in the Merger. The directors of FCB in office at the Effective Time shall constitute the Board of Directors of FCB as the surviving corporation in the Merger and shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors. The officers of FCB in office at the Effective Time shall continue to serve in their same positions as officers of FCB as the surviving corporation in the Merger until removed as provided by law or until the election or appointment of their respective successors.

2.06. Closing; Effective Time.  The consummation and closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of FCB in Columbia, South Carolina, or at such other place as FCB shall designate, on a date mutually agreeable to FCB and SFC (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities (but in no event more than five business days following the satisfaction of all conditions to consummation of the Merger as described in Article VIII of this Agreement). At the Closing, FCB, Bancorp, SFC and SNB shall take such actions (including without limitation the delivery of certain closing documents and the execution of Articles of Merger under South Carolina law) as are required in this Agreement and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

Subject to the terms and conditions set forth in this Agreement, the Merger shall become effective on the Effective Time specified in Articles of Merger executed by FCB and filed by it with the South Carolina Secretary of State in accordance with applicable law; provided, however, that the Effective Time shall in no event be more than three business days following the Closing Date.

Article III
Representations and Warranties of SFC and SNB

Except as otherwise specifically described in this Agreement or as Previously Disclosed to FCB, SFC and SNB hereby make the following representations and warranties to FCB.

3.01. Organization; Standing; Power.  SFC is duly organized and incorporated, validly existing and in good standing as a business corporation under the laws of the State of South Carolina and is a registered financial holding company under the Bank Holding Company Act of 1956, as amended.

SNB is duly organized, validly existing and in good standing as a national banking association under the laws of the United States of America.

SIS and FFI each is duly organized and incorporated, validly existing and in good standing as a business corporation under the laws of the State of South Carolina.

Each of the SFC Companies (i) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it now is being conducted; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it therein, or in which the transaction of its business, makes such qualification necessary, except where failure so to qualify would not have an SFC Material Adverse Effect; and (iii) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, except where such violation would not result in an SFC Material Adverse Effect.

3.02. Capital Stock and Securities.  SFC’s authorized capital stock consists of 20,000,000 shares of SFC Stock, of which 4,525,855 shares are issued and outstanding as of the date of this Agreement and constitute SFC’s only outstanding equity securities. The outstanding shares of SFC Stock are listed on The Nasdaq SmallCap Market.

SNB’s authorized capital stock consists of 2,000,000 shares of SNB Stock, of which 850,000 shares are issued and outstanding. All of the SNB Stock is held, beneficially and of record, by SFC, and those shares constitute SNB’s only outstanding equity securities.

SIS’s authorized capital stock consists of 100,000 shares of SIS Stock, of which 1,000 shares are issued and outstanding. All of the SIS Stock is held, beneficially and of record, by SNB, and those shares constitute SIS’s only outstanding equity securities.

FFI’s authorized capital stock consists of 100,000 shares of FFI Stock, of which 1,000 shares are issued and outstanding. All of the FFI Stock is held, beneficially and of record, by SFC, and those shares constitute FFI’s only outstanding equity securities.

Each outstanding share of SFC Stock, SNB Stock, SIS Stock and FFI Stock (i) has been duly authorized and is validly issued and outstanding, and is fully paid and, except with respect to the SNB Stock as provided in 12 USC 55, nonassessable, (ii) has been legally issued pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, or an available exemption from such registration, and in conformity with applicable state securities laws, and (iii) has not been issued in violation of the preemptive rights of any shareholder. The SFC Stock is registered with the SEC under the 1934 Act, and SFC is subject to the registration and reporting requirements of the 1934 Act. The SNB Stock, SIS Stock and FFI Stock are not registered under, and SNB, SIS and FFI are not subject to the registration and reporting requirements of, the 1934 Act.

3.03. Principal Shareholders.  To the Best Knowledge of SFC, no person or entity beneficially owns, directly or indirectly, more than 5% of the outstanding shares of SFC Stock.

3.04. Subsidiaries.  With the exception of SNB, FFI and SIS, SFC has no subsidiaries, direct or indirect; and, except for equity securities included in its investment portfolio and Previously Disclosed to FCB, SFC does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

With the exception of SIS, SNB has no subsidiaries, direct or indirect, and, except for equity securities included in its investment portfolio and Previously Disclosed to FCB, SNB does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

SIS and FFI have no subsidiaries, direct or indirect; and SIS and FFI do not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

3.05. Convertible Securities, Options, Etc.  None of the SFC Companies have any outstanding (a) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of SFC Stock, SNB Stock, SIS Stock or FFI Stock, or any other securities of any of the SFC Companies, (b) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of SFC Stock, SNB Stock, SIS Stock or FFI Stock or any other securities of any of the SFC Companies, or (c) plan, agreement or other arrangement pursuant to which shares of SFC Stock, SNB Stock, SIS Stock or FFI Stock or any other securities of any of the SFC Companies, or options, warrants, rights, calls or other commitments of any nature pertaining to any securities of any of the SFC Companies, have been or may be issued.

3.06. Authorization and Validity of Agreement.  This Agreement has been duly and validly approved by SFC’s and SNB’s respective Boards of Directors and by SFC as the sole shareholder of SNB. Subject only to approval of this Agreement by the shareholders of SFC in the manner required by law and required approvals of Regulatory Authorities (as contemplated by Paragraph 7.01), (a) SFC and SNB each has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement, (b) all corporate proceedings and approvals required to authorize SFC and SNB to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (c) this Agreement constitutes the valid and binding agreement of each of SFC and SNB enforceable in accordance with its terms (except to the extent enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (ii) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (iii) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

3.07. Validity of Transactions; Absence of Required Consents or Waivers.  Subject to approval of this Agreement by the shareholders of SFC in the manner required by law and receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by SFC or SNB with any of their respective obligations or agreements contained herein, nor any action or inaction by SFC or SNB required herein, will conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or Association, as applicable, or Bylaws of SFC or SNB or, except where the same could not, individually or in the aggregate, reasonably be expected to have an SFC Material Adverse Effect, (a) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation or understanding (oral or written) to which either of them is bound or to which either of them or their respective businesses, capital stock or properties or assets is subject; (b) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of any of the SFC Companies; (c) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; or (d) result in the acceleration of any obligation or indebtedness of any of the SFC Companies.

No further consents, approvals or waivers are required to be obtained from any person or entity in connection with SFC’s or SNB’s execution and delivery of this Agreement, or the performance of their obligations or agreements or the consummation of the transactions described herein, except for required approvals of SFC’s shareholders and of Regulatory Authorities.

3.08. SFC Books and Records. The SFC Companies’ respective books of account and business records have been maintained in all material respects in compliance with all applicable legal, regulatory and accounting requirements, and such books and records are complete and reflect accurately in all material respects their respective items of income and expense and all of their respective assets, liabilities and stockholders’ equity. The SFC Companies’ minute books are complete and accurately reflect in all material respects all corporate actions which their respective shareholders and boards of directors, and all committees thereof, have taken during the time periods covered by such minute books.

3.09. SFC Reports.  To the Best Knowledge of SFC, (a) since December 31, 1999, each of the SFC Companies has filed all reports, registrations and statements and other filings, together with any amendments required to be made with respect thereto (“Reports”), that it was required to file with any Regulatory Authority; (b) each such Report filed by the SFC Companies complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which it was filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (c) none of the SFC Companies have been notified by a Regulatory Authority that any such Report filed by any of them was deficient in any material respect as to form or content.

3.10. SFC Financial Statements.  SFC has Previously Disclosed to FCB a copy of the SFC Audited Financial Statements. The SFC Audited Financial Statements (a) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (b) are in accordance with the SFC Companies’ books and records, and (c) present fairly in all material respects SFC’s consolidated financial condition, assets and liabilities, results of operations, changes in shareholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein. The SFC Audited Financial Statements have been audited by KPMG LLP, which serves as SFC’s independent registered public accounting firm.

3.11. SFC Tax Returns and Other Tax Matters.  Since January 1, 1999, (a) each of the SFC Companies has timely filed or caused to be filed all federal, state and local income tax returns and reports which are required by law to have been filed, and, to the Best Knowledge of SFC, all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (b) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments attributable to periods ending on or before December 31, 2004, which have become due from or been assessed or levied against any of the SFC Companies or their respective properties have been fully paid or, if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected on the SFC Audited Financial Statements; (c) none of the SFC Companies have been involved in any audit by or other dispute with the Internal Revenue Service (the “IRS”) or the South Carolina Department of Revenue (the “SCDOR”) or other taxing authority, and none of the SFC Companies have received any notification from the IRS, the SCDOR or other taxing authority of the pendency of any audit or examination in connection with any such tax return or report; (d) none of the SFC Companies has waived or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax.

3.12. Absence of Material Adverse Changes or Certain Other Events.

(a) Since December 31, 2004, (i) each of the SFC Companies has conducted its business only in the ordinary course, (ii) there has occurred no SFC Material Adverse Change, and (iii) there have occurred no events or developments, and there currently exist no conditions or circumstances, which, individually or in the aggregate, and with the lapse of time or otherwise, reasonably could be expected to cause, create or result in an SFC Material Adverse Change.

(b) Since December 31, 2004, and except as described in Paragraph 3.13 below, (i) none of the SFC Companies have incurred any material liability, engaged in any material transaction, or entered into any material agreement, (ii) increased the salaries, compensation or general benefits payable or provided to its employees (with the exception of routine increases in the salaries of employees effected at such times and in such amounts as is consistent with their past practices and salary administration and review policies and procedures in effect prior to December 31, 2004), (iii) suffered any material loss, destruction or damage to any of their properties or assets not reserved for in the SFC Audited Financial Statements, or (iv) made a material acquisition or disposition of any assets or entered into any material contract or lease.

3.13. Absence of Undisclosed Liabilities.  None of the SFC Companies have any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (a) those reflected in the SFC Audited Financial Statements, (b) increases in SNB’s deposit accounts in the ordinary course of its business since December 31, 2004, or (c) unfunded commitments to make, issue or extend Loans in amounts which, either individually or in the aggregate, do not exceed the lesser of amounts which are consistent with SNB’s and FFI’s lending practices prior to the date of this Agreement or the maximum amounts permitted by applicable banking regulations.

3.14. Compliance with Existing Obligations.  Each of the SFC Companies has performed in all material respects all obligations required to be performed by it under, and it is not in default in any material respect under, or in violation in any material respect of, the terms and conditions of, its Articles of Incorporation or Association, as applicable, Bylaws or any material contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding or other undertaking (whether oral or written) by which it is bound or to which its business, operations, capital stock, properties or assets are subject.

3.15. Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the Best Knowledge of SFC, any facts or circumstances which reasonably could be expected to result in such), including without limitation any such action by any Regulatory Authority, which are pending or, to the Best Knowledge of SFC, threatened, contemplated or probable of assertion, (i) against any of the SFC Companies or any of their respective businesses or assets, or (ii) to the Best Knowledge of SFC, otherwise relating to or affecting any of the SFC Companies or any of their respective businesses or assets.

(b) Each of the SFC Companies has all licenses, permits, orders, authorizations or approvals (“Permits”) of all federal, state, local or foreign governmental or regulatory agencies that are required for the conduct of its business or to own, lease and operate its properties, all such Permits are in full force and effect, no violations have occurred with respect to any such Permits, and no proceeding is pending or, to the Best Knowledge of SFC, threatened or probable of assertion, to suspend, cancel, revoke or limit any Permit, except where the failure to obtain or maintain any such Permits, or the occurrence of any such violations, suspensions, cancellations, revocations or limitations, individually or in the aggregate, could reasonably be expected to result in an SFC Material Adverse Effect.

(c) (i) None of the SFC Companies are subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any Regulatory Authority relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or any other matter; (ii) there are no judgments, orders, stipulations, injunctions, decrees or awards against any of the SFC Companies which limit, restrict, regulate, enjoin or prohibit in any material respect any of their present or past businesses or practices; and (iii) none of the SFC Companies have been notified by any Regulatory Authority or any court that it is contemplating, threatening or requesting the issuance of any such agreement, order, writ, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d) To the Best Knowledge of SFC, none of the SFC Companies are in violation or default in any material respect under, and each of them has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any Regulatory Authority (including without limitation all provisions of South Carolina law relating to usury, the Consumer Credit Protection Act, and all other federal and state laws and regulations applicable to extensions of credit by SNB and FFI). No person or authority has asserted a claim, and, to the Best Knowledge of SFC, there is no reasonable basis for any claim by any person or authority, for compensation, reimbursement, damages or other penalties or relief for any violations described in this subparagraph (d).

(e) To the Best Knowledge of SFC, it has complied and is in compliance in all material respects with the requirements, including all corporate governance requirements, of The Nasdaq SmallCap Market for the continued listing of the SFC Stock.

3.16. Real Properties.

(a) SFC has Previously Disclosed to FCB a list of all parcels of SFC Real Property owned by one of the SFC Companies. With respect to each such parcel of owned SFC Real Property, the SFC Company owning that parcel has good and marketable fee simple title to that SFC Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially and adversely affect the economic value or marketability of that SFC Real Property or materially detract from, interfere with or restrict the present or future use of that SFC Real Property for the purposes for which it currently is used.

(b) SFC has Previously Disclosed to FCB a list of all parcels of SFC Real Property in which one of the SFC Companies has a leasehold interest, together with true and complete copies of the lease agreement pertaining to each such parcel (the “Lease Agreements”). With respect to each such parcel, (i) the SFC Company-lessee of such parcel has unconditionally accepted occupancy of and currently is occupying that property; (ii) the lease term, commencement date, expiration date, renewal terms, and current rent applicable to that parcel is as set forth in the Lease Agreement pertaining to it; (iii) the Lease Agreement pertaining to that parcel is in full force and effect and has not been modified or amended; (iv) the terms and conditions of the Lease Agreement pertaining to that parcel will continue without modification notwithstanding the Merger, and the Merger will not be deemed to be a transfer or assignment in violation of or otherwise to violate the Lease Agreement, to require the approval of the landlord under the Lease Agreement, or to prevent the exercise of or result in the loss of any right or option to renew or extend the Lease Agreement or to purchase that parcel; (v) the SFC Company-lessee of such parcel has performed all of the lessee’s obligations (including the payment of rent) under the Lease Agreement pertaining to that parcel, and no event of default by the lessee exists or has occurred under that Lease Agreement (including without limitation any default that would prevent the exercise of or result in the loss of any right or option to renew or extend the Lease Agreement or to purchase that parcel); and

(vi) to the Best Knowledge of SFC, the landlord with respect to that parcel has performed all of the landlord’s obligations under the Lease Agreement pertaining to that parcel, and no event of default by the landlord exists or has occurred under that Lease Agreement.

(c) The SFC Real Property complies in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental or regulatory authority, including without limitation those relating to zoning, building and use permits, as well as the Americans with Disabilities Act. The parcels of SFC Real Property upon which SNB’s and FFI’s offices are situated, or which are used by SNB and FFI in conjunction with their respective businesses, may, under applicable zoning ordinances, be used for the purposes for which they currently are used as a matter of right rather than as a conditional or nonconforming use.

(d) With respect to each parcel of SFC Real Property that currently is used by SNB or FFI as an office, (i) all improvements and fixtures included in or on that SFC Real Property are in satisfactory condition and repair and performing the functions and operations for which they were designed, ordinary wear and tear excepted, and (ii) there does not exist any condition which materially and adversely affects the economic value or marketability of that SFC Real Property or materially detracts from, interferes with or restricts SNB’s or FFI’s present use (or FCB’s use after the Merger) of that SFC Real Property or those improvements and fixtures for the purposes for which they currently are used.

3.17. Loans, Accounts, Notes and Other Receivables.

(a) All Loans reflected as assets on the SFC Companies’ respective books and records (i) have resulted from bona fide business transactions in the ordinary course of their respective operations, (ii) in all material respects were made in accordance with their respective standard practices and procedures, and (iii) are owned by them, respectively, free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

(b) All records of the SFC Companies regarding all outstanding Loans and all other real estate owned, are accurate in all material respects, and, to the Best Knowledge of SFC, each Loan which the SFC Companies’ respective Loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”) is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in their records of such Loan.

(c) To the Best Knowledge of SFC, each Loan reflected as an asset on the SFC Companies’ books, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any material Loan or guaranty.

(d) SFC has Previously Disclosed to FCB a written listing of (i) each Loan or other asset of any of the SFC Companies which, as of the last day of the calendar year immediately preceding the date of this Agreement, was classified by any Regulatory Authority, or by any of the SFC Companies themselves, as “Loss,” “Doubtful,” “Substandard” or “Special Mention” (or otherwise by words of similar import), or which any of the SFC Companies otherwise have designated as a special asset, a “potential problem Loan,” or for special handling, or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, (ii) each Loan which, as of the last day of the calendar year immediately preceding the date of this Agreement, was past due more than 30 days as to the payment of principal and/or interest, and (iii) each Loan as to which, to the Best Knowledge of SFC, any obligor thereon (including the borrower or any guarantor) was in default (other than as a result of nonpayment of principal or interest), was the subject of a proceeding in bankruptcy, or has indicated any inability or intention not to repay such Loan in accordance with its terms.

(e) To the Best Knowledge of SFC, each of the Loans (with the exception of those Loans Previously Disclosed to FCB pursuant to Paragraph 3.17(d) above) is collectible in the ordinary course of the SFC Companies’ business in an amount which is not less than the amount at which it is carried on their books and records.

(f) The SFC Companies’ reserves for possible Loan losses (the “Loan Loss Reserves”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of Regulatory Authorities and, in the best judgment of management and the Boards of Directors of the SFC Companies, is reasonable in view of the size and character of the SFC Companies’ Loan portfolios, current economic conditions and other relevant factors and is adequate in all material respects to provide for losses relating to or the risk of loss inherent in the SFC Companies’ Loan portfolios.

3.18. Securities Portfolio and Investments.  SFC has Previously Disclosed to FCB a listing of all securities owned, of record or beneficially, by each of the SFC Companies as of the last day of the calendar year immediately preceding the date of this Agreement. All securities owned by each of the SFC Companies are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory (with the exception of customary pledges or sales of securities by SNB in the ordinary course of its business to secure public funds deposits or in connection with “repurchase agreements” entered into by it with its customers), which would materially impair the ability of any of the SFC Companies to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which any of the SFC Companies are a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which any of the SFC Companies has “purchased” securities under agreement to resell, it has a valid and, to the Best Knowledge of SFC, perfected, first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to it which is secured by such collateral.

Since December 31, 2004, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of any of the SFC Companies’ securities portfolios as a whole.

3.19. Personal Property and Other Assets.  All banking equipment, data processing equipment, vehicles, and other personal property used by each of the SFC Companies and material to the operation of its business are owned by it free and clear of all liens, encumbrances, leases, title defects or exceptions to title. To the Best Knowledge of SFC, all personal property material to the SFC Companies’ respective businesses is in satisfactory operating condition and repair, ordinary wear and tear excepted.

3.20. Patents and Trademarks.  To the Best Knowledge of SFC, each of the SFC Companies owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted; and, to the Best Knowledge of SFC, none of the SFC Companies have violated, and none of them currently is in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

3.21. Environmental Matters.

(a) SFC has Previously Disclosed to FCB, and provided FCB with copies of, all written reports, correspondence, notices or other information or materials in the SFC Companies’ possession pertaining to environmental surveys or assessments of any of the SFC Real Property and any improvements thereon, the presence of any Hazardous Substance on any of the SFC Real Property, or any violation or alleged violation of Environmental Laws on, affecting or otherwise involving any of the SFC Real Property or involving any of the SFC Companies.

(b) To the Best Knowledge of SFC, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release or threatened release of any Hazardous Substances by any person on, from or relating to any of the SFC Real Property which constitutes a violation of any Environmental Laws, or any removal, clean-up or remediation of any Hazardous Substances from, on or relating to any of the SFC Real Property.

(c) None of the SFC Companies have violated any Environmental Laws relating to any of the SFC Real Property and, to the Best Knowledge of SFC, there has been no violation of any Environmental Laws relating to any of the Real Property by any other person or entity for whose liability or obligation with respect to any particular matter or violation any of the SFC Companies are or may become responsible or liable.

(d) To the Best Knowledge of SFC, none of the SFC Companies are subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any of the SFC Real Property, by any person or entity.

(e) To the Best Knowledge of SFC, no facts, events or conditions relating to any of the SFC Real Property, or the operations of any of the SFC Companies at any of their office locations, will prevent, hinder or limit continued compliance with Environmental Laws or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

(f) To the Best Knowledge of SFC, (i) there has been no violation of any Environmental Laws with respect to any Loan Collateral by any person or entity for whose liability or obligation with respect to any particular matter or violation any of the SFC Companies are or may become responsible or liable, (ii) none of the SFC Companies are subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any Loan Collateral, by any person or entity, (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities pursuant to Environmental Laws; and (iv) there is no Hazardous Substance on, from, under, at or relating to any Loan Collateral in an amount, volume, or concentration sufficient to invoke or require regulation under any Environmental Laws.

3.22. Absence of Brokerage or Finders Commissions. Except for SFC’s engagement of Allen C. Ewing & Co. by SFC’s Board of Directors as its financial adviser in connection with the Merger and to provide it with an opinion as to the fairness, from a financial point of view, of the terms of the Merger to SFC’s shareholders, (a) all negotiations relative to this Agreement and the transactions described herein have been carried on by SFC directly (or through its legal counsel) with FCB, and no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, any of the SFC Companies or either of their respective Boards of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and (b) none of the SFC Companies have agreed, and none of them have any obligation, to pay any brokerage fee or commission, or, with the exception of its legal counsel and accountants, any other fee or compensation, to any person or entity in connection with or as a result of the transactions described herein.

SFC has Previously Disclosed to FCB the terms of its Board of Directors’ engagement of Allen C. Ewing & Co. (including fees to be paid to that firm by SFC).

3.23. Material Contracts.  Other than agreements with customers relating to Loans or other banking services which were made in the ordinary course of their businesses, or as Previously Disclosed to FCB by SFC, none of the SFC Companies are parties to or bound by any agreement (a) involving money or other property in an amount or with an aggregate cumulative value over its full term in excess of $100,000, (b) which is not to be performed in full prior to December 31, 2005, (c) which calls for the provision of goods or services to any of the SFC Companies and cannot be terminated without material penalty upon no more than 30 days notice to the other party thereto, (d) which otherwise is material to the SFC Companies considered as one enterprise and was not entered into in the ordinary course of business, (e) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (f) which commits SNB or FFI to make, issue or extend any Loan other than commitments in the ordinary course of their respective businesses for Loans which do not exceed that amount typically dealt with in the normal course of their respective businesses, (g) which involves the sale of any assets of any of the SFC Companies which are used in and are material to the operation of their respective businesses, (h) which involves any purchase or sale of real property, or which involves the purchase or sale of any other assets in the amount of more than $50,000 in the case of any single transaction or $150,000 in the case of all such transactions, (i) which involves the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of any of the SFC Companies, or (j) with any director or officer of any of the SFC Companies, or any principal shareholder of SFC (including without limitation any consulting agreement.

None of the SFC Companies are in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which they are parties or by which they or their respective properties are bound or affected or under which they or their property receives benefits, where the consequences of such default would have an SFC Material Adverse Effect.

3.24. Employment Matters; Employee Relations.  SFC has Previously Disclosed to FCB a listing of the names, years of credited service and current base salary or wage rates of all employees of the respective SFC Companies’ as of the last day of the calendar month immediately preceding the date of this Agreement. Each of the SFC Companies (a) has in all material respects paid in full to or, to the extent required by GAAP, accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them, and all vacation pay, sick pay, severance pay, overtime pay and other amounts for which it is obligated under applicable law or its existing agreements, benefit plans, policies or practices, and (b) is in compliance with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, wages and hours and other compensation matters. To the Best Knowledge of SFC, no person has asserted that any of the SFC Companies are liable in any amount for any arrearage in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

There is no action, suit or proceeding by any person pending or, to the Best Knowledge of SFC, threatened, against any of the SFC Companies (or any of their employees), alleging employment discrimination, sexual harassment, wrongful discharge or similar claims involving any of the SFC Companies.

None of the SFC Companies are parties to or bound by any collective bargaining agreement with any of their employees, any labor union or any other collective bargaining unit or organization. There is no pending or, to the Best Knowledge of SFC, threatened labor dispute, work stoppage or strike involving any of the SFC Companies and any of their respective employees, or any pending or threatened proceeding in which it is asserted that any of the SFC Companies have committed an unfair labor practice; and to the Best Knowledge of SFC, there is no activity involving the employees of any of the SFC Companies seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

3.25. Employment Agreements; Employee Benefit Plans; Other Arrangements.

(a) SFC has Previously Disclosed to FCB a true and complete list of all “Plans” maintained by any of the SFC Companies or to which any of them are parties. For purposes of this Agreement, the term “Plans” shall include any and all (i) bonus, incentive compensation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans maintained or provided by any of the SFC Companies or under which any of them has any obligation to any person; (ii) employment agreements, salary continuation agreements, and severance contracts to which any of the SFC Companies are parties or under which they have any obligation to any person; (iii) medical, dental, health, and life insurance plans maintained or provided by any of the SFC Companies or under which they have any obligation to any person; (iv) vacation, sickness and other leave plans maintained or provided by any of the SFC Companies, (v) disability and death benefit plans maintained or provided by any of the SFC Companies; and (vi) all other employee benefit plans, contracts, or arrangements to which any of the SFC Companies are parties or which are maintained or contributed to by any of them for the benefit of any of their respective current or former employees or directors or any of their beneficiaries.

(b) True and complete copies of all Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof or applicable to the administration of any such Plan or the assets thereof, and all amendments thereto, have been Previously Disclosed to FCB.

(c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, will (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any Plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any Plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(d) Since January 1, 1999, none of the SFC Companies have maintained, sponsored, participated in or contributed to plan (including a multiemployer plan) within the meaning of Section 3(27) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is or was subject to the provisions of Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”), Title IV of ERISA, or Section 302 of ERISA.

(e) Since January 1, 1999, SNB’s Section 401(k) plan (referenced in Paragraph 7.09 below) (the “Retirement Plan”) is the sole Plan that is or has been maintained, participated in or contributed to by the SFC Companies that is (i) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and (ii) intended to be qualified under Code Section 401(a). The Retirement Plan has received a favorable determination as to its qualification or is utilizing a prototype plan document and is relying on the prototype plan’s national opinion letter. To the Best Knowledge of SFC, there are no circumstances that are reasonably likely to result in the revocation or denial of the Retirement Plan’s qualified status, or any issues relating to the qualification or exemption of the Retirement Plan that are currently pending before the IRS, the United States Department of Labor, or any court or that are threatened.

(f) All reports and returns with respect to the Plans required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

(g) Each Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA. To the Best Knowledge of SFC, there is no pending or threatened litigation relating to any Plan. To the Best Knowledge of SFC, none of the SFC Companies have engaged in a transaction with respect to any Plan that could subject any of them or a Plan to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(h) All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plan and any other Plan that is a “pension plan” (as defined in Section 3(2) of ERISA) have been timely made.

(i) Except as Previously Disclosed to FCB, as of the last day of the most recent plan year ending prior to the date hereof, the current value of assets of each Plan that is a “pension plan” (as defined in Section 3(2) of ERISA) equaled or exceeded the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the applicable Plan’s most recent actuarial valuation). To the Best Knowledge of SFC, there has not been any material adverse change in the financial condition of any such Plan that is a “pension plan” (as defined in Section 3(2) of ERISA) since the last day of the most recent plan year.

(j) Except as provided in the terms of the Retirement Plan itself, there are no restrictions on the rights of any of the SFC Companies to terminate any Retirement Plan without incurring any liability thereunder.

3.26. Insurance.  SFC has Previously Disclosed to FCB a listing of each blanket bond, liability insurance, property and casualty, workers’ compensation and employer liability, life or other insurance policy in effect on the last day of the calendar month immediately preceding the date of this Agreement, and in which any of the SFC Companies were insured parties or beneficiaries (the “Policies”). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in the businesses of the SFC Companies or as is required by applicable law or regulation; and, in the reasonable opinion of management of SFC and SNB, the insurance coverage provided under the Policies is reasonable and adequate in all respects for the SFC Companies. To the Best Knowledge of SFC, each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and each of the SFC Companies has complied in all material respects with requirements (including the giving of required notices) under each such Policy in order to preserve all material rights thereunder with respect to all matters. None of the SFC Companies are in default under the provisions of, have received notice of cancellation or nonrenewal of, or any material premium increase on, or have failed to pay any premium on, any such Policy, and, to the Best Knowledge of SFC, there has not been any material inaccuracy in any application for any Policy. There are no pending claims with respect to any Policy, and, to the Best Knowledge of SFC, there currently are no conditions, and there has occurred no event, that is reasonably likely to form the basis for any such claim.

3.27. Insurance of Deposits.  All deposits of SNB are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from SNB to the FDIC have been paid in full in a timely fashion, SNB has not received any notice that any proceedings to terminate such insurance have been commenced or are contemplated by the FDIC, and, to the Best Knowledge of SFC, no such proceedings are contemplated.

3.28. Indemnification Obligations. Except to the extent provided by their respective Articles of Incorporation or Association, as applicable, or Bylaws in effect on the date of this Agreement, or as otherwise required by Chapter 8 of the South Carolina Business Corporation Act of 1988 or the National

Bank Act of 1864, as amended, or regulations thereunder, none of the SFC Companies have any obligation to indemnify or hold harmless any of their current or former directors, officers or employees, or any other person, against or from any costs or expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative.

3.29. Obstacles to Regulatory Approval. To the Best Knowledge of SFC, there exists no fact or condition (including without limitation SNB’s record of compliance with the Community Reinvestment Act) that may reasonably be expected to prevent or materially impede or delay any of the SFC Companies or FCB from obtaining all approvals of Regulatory Authorities required in order to consummate the transactions described in this Agreement; and, if any such fact or condition becomes known to SFC or SNB, it shall promptly (and in any event within three days after obtaining such Knowledge) give notice of such fact or condition to FCB in the manner provided herein.

3.30. Disclosure.  To the Best Knowledge of SFC, no written statement, certificate, schedule, list or other written information furnished by or on behalf of any of the SFC Companies to FCB or Bancorp or their employees or agents in connection with this Agreement and the transactions described herein, when considered as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article IV
Representations and Warranties of FCB and Bancorp

Except as otherwise specifically described in this Agreement or as Previously Disclosed to SFC, FCB and Bancorp hereby make the following representations and warranties to SFC and SNB. Following Bancorp’s completion of the subordinated debt offering described in Paragraphs 8.02(i) and 8.03(d) below, then FCB’s and Bancorp’s representations in Paragraphs 4.05, 4.06 and 4.07 below shall terminate and be of no further force or effect, effective as of the date of this Agreement.

4.01. Organization; Standing; Power.  Each of FCB and Bancorp, (a) is duly organized and incorporated, validly existing and in good standing under the laws of South Carolina, (b) has all requisite power and authority (corporate and other) to own its respective properties and conduct its respective business as it now is being conducted, and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein, or in which the transaction of its respective business, makes such qualification necessary, except where failure so to qualify would not have an FCB Material Adverse Effect.

4.02. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by FCB’s and Bancorp’s Boards of Directors and by Bancorp in its capacity as FCB’s sole shareholder. Subject only to receipt of required approvals of Regulatory Authorities (as contemplated by Paragraph 7.01), (a) each of FCB and Bancorp has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (b) all corporate proceedings required to be taken to authorize each of FCB and Bancorp to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly taken, and (c) this Agreement constitutes the valid and binding agreement of each of FCB and Bancorp enforceable in accordance with its terms (except to the extent enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (ii) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (iii) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

4.03. Validity of Transactions; Absence of Required Consents or Waivers.  Subject to receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by FCB and Bancorp with any of their respective obligations or agreements contained herein, will conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, FCB’s or Bancorp’s Articles of Incorporation or Bylaws, or, except where the same could not, individually or in the aggregate, reasonably be expected to have an FCB Material Adverse Effect, (a) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which FCB or Bancorp is bound or by which either of them, or their respective businesses, capital stock or any of their respective properties or assets may be affected; (b) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of FCB’s or Bancorp’s properties or assets; (c) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; or (d) result in the acceleration of any obligation or indebtedness of FCB or Bancorp.

No further consents, approvals or waivers are required to be obtained from any person or entity in connection with FCB’s or Bancorp’s execution and delivery of this Agreement, or the performance of their respective obligations or agreements or the consummation of the transactions described herein, except for required approvals of Regulatory Authorities as described in Paragraph 7.01.

4.04. Obstacles to Regulatory Approval. To the Best Knowledge of FCB, no fact or condition (including without limitation FCB’s record of compliance with the Community Reinvestment Act) exists that may reasonably be expected to prevent or materially impede or delay FCB, Bancorp or the SFC Companies from obtaining all approvals of Regulatory Authorities required in order to consummate the transactions described in this Agreement; and, if any such fact or condition becomes known to FCB or Bancorp, it shall promptly (and in any event within three days after obtaining such Knowledge) give notice of such fact or condition to SFC in the manner provided herein.

4.05. Bancorp Financial Statements. Bancorp has Previously Disclosed to SFC a copy of Bancorp’s audited financial statements for the years ended December 31, 2003 and 2002 and Bancorp’s unaudited financial statements for the quarter ended September 30, 2004. Following the date of this Agreement, Bancorp promptly will deliver to SFC all other annual or quarterly financial statements of Bancorp contained in its reports filed under the 1934 Act. Bancorp’s audited financial statements and unaudited financial statements (a) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (b) are in accordance with the Bancorp’s books and records, and (c) present fairly in all material respects Bancorp’s consolidated financial condition, assets and liabilities, results of operations, changes in shareholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein; provided, however, that, to the extent permitted by GAAP and other applicable regulations the unaudited financial statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes. Bancorp’s audited financial statements have been audited by Pricewaterhouse Coopers LLP which serves as Bancorp’s independent registered public accounting firm.

4.06. Absence of Material Adverse Changes or Certain Other Events. Since September 30, 2004, (a) each of Bancorp and FCB has conducted its business in the ordinary course, (b) there has occurred no FCB Material Adverse Change, and (c) there have occurred no events or developments, and there currently exist no conditions or circumstances, which, individually or in the aggregate, and with the lapse of time or otherwise, reasonably could be expected to cause, create or result in an FCB Material Adverse Effect.

4.07. Absence of Undisclosed Liabilities. Bancorp and FCB do not have any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute,

contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (a) those reflected in the Bancorp’s unaudited financial statements for the quarter ended September 30, 2004, (b) increases in FCB’s deposit accounts in the ordinary course of its business since September 30, 2004, or (c) unfunded commitments to make, issue or extend Loans in amounts which, either individually or in the aggregate, do not exceed the lesser of amounts which are consistent with FCB’s lending practices prior to the date of this Agreement or the maximum amounts permitted by applicable banking regulations.

4.08. Disclosure.  To the Best Knowledge of FCB, no written statement, certificate, schedule, list or written information furnished by or on behalf of FCB or Bancorp to the SFC Companies or their employees or agents in connection with this Agreement, when considered as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

Article V
Covenants of SFC and SNB

5.01. Affirmative Covenants of SFC and SNB.  SFC and SNB each agrees as follows:

(a) SFC Shareholders’ Meeting; Proxy Statement; Recommendation. SFC shall cause a meeting of its shareholders (the “SFC Shareholders’ Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by SFC’s shareholders on the approval of the Plan of Merger. In connection with the call and conduct of, and all other matters relating to, the SFC Shareholders’ Meeting (including the solicitation of appointments of proxies), SFC will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

SFC will solicit appointments of proxies from its shareholders for use at the SFC Shareholders’ Meeting and, in connection with that solicitation, will prepare and distribute to its shareholders proxy solicitation materials (a “Proxy Statement”) that, in all material respects, shall contain or be accompanied by such information regarding the SFC Shareholders’ Meeting, this Agreement, the parties hereto, the Merger and other transactions described herein, and otherwise be in such form and contain such information, as is required by the 1934 Act and rules and regulations of the SEC thereunder (including without limitation Regulation 14A), or as SFC’s Board of Directors otherwise shall determine.

SFC will mail the Proxy Statement to its shareholders on a date mutually agreed upon by SFC and FCB, but in no event less than 20 days prior to the scheduled date of the SFC Shareholders’ Meeting; provided, however, that no such materials shall be mailed to SFC’s shareholders unless and until the Proxy Statement shall have been filed by SFC with the SEC, the review period applicable thereto shall have expired, and SFC shall have satisfactorily responded to and complied with any comments of the SEC thereon.

SFC covenants that its directors, individually and collectively as SFC’s Board of Directors, will recommend that SFC’s shareholders vote their shares of SFC Stock at the SFC Shareholders’ Meeting in favor of approval of the Plan of Merger. The Proxy Statement distributed to SFC’s shareholders in connection with the SFC Shareholders’ Meeting will state that SFC’s Board of Directors considers the Merger to be advisable and in the best interests of SFC and its shareholders and that the Board of Directors recommends that SFC’s shareholders vote for approval of the Plan of Merger. Notwithstanding the foregoing, if SFC’s Board of Directors reasonably believes in good faith, after consultation with and receipt of the advice of its outside legal counsel and financial advisers, that such a recommendation would violate the directors’ duties or obligations as such to SFC or to its shareholders under applicable law, then the Board of Directors may submit the Agreement to shareholders at the SFC Shareholders’ Meeting without recommendation and, to the extent required by law, communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or any appropriate amendment or supplement thereto.

(b) Conduct of Business Prior to Effective Time. Although the parties recognize that the operation of the SFC Companies until the Effective Time is the responsibility of their respective Boards of Directors and officers, between the date of this Agreement and the Effective Time, and except as otherwise provided herein or expressly agreed to in writing by FCB’s Chief Executive Officer, President or Chief Financial Officer, SFC and SNB each will carry on their respective businesses, and will cause SIS and FFI to carry on their respective businesses, in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and, to the extent consistent with such business and within its ability to do so, and subject to the use of sound business judgment, each of the SFC Companies will use commercially reasonable efforts to:

(i) preserve intact its present business organizations, keep available its present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with it;

(ii) maintain all of its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

(iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

(iv) comply in all material respects with all laws, rules and regulations applicable to it, to its properties, assets or employees, and to the conduct of its business;

(v) not change its existing Loan underwriting guidelines, policies or procedures in any material respect except as may be required by law;

(vi) except to the extent that changed circumstances dictate otherwise, continue to maintain in force the Policies described in Paragraph 3.26; and not cancel, terminate, fail to renew, or modify any Policy, or allow any Policy to be cancelled or terminated, unless the cancelled or terminated Policy is replaced with a bond or policy providing coverage, or unless the Policy as modified provides coverage, that is substantially equivalent to the Policy that is replaced or modified;

(vii) promptly notify FCB of any actual or, to the Best Knowledge of SFC, threatened litigation by or against any of the SFC Companies, together with a description of the circumstances surrounding any such actual or threatened litigation, its present status and management’s evaluation of such litigation; and

(viii) promptly provide to FCB such information about its financial condition, results of operations, prospects, businesses, assets, Loan portfolio, investments, properties, employees or operations, as FCB reasonably shall request.

(c) Periodic Financial and Other Information. Following the date of this Agreement and from time to time as indicated below until the Effective Time, SFC and SNB promptly will deliver the following information to FCB in writing:

(i) within five business days following each calendar month-end, SFC’s unaudited consolidated year-to-date income statement and an unaudited consolidated statement of condition, each as of that month-end;

(ii) within 15 days following each calendar quarter-end, SFC’s interim unaudited consolidated financial statements for and as of the end of that quarterly period;

(iii) promptly following the filing thereof, a copy of each report, registration, statement or other filing (and any amendments thereto) made by any of the SFC Companies with or to any Regulatory Authority;

(iv) within five business days following each calendar month-end, a current listing of all classified or “watch list” Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserves for each such classified or “watch list” Loan;

(v) within 15 days following each calendar quarter-end, management’s analysis of SNB’s and FFI’s Loan Loss Reserves;

(vi) with respect to SNB’s Loans or any commitment to make, issue or extend any Loan, a copy of each month’s directors report, simultaneously with the distribution thereof to members of SNB’s board of directors;

(vii) within five business days following each calendar month-end, the following information with respect to SNB’s Loans or any commitments to make, issue or extend any Loan, all as of that month-end:

(A)
a listing of (1) each Loan made by SNB to a borrower, or commitment by SNB to make, issue or extend any Loan to a borrower, in excess of the lesser of $750,000 or an amount that would cause SNB’s credit exposure to that borrower to exceed that amount, and (2) each renewal, extension or modification by SNB of the terms of, or commitment by SNB to renew, extend or modify the terms of, any existing Loan to a borrower to whom SNB has a credit exposure in excess of $750,000;

(B)	a list of Loans that are past due as to principal or interest for more than 30 days;

(C)	a list of Loans in nonaccrual status;

(D)	a list of Loans for which there has been no reduction in principal for a period of longer than one year;

(E)	a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(F)	a list of all reworked or restructured Loans still outstanding, including original terms, restructured terms and status; and

(G)	a then current listing of all documentation or compliance exceptions relating to SNB’s Loans.

(d) Notice of Certain Changes or Events.  Following the execution of this Agreement and up to the Effective Time, SFC and SNB promptly will notify FCB in writing of and provide to it such further information as it shall request regarding (i) any SFC Material Adverse Change, or (ii) the actual or prospective existence or occurrence of any condition or event of which SFC or SNB has Knowledge and which has caused or, with the lapse of time or otherwise, reasonably could be expected to result in an SFC Material Adverse Change or to cause any statement, representation or warranty of SFC or SNB herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or reasonably could be expected to cause, create or result in the breach or violation in any material respect of any of SFC’s or SNB’s covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 8.01 or 8.03.

(e) Accruals for Loan Loss Reserve, Expenses and Other Accounting Matters. SFC and SNB will make such appropriate accounting entries in their books and records and take such other actions as FCB, in its sole discretion, deems to be required by GAAP, or which FCB otherwise reasonably deems to be necessary, appropriate or desirable in anticipation of the Merger and which are not in violation of GAAP or applicable law, including without limitation additional provisions to SNB’s or FFI’s Loan Loss Reserves or accruals or the creation of reserves for employee benefit and Merger-related expenses; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by SFC and FCB, SFC and SNB shall not be required to make any such accounting entries until immediately prior to the Closing and only following receipt of written confirmation from FCB that it is not aware of any fact or circumstance that would prevent completion of the Merger; and, provided further, however, that no such entry made as a result of such a request by FCB shall, itself alone, constitute a breach by SFC or SNB of any representation, warranty or covenant made by them in this Agreement.

(f) Loan Charge-Offs.  SFC and SNB will make such appropriate accounting entries in their books and records and take such other actions which are not in violation of GAAP or applicable law as FCB reasonably deems to be necessary, appropriate or desirable to charge-off any Loans on SNB’s books, or any portions thereof, that FCB, in its sole discretion, considers to be losses or that FCB otherwise believes, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or otherwise, or that otherwise would be charged off by FCB after the Effective Time in accordance with its Loan administration and charge-off policies and procedures; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by SFC and FCB, SFC and SNB shall not be required to make any such accounting entries or take any such actions until immediately prior to the Closing and only following receipt of written confirmation from FCB that it is not aware of any fact or circumstance that would prevent completion of the Merger; and, provided further, however, that no such entry made as a result of such a request by FCB shall, itself alone, constitute a breach by SFC or SNB of any representation, warranty or covenant made by them in this Agreement.

(g) Consents to Assignment of Contracts and Leases.  With respect to each contract or other agreement (including without limitation each lease or rental agreement pertaining to real or personal property, and each software license) to which any of the SFC Companies are parties and which FCB reasonably believes requires the consent of any other contracting party in connection with an actual or deemed assignment or transfer of the SFC Companies’ interests or obligations thereunder as a result of the Merger, SFC and SNB will use their commercially reasonable efforts to obtain the written consent of the other parties to the assignment to FCB of the SFC Companies’ rights and obligations under the agreement (including, in the case of Lease Agreements pertaining to leased SFC Real Property, estoppel certificates from each of the landlords under those Lease Agreements), each of which consents shall be in a form reasonably satisfactory to FCB.

(h) Access.  Following the date of this Agreement and to and including the Effective Time, SFC and SNB will provide FCB and its employees, accountants, legal counsel, environmental consultants or other consultants or other representatives and agents access to all of the SFC Companies’ books, records, files (including without limitation credit files and Loan documentation and records), minutes of meetings of their Boards of Directors, Board committees and shareholders, books and other information (whether maintained electronically or otherwise), to all their properties and facilities, and to all their employees, accountants, legal counsel, environmental or other consultants, or other representatives or agents, as FCB shall, in its reasonable discretion, consider to be necessary or appropriate for the purpose of conducting ongoing reviews and investigations of the assets and business affairs of the SFC Companies, preparing for consummation of the Merger and the consolidation of SFC’s and SNB’s operations into those of FCB, determining the accuracy of SFC’s and SNB’s representations and warranties in this Agreement or their compliance with their covenants in this Agreement, or for any other reason relating to this Agreement or the Merger; provided, however, that any investigation or reviews conducted by or on behalf of FCB shall be performed in such a manner as will not interfere unreasonably with the SFC Companies’ normal operations or with their relationship with their customers or employees, and shall be conducted in accordance with procedures established by the parties.

(i) Pricing of Deposits and Loans. Following the date of this Agreement, SFC, SNB and FFI will make pricing decisions with respect to SNB’s deposit accounts and SNB’s and FFI’s Loans in a manner consistent with their past practices based on competition and prevailing market interest rates in their banking markets.

(j) Further Action; Instruments of Transfer. SFC and SNB will (i) use their commercially reasonable efforts in good faith to take or cause to be taken all action required of them under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) perform all acts and execute and deliver to FCB all documents or instruments required of them herein, or as otherwise shall be reasonably necessary or useful to or requested by FCB, in consummating such transactions, and, (iii) cooperate with FCB in every way in carrying out and pursue diligently the expeditious completion of such transactions.

5.02. Negative Covenants of SFC and SNB.  SFC and SNB each agrees that, between the date hereof and the Effective Time, and without the prior written consent and authorization of FCB’s Chief Executive Officer, President or Chief Financial Officer, none of the SFC Companies will take any of the actions described below.

(a) Amendments to Articles of Incorporation or Bylaws. None of the SFC Companies will amend their respective Articles of Incorporation or Association, as applicable, or Bylaws.

(b) Change in Capitalization.  None of the SFC Companies will make any change in their authorized capital stock, create any other or additional authorized capital stock or other securities, or reclassify, combine or split any shares of their capital stock or other securities.

(c) Sale or Issuance of Shares or Other Securities. None of the SFC Companies will sell or issue any additional shares of capital stock or other securities, including any securities convertible into capital stock, or enter into any agreement or understanding with respect to any such action. However, notwithstanding anything to the contrary contained in this Agreement, (i) this Paragraph 5.02(c) shall not prohibit SNB from issuing certificates of deposit, or selling portfolio securities for liquidity purposes, all in the ordinary course of its business, and (ii) SFC may issue and sell shares of SFC Stock upon the exercise of an SFC Stock Option that was granted prior to, and remains outstanding and in effect on, the date of this Agreement, provided that the SFC Stock Option is exercisable in accordance with its terms at the time of such exercise and that the sale of SFC Stock upon such exercise is in accordance with the terms and conditions of that SFC Stock Option as in effect on the date of, or as otherwise contemplated by, this Agreement.

(d) Purchase or Redemption of Shares. None of the SFC Companies will purchase, redeem, retire or otherwise acquire any shares of their capital stock.

(e) Options, Warrants and Rights.  None of the SFC Companies will grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of their capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(f) Dividends and Distributions.  SFC will not declare or pay any dividends (whether in cash or in stock) on its outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders; provided, however, that if the Merger has not become effective on or before June 30, 2005, and to the extent otherwise permitted by applicable law and consistent with SFC’s prior practices, SFC shall be permitted to pay a cash dividend on the SFC Stock during July 2005 in an amount not in excess of $0.075 per outstanding share and, if the Merger has not become effective on or before November 20, 2005, and to the extent otherwise permitted by applicable law and consistent with SFC’s prior practices, SFC shall be permitted to pay a second cash dividend on the SFC Stock during December 2005 in an amount not in excess of $0.075 per outstanding share.

(g) Employment, Benefit or Retirement Agreements or Plans.  Except as required by law or otherwise contemplated in this Agreement, none of the SFC Companies will (i) enter into, become bound by, or amend any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by them without cost or other liability on no more than 30 days’ notice; (ii) adopt, enter into, become bound by, or amend any profit-sharing, bonus, incentive, change in control or “golden parachute,” stock option, stock purchase, pension, retirement, deferred compensation, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of their current or former directors, officers, employees or consultants; provided, however, that SNB may modify or amend any one or more of its Salary Continuation Agreements described in Paragraph 7.08(b) below in the manner and to the extent provided in that Paragraph in order for it or them to comply with Section 409A of the Code, if applicable; or (iii) enter into, become bound by, or amend any contract with or commitment to any labor or trade union or association or any collective bargaining group.

(h) Increase in Compensation; Bonuses.  Except as contemplated below, none of the SFC Companies will increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of their current or former directors, officers, employees or consultants. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time SFC and SNB may (i) make payments pursuant to and in accordance with the terms of the FFI Bonus Plan, the SNB LOA Incentive Plan, the SNB Account Officer Incentive Plan, the SNB FSR Incentive Plan, the SNB Teller Incentive Plan, and SFC’s director attendance fee arrangement, all as Previously Disclosed to FCB, and (ii) review and make reasonable merit increases in the salaries of their employees, provided, that the times and amounts of those increases are consistent with their past practices and their salary administration and review policies and procedures in effect on December 31, 2004. Notwithstanding anything contained herein to the contrary, following the date of this Agreement and prior to the Effective Time, SFC shall, at its sole discretion, be permitted to pay special recognition cash bonuses to officers and employees of the SFC Companies up to an aggregate amount of $50,000 for all such cash bonuses.

(i) Accounting Practices; Independent Accountants.  None of the SFC Companies will make any changes in their accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied except as required by GAAP or applicable governmental regulations or as recommended by its independent public accountants, and SFC will not change its independent public accountants.

(j) Acquisitions; Additional Branch Offices.  None of the SFC Companies will, directly or indirectly, (i) acquire (by merger or otherwise), or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office other than SNB’s proposed new Pleasantburg branch, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office other than SNB’s proposed new Pleasantburg branch.

(k) Changes in Business Practices.  Except as may be required by their respective Regulatory Authorities, or otherwise as shall be required by applicable law, regulation or this Agreement, none of the SFC Companies will (i) change in any material respect the nature of their business or the manner in which they conduct their business, (ii) discontinue any material portion or line of their business, or (iii) change in any material respect their lending, investment, asset-liability management or other material banking or business policies.

(l) Exclusive Merger Agreement. Unless, due to a material change in circumstances after the date hereof, SFC’s Board of Directors reasonably believes in good faith, following consultation with and receipt of the advice of its outside legal counsel and financial advisers, that any such action or inaction would violate the directors’ duties or obligations as such to SFC or to its shareholders, SFC will not, directly, or indirectly through any person, (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than FCB) relating to a merger or other acquisition of any of the SFC Companies, the purchase or acquisition of any equity or other securities (other than certificates of deposit) issued by, or all or any significant part of the assets of, any of the SFC Companies or any branch office of SNB, or provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning any of the SFC Companies or their business, or afford to any other person or entity access to the properties, facilities, books or records of any of the SFC Companies; (iii) sell or transfer any branch office of SNB or all or any significant part of the assets of any of the SFC Companies to any other person or entity; or (iv) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

(m) Acquisition or Disposition of Assets.  None of the SFC Companies will:

(i) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any real property in any amount, other than real property acquired by SNB in connection with the foreclosure in the ordinary course of its business of a mortgage that secured one of its Loans;

(ii) Except as provided below, sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any equipment or any other fixed or capital asset (other than real property) having a book value or a fair market value, whichever is greater, of more than $25,000 in the case of any individual item or asset, or $75,000 in the aggregate for all such items or assets; provided, however, that this provision shall not prohibit SNB from selling investment portfolio securities for liquidity purposes in the ordinary course of its business;

(iii) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any real property in any amount, other than real property associated with SNB’s proposed new Pleasantburg branch, or real property that is the subject of a mortgage securing one of SNB’s Loans that is being foreclosed upon in the ordinary course of its business;

(iv) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any equipment or any other fixed asset (other than real property) having a purchase price, or involving aggregate lease payments, in excess of $25,000 in the case of any individual item, or $75,000 in the aggregate for all such items or assets, other than equipment or other fixed assets reasonably related to SNB’s proposed new Pleasantburg branch, or data processing-related equipment reasonably required in connection with SNB’s data processing functions;

(v) Enter into any purchase or other commitment or contract for supplies or services other than in the usual and ordinary course of their business consistent with past practices;

(vi) Except in the ordinary course of their business consistent with their past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any Loan or other receivable or any participation in any Loan or other receivable;

(vii) Except in the ordinary course of their business consistent with their past practices with respect to investment securities, loans and similar assets, sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license); or

(viii) assign their rights to or otherwise give any other person their permission or consent to use or do business under the corporate name of any of the SFC Companies or any name similar thereto; or release, transfer or waive any license or right granted to them by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

(n) Debt; Liabilities.  With the exception of SNB’s acceptance of deposits, entering into repurchase agreements, Fed funds purchases, borrowings from the Federal Home Loan Bank, and issuance of letters of credit, and direct investments in SNB by the Federal Reserve Bank of Richmond pursuant to its Treasury Tax and Loan Investment Program, in any such case in the ordinary course of SNB’s business consistent with its past practices, none of the SFC Companies will (i) enter into or become bound by any promissory notes, loan agreements or other agreements or arrangements pertaining to their borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any debt, liability or other obligation of any other person or entity (other than the endorsement of checks and drafts for collection in the ordinary course of their businesses), or (iii) except in the ordinary course of their business consistent with their past practices, incur any other liability or obligation (absolute or contingent).

(o) Liens; Encumbrances.  With the exception of SNB’s pledges of Loans or portfolio securities to the Federal Home Loan Bank to secure borrowings permitted by Paragraph 5.02(n) above, and pledges of securities in the ordinary course of its business and consistent with its past practices in connection with the securing of public funds deposits or repurchase agreements, none of the SFC Companies will mortgage, pledge or subject any of their assets to, or permit any of their assets to become or, except for those liens or encumbrances Previously Disclosed to FCB, remain subject to, any lien or any other encumbrance.

(p) Waiver of Rights.  Except to the extent required by any other Paragraph of this Agreement, none of the SFC Companies will waive, release or compromise any rights in their favor against or with respect to any of their current or former officers, directors, shareholders, employees, consultants, or members of families of current or former officers, directors, shareholders, employees or consultants, nor will any of them waive, release or compromise any material rights against or with respect to any other person or entity except in the ordinary course of their business and in good faith for fair value in money or money’s worth.

(q) Other Contracts.  None of the SFC Companies will enter into or become bound by any contracts, agreements, commitments or understandings (other than those permitted elsewhere in this Paragraph 5.02) (i) for or with respect to any charitable contributions in excess of $3,000 in the case of any one contribution or $30,000 in the aggregate; (ii) with any governmental or regulatory agency or authority except as required by law; (iii) which is entered into other than in the ordinary course of their business; or (iv) whether or not in the ordinary course of their business, which would obligate or commit them to make expenditures over any period of time of more than $50,000 in the case of any one contract, agreement, commitment or understanding, or more than $100,000 in the case of all contracts, agreements, commitments or understandings, other than contracts, agreements, commitments or understandings (including without limitation the renewal of existing data processing-related agreements) entered into in the ordinary course of SNB’s and FFI’s banking operations, reasonably related to SNB’s proposed new Pleasantburg branch, or as otherwise permitted by this Agreement.

(r) Deposit Liabilities. Except for changes or actions reasonably required for purposes of asset/liability management in the ordinary course of its business, SNB will not make any material change in its current deposit policies and procedures or take any actions designed to materially increase or decrease the aggregate level of its deposits as of the date of this Agreement.

(s) Changes in Lease Agreements. None of the SFC Companies will (i) other than at the end of the term of a Lease Agreement under the terms of which it does not have an option to renew, surrender their leasehold interest in any parcel of leased SFC Real Property, or seek or agree to the termination of the Lease Agreement pertaining to any such parcel, or (ii) modify or amend the Lease Agreement pertaining to any parcel of leased SFC Real Property other than in connection with the renewal of a Lease Agreement at the end of its term. Prior to renewing or amending a Lease Agreement as described above, SFC will consult with FCB and permit FCB to express its views regarding the terms of the renewal or amendment.

Article VI
Covenants of FCB and Bancorp

Except as otherwise specifically provided in this Agreement, FCB and Bancorp each agrees as follows:

6.01. Employees; Employee Benefits.

(a) Employment of SFC and SNB Employees. Except as otherwise contemplated by Paragraph 7.08 below, current employees of the SFC Companies who remain employed by them at the Effective Time will be offered employment with FCB (or will remain employees of FFI or SIS) on an “at will” basis after the Effective Time. In the case of each such employee who elects to become an employee of FCB, or to remain an employee of FFI or SIS, following the Effective Time (a “Continuing Employee”), such employment will be in such a position, at such location within FCB’s system, and for such rate of compensation, as shall be determined in the ordinary course of FCB’s business following the Effective Time, and except as otherwise provided in separate agreements with certain employees as contemplated by Paragraph 7.08, nothing in this Agreement shall be deemed to constitute an employment agreement between FCB and any such person or to obligate FCB to employ any such person for any specific term or period of time, in any specific position, or at any specific salary or rate of compensation, or to restrict FCB’s right to terminate the employment of any such person at any time following the Effective Time and for any reason satisfactory to it.

(b) Employee Benefits. Except as otherwise provided in this Agreement, following the Effective Time, each Continuing Employee shall be entitled to participate in employee benefit plans provided generally by FCB to its employees from time to time on the same basis, and subject to the same eligibility and vesting requirements and other conditions, restrictions and limitations, as generally are in effect and applicable to other FCB employees. Each Continuing Employee will be given credit for his or her full years of service with the SFC Companies prior to the Effective Time for purposes of (i) eligibility for participation and vesting (but in no event for benefit accrual purposes) in the case of FCB’s Section 401(k) savings plan and defined benefit pension plan, and (ii) for all purposes under FCB’s other benefit plans that may be offered to Continuing Employees from time to time. Continuing Employees’ participation in FCB’s health insurance plans will be without regard to any pre-existing condition exclusions under FCB’s health insurance plans provided that any such pre-existing condition would have been covered under SFC’s health insurance plan that covered the Continuing Employee immediately prior to the Effective Time. Continuing Employees shall not be required to satisfy the deductible and employee payments required by FCB’s comprehensive medical and/or dental plans for the calendar year of the

Effective Time to the extent of amounts previously credited during such calendar year under comparable plans maintained by SFC.

6.02 Further Action; Instruments of Transfer. Each of FCB and Bancorp covenants and agrees with SFC and SNB that it (a) will use commercially reasonable efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (b) shall perform all acts and execute and deliver to SFC and SNB all documents or instruments required of it herein, and (c) will cooperate with SFC and SNB in every way in carrying out and pursue diligently the expeditious completion of such transactions.

6.03 Notice of Certain Changes or Events. Following the execution of this Agreement, Bancorp and/or FCB promptly will notify SFC in writing of and provide to it such further information as it shall request regarding (i) any FCB Material Adverse Change, or (ii) the actual or prospective existence or occurrence of any condition or event of which Bancorp and/or FCB has Knowledge and which has caused or, with the lapse of time or otherwise, reasonably could be expected to result in a FCB Material Adverse Change or to cause any statement, representation or warranty of Bancorp and/or FCB herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or reasonably could be expected to cause, create or result in the breach or violation in any material respect of any of Bancorp’s and/or FCB’s covenants or agreements contained herein or in the failure of any of the conditions described in Paragraphs 8.01 or 8.02. Following Bancorp’s completion of the subordinated debt offering described in Paragraphs 8.02(i) and 8.03(d) below, then FCB and Bancorp’s agreement in this Paragraph 6.03 shall terminate and be of no further force or effect, effective as of the date of this Agreement.

6.04. Financing. Bancorp will use commercially reasonable efforts to complete the subordinated debt offering referred to in Paragraph 8.02(i) and 8.03(d) below in accordance with the terms described therein.

Article VII
Additional Mutual Agreements

7.01. Regulatory Approvals. SFC, SNB, FCB and Bancorp each agrees with the others that, as soon as practicable following the date of this Agreement, it will prepare and file, or cause to be prepared and filed, all applications required to be filed by it under applicable law and regulations for approvals by Regulatory Authorities of the Merger or other transactions described in this Agreement, including without limitation any required applications for the approval of the South Carolina Board, the FDIC, the OCC and the FRB. SFC, SNB, FCB and Bancorp each agrees (a) to use commercially reasonable efforts in good faith to obtain all necessary approvals of Regulatory Authorities required for consummation of the Merger and other transactions described herein, and (b) before the filing of any such application required to be filed, to give each other party an opportunity to review and comment on the form and content of such application. Should the appearance of any of the officers, directors, employees or counsel of SFC, SNB, FCB or Bancorp be requested by any of the others or by any Regulatory Authority at any hearing in connection with any such application, it will use commercially reasonable efforts to arrange for such appearance.

7.02. Information for Proxy Statement and Applications for Regulatory Approvals. SFC, SNB, FCB and Bancorp each agrees with the others that (a) it will cooperate with the others in the preparation of the Proxy Statement and applications for required approvals of Regulatory Authorities, and it will promptly respond to requests by any of the others and its legal counsel for information, and will provide all information, documents, financial statements or other material, that is required for, or that may be reasonably requested by any other party for inclusion in, any such document; (b) none of the information provided by it in writing for inclusion in any of such documents will contain any untrue statement of a material fact, or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, at and as of the time (i) the Proxy Statement is filed with the SEC, (ii) the Proxy Statement is mailed to SFC’s shareholders, (iii) the applications for required approvals of Regulatory Authorities are filed, and (iv) approvals of Regulatory Authorities are granted.

7.03. Announcements; Confidential Information.

(a) SFC, SNB and FCB each agrees that no persons other than the parties to this Agreement are authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and that, without the prior review and consent of the other parties (which consent shall not unreasonably be denied or delayed), it will not make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the required approval of any Regulatory Authority to the consummation of the transactions described herein; provided, however, that the foregoing shall not prevent Allen C. Ewing & Co. from publishing a tombstone announcement of the Closing of the transaction as contemplated by this Agreement, and shall not prevent Wachovia Securities, Inc. or another investment banking firm representing Bancorp from publishing a tombstone announcement of the completion of the subordinated debt offering referred to in Paragraph 8.03(d) below.

(b) For purposes of this Paragraph 7.03, “Confidential Information” refers to any information (including business and financial information) that a party to whom the information pertains (an “Informing Party”) provides or makes available, in connection with this Agreement, to a party for whose benefit the information is provided (a “Receiving Party”), or to that party’s affiliates, directors, officers, employees, attorneys, advisers, consultants, representatives and agents (a “Receiving Party Representative”), or which a Receiving Party or a Receiving Party Representative may otherwise obtain from any examination of an Informing Party’s documents, books, records, files or other written materials (including electronic records and information imbedded therein) or from any discussions with any of the Informing Party’s directors, officers, employees, attorneys, advisers, consultants, representatives and agents, and shall be deemed to include, without limitation, (i) all such documents, books, records, files or other written materials themselves and all information contained therein (whether maintained in writing, electronically, on microfiche or otherwise), (ii) all corporate minutes, financial projections and budgets, historical and projected sales reports, acquisition or other expansion analyses or plans, pro forma financial data, capital spending budgets and plans, market studies and business plans, (iii) all information relative to financial results and condition, operations, policies and procedures, computer systems and software, shareholders, employees, officers, and directors, and (iv) all information relative to customers and former or prospective customers. The Receiving Party shall not, and shall not permit any Receiving Party Representative to, remove any Confidential Information of the Informing Party from the Informing Party’s offices without the consent of the Informing Party.

(c) Prior to the Effective Time, all Confidential Information of an Informing Party is proprietary to the Informing Party and constitutes either trade secrets or confidential information of the Informing Party and shall be held in strict confidence by a Receiving Party and, except as otherwise provided herein, may not be disclosed by a Receiving Party to any person or entity not a party to this Agreement except to a Receiving Party Representative, unless the Receiving Party can demonstrate that the same information as the Confidential Information to be disclosed:

(i)	already was in its possession prior to such Confidential Information being obtained from the Informing Party;

(ii)
already was publicly available at the time it was received by the Receiving Party or the Receiving Party Representative or, at the time of any disclosure by the Receiving Party or Receiving Party Representative, has become publicly available through no fault of or violation of this

Agreement by the Receiving Party or any other person that the Receiving Party knows, or has reason to know, is obligated to protect such Confidential Information; or

(iii)	was developed independently by or for the Receiving Party or the Receiving Party Representative, without the use of any Confidential Information received from the Informing Party.

(d) Notwithstanding anything contained in this Paragraph 7.03 to the contrary, prior to the Effective Time the Receiving Party may disclose Confidential Information to the Receiving Party’s affiliates, directors, officers, employees, agents, attorneys, advisers and consultants who are directly involved in the transactions described in this Agreement; provided, however, that the Receiving Party shall be responsible for any disclosure of Confidential Information by any such persons or entities (who shall be deemed Receiving Party Representatives) in violation of the above restrictions.

(e) Upon termination of this Agreement, the Receiving Party will deliver or cause to be delivered to the Informing Party all tangible embodiments (and all copies of) Confidential Information of the Informing Party in the possession of the Receiving Party or any Receiving Party Representative.

(f) Prior to the Effective Time, the Receiving Party shall not use, or permit any other persons to use, any Confidential Information of the Informing Party for any purpose other than in connection with this Agreement in an unlawful manner, or to interfere with or attempt to terminate or otherwise adversely affect any actual or proposed contractual or business relationship of the Informing Party.

(g) Notwithstanding anything contained in this Paragraph 7.03 to the contrary, neither SFC, SNB, FCB nor Bancorp shall be required to obtain the prior consent of the other parties for any public announcement, statement or disclosure (whether or not involving Confidential Information) which it, in good faith and upon the advice of its legal counsel, believes is required by law or any listing or trading agreement concerning its publicly traded securities; provided, however, that before any such disclosure may be made by either party upon the advice of its legal counsel, it shall, except where such notice is prohibited by law or any such listing or trading agreement, or with respect to filings with the SEC or to obtain approvals of Regulatory Authorities necessary to approve the transactions contemplated by this Agreement, give the other party reasonable notice of its intent to make such disclosure, the form of content of that disclosure, and the basis upon which its legal counsel has advised it that such disclosure is required by law or by any such listing or trading agreement, so that the other party may seek a protective order or other similar or appropriate relief, and the party intending to make such disclosure also shall undertake in good faith to have any Confidential Information to be disclosed treated confidentially by the party to whom the disclosure is made. In the case of filings by either party with the SEC or with Regulatory Authorities, the filing party will provide a copy of any such filing to the other party prior to its being filed and to give such other party a reasonable opportunity to review and comment on the content thereof.

7.04. Real Property Matters.

(a) At its option and expense, following the date of this Agreement, FCB may cause to be conducted (i) a title examination, physical survey, zoning compliance review, and structural inspection of any or all of the SFC Real Property and improvements thereon (collectively, the “Property Examination”), and (ii) site inspections, environmental assessments, historic reviews, and regulatory analyses of any or all of the SFC Real Property, together with such other studies, testing and intrusive sampling and analyses as FCB shall deem necessary or desirable (collectively, the “Environmental Survey”). If, in the course of the Property Examination or Environmental Survey, FCB identifies one or more “Material Defects” (as defined below), FCB will give prompt written notice thereof to SNB describing the facts or conditions constituting each such Material Defect.

(b) For purposes of this Agreement, a “Material Defect” shall include:

(i) the existence of any lien (other than the lien of real property taxes not yet due and payable), encumbrance, title imperfection or title irregularity relating to any of the SFC Real Property, other than (A) SFC Real Property leased by FFI as its offices (“FFI Real Estate”), (B) other real property that was acquired by SNB in connection with the foreclosure in the ordinary course of its business of a mortgage that secured one of its Loans (“SNB OREO”), or (C) with respect to SNB’s landlord’s fee title (but not SNB’s leasehold interest) in SFC Real Property currently leased by SNB at 937 No. Pleasantburg Drive and 800 E. North Street in Greenville, South Carolina;

(ii) the existence of any zoning restriction, easement, covenant or other restriction, or the existence of any facts or conditions that constitute a breach of SFC’s and SNB’s representations and warranties contained in Paragraph 3.16 or 3.21, relating or with respect to any of the SFC Real Property, other than FFI Real Estate or SNB OREO, in either such case that FCB reasonably believes will materially adversely affect its use of that SFC Real Property for the purpose for which and in the manner in which it currently is used or the value or marketability of that SFC Real Property;

(iii) the existence of any structural defects or conditions of disrepair in the improvements on any parcel of the SFC Real Property, other than FFI Real Estate or SNB OREO (including any equipment, fixtures or other components related thereto); or

(iv) the existence of facts or circumstances relating to any of the SFC Real Property, other than FFI Real Estate, and other than SNB OREO which has not been operated or managed by SNB and with respect to which SNB has not engaged in any activities that would result in its loss of lender liability protections under applicable Environmental Laws, reflecting that (A) there likely has been a discharge, disposal, release, threatened release, or emission by any person of any Hazardous Substance on, from, under, at, or relating to that SFC Real Property, or (B) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to that SFC Real Property (including, without limitation, any removal or disposal of materials from the SFC Real Property) which constitutes or would constitute a violation of any Environmental Laws or any contract or other agreement between any of the SFC Companies and any other person or entity, as to which, in either such case, FCB reasonably believes, based on the advice of legal counsel or other consultants, that any of the SFC Companies could incur costs or become responsible or liable, or that FCB could incur costs or become responsible or liable, whether before or after the Effective Time, for assessment, removal, remediation, monetary damages (including without limitation any liability to other persons for property damage or personal injury), or civil, criminal or administrative penalties or other corrective action.

(c) Notwithstanding anything contained in this Agreement to the contrary, no condition or circumstance described in Paragraph 7.04(b) shall be deemed to be a Material Defect if, following receipt of the notice thereof from FCB, SFC and SNB shall cure or correct the condition or circumstances giving rise to that Material Defect in a manner and to an extent reasonably satisfactory to FCB.

(d) In the event that:

(i) FCB reasonably believes that (A) the total of the costs and expenses that it could incur in fully correcting all Material Defects identified by it that are described in Paragraphs 7.04(b)(i) and/or (iii) above, plus (B) the total of the costs and expenses that FCB could incur in fully correcting all Material Defects identified by it that are described in Paragraph 7.04(b)(iv) and/or all other amounts for which any of the SFC Companies could become responsible or liable, or for which FCB could become responsible or liable, whether before or after the Effective Time, related to all those Material Defects as described in Paragraph 7.04(b)(iv), plus (C) the total of the costs and expenses incurred, or which would be incurred prior to Closing, by SFC and SNB in correcting Material Defects as provided in Paragraph 7.04(c) above, exceed an aggregate of $1,500,000, or

(ii) FCB identifies one or more Material Defects described in Paragraph 7.04(b)(ii) above,

then FCB shall have the right and option, exercisable upon written notice to SFC, to terminate this Agreement.

(e) It is contemplated that FCB will conduct the Property Examination and the Environmental Survey following the date of this Agreement and prior to the Effective Time. It is the intent of this Agreement, and SFC and SNB understand and agree, that, upon completion of the Property Examination and Environmental Survey, any of the facts, conditions, circumstances or other matters described in Paragraph 7.04(b) may be deemed by FCB to constitute a Material Defect, with the result that FCB may exercise its rights under this Paragraph 7.04, without regard to any actual knowledge on or prior to the date of this Agreement on the part of FCB or its officers or advisers of that Material Defect or the facts, conditions, circumstances or other matters pertaining thereto and without regard to any disclosure by SFC or SNB to FCB, or to any of its officers or advisers, prior to the date of this Agreement, whether pursuant to Paragraph 11.05 below or otherwise.

7.05. Directors’ and Officers’ Liability Insurance. SFC, SNB, FCB and Bancorp agree that, immediately prior to the Effective Time, SFC and SNB shall purchase “tail” coverage with respect to its directors’ and officers’ liability and errors and omissions liability insurance, effective at the Effective Time and for the maximum term available and in the same amount of coverage as is provided by their then current directors’ and officers’ and errors and omissions liability insurance policy, provided that the total costs of such tail coverage shall not exceed an aggregate of $75,000 without FCB’s prior written approval.

7.06. Final Tax Return. SFC, SNB, FCB and Bancorp agree that FCB will make all necessary arrangements for FCB’s independent accountants, PricewaterhouseCoopers LLP, to prepare, and FCB will cause to be filed, the SFC Companies’ final federal and state income tax returns for the year in which the Effective Time occurs.

7.07. Expenses. Subject to the provisions of Paragraph 9.04 below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, SFC, SNB, FCB and Bancorp each agrees to pay its own costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement, or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, consulting or financial advisory fees, filing fees, printing and mailing costs, and travel expenses). For purposes of this Agreement, expenses associated with the printing and mailing of the Proxy Statement and all amounts owed by SFC to Allen C. Ewing & Co. for its services and for rendering the “SFC Fairness Opinion” described in Paragraph 8.02(f), will be deemed to have been incurred solely by SFC.

7.08. Employment and Salary Continuation Agreements.

(a) New Employment Agreements. Prior to the date of this Agreement, SFC has entered into an Employment Agreement with each of James G. Gulledge, Jr., James B. Schwiers and J. Stephen Rush (the “New Employment Agreements”) in a form which has been approved by FCB, copies of which have been Previously Disclosed to FCB. At the Effective Time, FCB shall, by virtue of the Merger, assume and become responsible for SFC’s obligations, and succeed to SFC’s rights, under each of the New Employment Agreements. Following the date of this Agreement and prior to the Effective Time, SNB will maintain the New Employment Agreements in effect and will not make or agree to any amendments to or modification of any of the New Employment Agreements except with the written consent of FCB.

(b) Existing Employment Agreements. At the Effective Time, FCB shall, by virtue of the Merger, assume and become responsible for SFC’s and SNB’s respective obligations, and succeed to SFC’s and SNB’s respective rights, under those certain existing Employment Agreements with each of J. Randolph Potter, Blaise B. Bettendorf, William E. Covington, Jr., and James G. Bagnal III (the “Existing Employment Agreements”) and those certain Salary Continuation Agreements with each of J. Randolph Potter, Blaise B. Bettendorf, James G. Gulledge, Jr. and James B. Schwiers. Following the date of this Agreement and prior to the Effective Time, SFC and SNB will maintain each of the Existing Employment Agreements in effect and will not make or agree to any amendments to or modifications of any of the Existing Employment Agreements except with the written consent of FCB.

Prior to the Effective Time SNB may modify or amend any one or more of the Salary Continuation Agreements to the extent reasonably necessary in order for it or them to comply with Section 409A of the Code, if applicable, provided that no such modification or amendment may materially increase the benefits or compensation provided under any such agreement or obligate or subject SNB or its successors to the payment of any excise or other tax or additional payment obligation. SNB shall use commercially reasonable efforts to effect any such necessary modifications or amendments prior to the Effective Time. However, in the event that those modifications or amendments cannot be effected or completed prior to the Effective Time, then FCB agrees that it will use commercially reasonable efforts to effect or complete the same following the Effective Time but prior to December 31, 2005, or, if the same cannot reasonably be completed by that date, as soon thereafter as possible; and, thereafter, FCB agrees that it will use commercially reasonable efforts to make such further modifications or amendments to the Salary Continuation Agreements as shall be necessary to cause them to comply with changes in the Code or regulations promulgated thereunder; provided, that FCB shall not be required to make any such modification or amendment that would obligate or subject FCB or its successors to the payment of any excise or other tax or additional payment obligation under any of those agreements.

7.09. Treatment of Section 401(k) Plan. SNB’s Section 401(k) plan will be terminated, effective immediately prior to the Effective Time. Each participant in SNB’s plan at the time it is terminated may elect, upon completion of the termination and the final liquidation of the plan, (a) to receive a distribution of the assets credited to his or her plan account at that time, (b) to have those assets credited as a direct “roll-over” to the participant’s individual retirement plan account, or, (c) if the participant has become a participant in FCB’s Section 401(k) plan, to have those assets credited as a “roll-over” to the participant’s plan account under FCB’s plan.

SFC and SNB agree that they will take or cause to be taken such actions as FCB shall reasonably consider to be necessary or desirable in connection with or to effect or facilitate such plan termination. As successor to SNB, FCB agrees that, as of the Effective Time, it will assume any and all administrative and fiduciary duties of SFC or SNB with respect to completion of the termination and liquidation of SNB’s plan, including, without limitation, duties relating to filings with the Internal Revenue Service relating to the plan.

7.10. SFC Stock Option Termination and Releases. Following the date of this Agreement, and not less than 30 days before the Effective Time, SFC shall enter into a written agreement (an “Option Release”) in form reasonably satisfactory to FCB with each holder of a then outstanding SFC Stock Option and providing that, immediately prior to the Effective Time, (a) each then outstanding SFC Stock Option held by that holder shall terminate automatically and be cancelled, (b) with respect to each such SFC Stock Option, SFC will pay to that holder, in cash, an amount (if any) equal to (i) $22.00, minus the exercise price of that SFC Stock Option as provided in the written agreement evidencing it, multiplied by (ii) the number of shares covered by the SFC Stock Option, (c) the holder understands and agrees that no assurances or representations are being made to him or her by SFC or FCB with respect to the tax treatment of any such payment, and the holder will be and remain responsible for the timely payment of all federal and state income taxes and his or her portion of any FICA and FUTA taxes applicable to the above payment, (d) SFC and its successors in interest may withhold from such payment any and all such taxes that it reasonably believes it is required to withhold, and (e) the holder fully and completely releases SFC and its successors in interest from any further obligation with respect to his or her SFC Stock Options and from any liability for the tax consequences of such payment.

No such payment shall be made to any holder of an SFC Stock Option unless and until the holder executes and delivers an Option Release to SFC. Payments made by SFC pursuant to executed Option Releases as described in this Paragraph 7.10 shall not be deemed to breach any covenant of SFC or SNB hereunder or to result in a breach of any representation or warranty of SFC or SNB herein, provided, that such payments shall not be made with respect to an aggregate number of SFC Stock Options that exceeds the number of such options Previously Disclosed to FCB. As a result of the Merger, FCB will become responsible for SFC’s payment obligations, and shall become entitled to all rights of SFC, under each Option Release, from and after the Effective Time.

7.11 Correction of Credit Documentation and Compliance Deficiencies. If, during the course of its continuing review of SNB’s credit files after the date of this Agreement, FCB identifies situations or circumstances relating to specific Loans or credit files that FCB reasonably considers to be material deficiencies in Loan documentation or to constitute violations of applicable banking rules or regulations relating to Loans, SNB will cooperate in good faith with FCB to correct, in all material respects, those deficiencies or violations prior to the Effective Time.

Article VIII
Conditions Precedent to Merger

8.01. Conditions to all Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Approval by Regulatory Authorities; Disadvantageous Conditions. (i) The Merger and other transactions described in this Agreement shall have been approved, to the extent required by law, by the South Carolina Board, the FDIC, the OCC and the FRB, and by all other Regulatory Authorities having jurisdiction over such transactions; (ii) no Regulatory Authority shall have objected to or withdrawn its approval of such transactions or imposed any condition on such transactions or its approval thereof, which condition is reasonably deemed by FCB to so adversely impact the economic or business benefits of this Agreement to FCB as to render it inadvisable for it to consummate the Merger; (iii) the 15-day or 30-day waiting period, as applicable, required following necessary approvals of federal Regulatory Authorities for review of the transactions described herein by the United States Department of Justice shall have expired, and, in connection with any such review, no objection to the Merger shall have been raised; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

(b) Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described in this Agreement or either of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the United States Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any Regulatory Authority), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit SFC, SNB, FCB or Bancorp from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against any of the SFC Companies, FCB or Bancorp or any of their respective officers or directors which shall reasonably be considered by SFC or

FCB to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, businesses, assets, Loan portfolio, investments, properties or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

(c) Approval by Boards of Directors and Shareholders. The Boards of Directors of each of SFC, SNB, FCB and Bancorp shall have duly approved and adopted this Agreement, the shareholders of SFC shall have duly approved the Plan of Merger at the SFC Shareholders’ Meeting, and SFC and Bancorp, as the sole shareholders of SNB and FCB, respectively, shall have duly approved and adopted the Plan of Merger, all by appropriate resolutions and to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation or Association, as applicable, and ByLaws.

(d) No Termination or Abandonment. This Agreement shall not have been terminated or abandoned by either party hereto.

(e) Articles of Merger; Other Actions. The Articles of Merger described in Paragraph 2.06 shall have been duly executed by FCB and filed with the South Carolina Secretary of State as provided in that Paragraph.

8.02. Additional Conditions to SFC’s and SNB’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, but except as otherwise provided in Paragraphs 8.02(a) and 8.02(c) below, SFC’s and SNB’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

(a) Material Adverse Change. Since the date of this Agreement, there shall not have occurred any FCB Material Adverse Change, and there shall not have occurred any events or developments, and there shall not exist any conditions or circumstances which, individually or in the aggregate, and with the lapse of time or otherwise, reasonably could be expected to cause, create or result in any FCB Material Adverse Change. Following Bancorp’s completion of the subordinated debt offering described in Paragraphs 8.02(i) and 8.03(d) below, this Paragraph 8.02(a) shall terminate and be of no further force or effect and shall no longer be a condition to SFC’s and SNB’s obligations hereunder, without regard to the occurrence of any change, event, development, condition or circumstance described above, whether before or after the completion of the offering.

(b) Compliance with Laws. FCB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described in this Agreement where the violation of or failure to comply with any such law or regulation could or may be material and adverse to FCB’s ability to consummate the Merger.

(c) FCB’s and Bancorp’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by SFC as provided in Paragraph 11.02, each of the representations and warranties of FCB and Bancorp contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date, except (i) for changes or exceptions which, individually or in the aggregate, have not had, and cannot reasonably be expected to have, an FCB Material Adverse Effect, or (ii) as otherwise contemplated by this Agreement; and FCB and Bancorp each shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. As provided in Articles IV and VI, following Bancorp’s completion of the subordinated debt offering described in Paragraphs 8.02(i) and 8.03(d) below, FCB’s and Bancorp’s representations and warranties under Paragraphs 4.05, 4.06 and 4.07, and its covenant under Paragraph 6.03, shall terminate and be of no further force or effect, and the truth and accuracy of those representations and warranties, and compliance with that covenant, whether before or after completion of the offering, shall no longer be conditions to SFC’s and SNB’s obligations hereunder.

SFC and SNB shall have received a certificate dated as of the Closing Date and executed by FCB and Bancorp and their Chief Executive Officer and Chief Financial Officer to the effect that the conditions of this subparagraph have been met and as to such other matters as may be reasonably requested by SFC.

(d) Legal Opinion of FCB’s Counsel.  SFC shall have received the written legal opinion of Sherrill & Roof, LLP, legal counsel to FCB and Bancorp, dated as of the Closing Date, substantially in the form attached as Exhibit B to this Agreement.

(e) Other Documents and Information.  FCB and Bancorp each shall have provided to SFC correct and complete copies (certified by its Secretary) of its Articles of Incorporation and Bylaws and resolutions of their respective Boards of Directors and and FCB’s sole shareholder pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate of the incumbency of FCB’s and Bancorp’s officers who executed this Agreement or any other documents delivered to SFC and SNB in connection with the Closing.

(f) Fairness Opinion. SFC shall have received from its financial adviser, Allen C. Ewing & Co., a written opinion, dated one business day prior to the mailing date for the Proxy Statement, in a form reasonably satisfactory to it (the “SFC Fairness Opinion”), to the effect that the terms of the Merger, including the consideration to be received by SFC’s shareholders in the Merger, is fair, from a financial point of view, to SFC and its shareholders, and Allen C. Ewing & Co. shall have delivered a letter to SFC, dated as of the Closing Date, to the effect that it remains its opinion that the terms of the Merger are fair, from a financial point of view, to SFC and its shareholders. SFC shall use commercially reasonable efforts to obtain the SFC Fairness Opinion and the subsequent letter from Allen C. Ewing & Co.

(g) Acceptance by SFC’s Counsel.  The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to SFC’s legal counsel.

(h) Deposit of Merger Consideration.  FCB shall have deposited the Merger Consideration with the Paying Agent as described in Paragraph 2.04(c).

(i) Completion of Subordinated Debt Offering. Bancorp shall have completed an issuance and sale of subordinated debt securities in an aggregate original principal amount of not less than $75,000,000.

8.03. Additional Conditions to FCB’s and Bancorp’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, FCB’s and Bancorp’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

(a) Material Adverse Change.  Since the date of this Agreement, there shall not have occurred any SFC Material Adverse Change, and there shall not have occurred any events or developments, and there shall not exist any conditions or circumstances which, individually or in the aggregate, and with the lapse of time or otherwise, reasonably could be expected to cause, create or result in any SFC Material Adverse Change.

(b) Compliance with Laws.  SFC and SNB each shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described in this

Agreement where the violation of or failure to comply with any such law or regulation reasonably could be expected to cause, create or result in an SFC Material Adverse Effect.

(c) SFC’s and SNB’s Representations and Warranties and Performance of Agreements; Officers’ Certificate.  Unless waived in writing by FCB as provided in Paragraph 11.02, each of the representations and warranties of SFC and SNB contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date, except (i) for changes or exceptions which, individually or in the aggregate, have not had, and cannot reasonably be expected to have, an SFC Material Adverse Effect, or (ii) as otherwise contemplated by this Agreement; and SFC and SNB each shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

FCB and Bancorp shall have received a certificate dated as of the Closing Date and executed by SFC and SNB and their Chief Executive Officer and Chief Financial Officer to the effect that the conditions of this subparagraph have been met and as to such other matters as may be reasonably requested by FCB.

(d) Completion of Subordinated Debt Offering. Bancorp shall have successfully completed an issuance and private placement, through Wachovia Securities, Inc., and without any requirement of registration under the Securities Act of 1933, as amended, of subordinated debt securities in an aggregate original principal amount of not less than $75,000,000 and which shall be on terms (including without limitation maturity date, interest rate and placement fees or commissions) which are no less favorable to Bancorp than those set forth in Exhibit C to this Agreement and the net proceeds of which shall qualify for treatment as “Tier II” capital on Bancorp’s books under applicable rules and policies of the FRB.

(e) Employment Agreements. (i) The New Employment Agreements described in Paragraph 7.08(a) shall have been executed and delivered by SFC and each of the officers of SNB named in that subparagraph, and SFC shall have delivered a fully executed copy of each such Employment Agreement to FCB, and each such Employment Agreement shall remain in full force and effect and shall not have been modified or amended by SFC except with the written consent of FCB; and (ii) each of the Existing Employment Agreements described in Paragraph 7.08(b) shall remain in full force and effect and shall not have been modified or amended by SFC except with the written consent of FCB.

(f) Termination of SFC Stock Options. Except to the extent that they shall previously have been exercised in accordance with their terms or cancelled in accordance with the terms of the applicable stock option plans under which they were issued, each holder of an unexercised SFC Stock Option that is outstanding immediately prior to the Closing shall have executed and delivered to SFC an Option Release in a form reasonably satisfactory to FCB, and all outstanding SFC Stock Options shall have been effectively terminated, all in the manner described in Paragraph 7.10, effective not later than the Effective Time.

(g) Consents to Assignments; Estoppel Certificates. SFC shall have obtained and delivered to FCB the consents to assignments of contracts (including estoppel certificates pertaining to Lease Agreements) requested by FCB pursuant to Paragraph 5.01(g) above with respect to (i) each Lease Agreement covering any banking office of SNB, and (ii) except to the extent that the failure to obtain any such consent could not reasonably be expected to have an SFC Material Adverse Effect or, following the Effective Time, an FCB Material Adverse Effect, or to result in a material disruption in the business of any of the SFC Companies or, following the Effective Time, FCB, each other contract of any of the SFC Companies.

(h) Legal Opinion of SFC’s Counsel.  FCB shall have received the written legal opinion of McNair Law Firm, P.A., legal counsel to SFC and SNB, dated as of the Closing Date, substantially in the form attached as Exhibit D to this Agreement.

(i) Other Documents and Information. SFC and SNB shall have provided to FCB correct and complete copies (all certified by SFC’s and SNB’s Secretaries) of SFC’s and SNB’s Articles of Incorporation or Association, as applicable, and Bylaws, and resolutions of their respective Boards of Directors and shareholders pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate as to the incumbency of SFC’s and SNB’s officers who executed this Agreement or any other documents delivered to FCB in connection with the Closing.

(j) Acceptance by FCB’s Counsel. The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to FCB’s legal counsel.

Article IX
Termination; Breach; Remedies

9.01. Mutual Termination.  At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of SFC), this Agreement may be terminated by the mutual agreement of SFC and FCB. Upon any such mutual termination, all obligations of SFC, SNB, FCB and Bancorp hereunder shall terminate and each party shall pay its own costs and expenses as provided in Paragraph 7.07.

9.02. Unilateral Termination.  Prior to the Effective Time, this Agreement may be terminated by either FCB or SFC (whether before or after approval hereof by SFC’s shareholders) upon written notice to the other parties in the manner provided herein and under the circumstances described below.

(a) Termination by FCB.  This Agreement may be terminated by FCB by action of its Board of Directors or Executive Committee:

(i) if any of the conditions to FCB’s and Bancorp’s obligations set forth in Paragraphs 8.01(a)(i), 8.01(a)(ii), or 8.03(d) above shall not have been satisfied in all material respects or effectively waived in writing by FCB by September 30, 2005 (except to the extent the failure of such condition to be satisfied has been caused by the failure of FCB or Bancorp to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if SFC or SNB shall have violated or failed to fully perform any of their obligations, covenants or agreements contained in Article V or VII herein in any material respect;

(iii) if FCB determines at any time that (A) any of SFC’s or SNB’s representations or warranties contained in Article III above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of SFC, or that (B) there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, reasonably could be expected to cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of SFC, except, in either such case, for inaccuracies, changes and exceptions in and to representations or warranties that, individually or in the aggregate, have not had, and cannot reasonably be expected to have, an SFC Material Adverse Effect;

(iv) if SFC’s shareholders do not approve this Agreement and the Merger at the SFC Shareholders’ Meeting or if, notwithstanding FCB’s and Bancorp’s satisfaction in all material respects of their obligations under Paragraphs 7.02 above, the SFC Shareholders’ Meeting is not held by September 30, 2005;

(v) if the Merger shall not have become effective on or before December 31, 2005, or such later date as shall be mutually agreed upon in writing by FCB and SFC;

(vi) under the circumstances described in Paragraph 7.04; or

(vii) if, for the reasons and to the extent permitted by Paragraph 5.01(a), the Proxy Statement distributed by SFC to its shareholders in connection with the SFC Shareholders’ Meeting does not state that SFC’s Board of Directors considers the Merger to be advisable and in the best interests of SFC and its shareholders and that the Board recommends that SFC’s shareholders vote for approval of the Plan of Merger (or, after having made such a recommendation in the Proxy Statement, the Board withdraws, qualifies or revises that recommendation in any material respect).

However, before FCB may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Paragraph 9.02(a), it shall give written notice to SFC in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and such termination by FCB shall not become effective if, within 30 days following the giving of such notice, SFC or SNB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FCB or, if such breach, default, violation or other condition is not reasonably susceptible to cure or satisfaction within 30 days, then, following receipt of FCB’s written notice, SFC or SNB shall have promptly commenced good faith efforts to cure or satisfy the breach, default, violation or condition, shall diligently continue those efforts, and shall actually cure or satisfy the breach, default, violation or condition to FCB’s reasonable satisfaction within a reasonable time thereafter. In the event SFC or SNB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of FCB within such notice period (or during the extended period described above), termination of this Agreement by FCB thereafter shall be effective upon its giving of written notice of termination to SFC in the manner provided herein.

(b) Termination by SFC.  Prior to the Effective Time, this Agreement may be terminated by SFC by action of its Board of Directors:

(i) if any of the conditions to SFC’s and SNB’s obligations set forth in Paragraph 8.01(a)(i), 8.01(a)(ii) or 8.02(i) above shall not have been satisfied in all material respects or effectively waived in writing by SFC by September 30, 2005 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of SFC or SNB to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if FCB or Bancorp shall have violated or failed to fully perform any of their obligations, covenants or agreements contained in Article VI or VII herein in any material respect except for breaches, violations or failures that, individually or in the aggregate, have not had, and cannot reasonably be expected to have, a material adverse effect on FCB’s ability to consummate the Merger or as otherwise provided in Paragraph 8.02(c);

(iii) if SFC determines at any time that, except as otherwise provided in Paragraph 8.02(c), (A) any of FCB’s or Bancorp’s representations and warranties contained in Article IV herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made or would have been false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best

Knowledge of FCB, or that (B) there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, reasonably could be expected to cause any such representations or warranties to become false or misleading in any material respect or that would cause any such representation or warranty to become false or misleading in any material respect except for the fact that the representation or warranty was limited to or qualified based on the Best Knowledge of FCB, except, in either such case, for inaccuracies, changes and exceptions in and to representations or warranties that, individually or in the aggregate, have not had, and cannot reasonably be expected to have, a material adverse effect on FCB’s ability to consummate the Merger;

(iv) if, notwithstanding SFC’s satisfaction of its obligations under Paragraphs 5.01(a) and 7.02 above, its shareholders do not approve this Agreement and the Merger at the SFC Shareholders’ Meeting;

(v) if the Merger shall not have become effective on or before December 31, 2005, or such later date as shall be mutually agreed upon in writing by SFC and FCB; or,

(vi) in the event that the Board of Directors of SFC determines in good faith, after consultation with and receipt of the advice of its outside counsel and financial advisers, that in light of a “Superior Proposal” (as defined below) it is necessary to terminate this Agreement in order to comply with its fiduciary duties to SFC and to SFC’s shareholders under applicable law; provided, however, that SFC’s Board of Directors may terminate this Agreement pursuant to this Paragraph 9.02(b)(vi) only if it concurrently enters into an “Acquisition Agreement” (as defined below) related to a Superior Proposal; and, provided further, however, that this Agreement may be terminated pursuant to this Paragraph 9.02(b)(vi) only after the tenth business day following FCB’s receipt of written notice advising FCB that the Board of Directors of SFC is prepared to accept a Superior Proposal, and only if, during such ten-day period, if FCB so elects, SFC and its advisers shall have negotiated in good faith with FCB to make such adjustments in the terms and conditions of this Agreement as would enable FCB to proceed with the transactions contemplated herein on such adjusted terms.

“Superior Proposal” means an unsolicited, bona fide, written offer made by a third party to consummate an “Acquisition Proposal” (as defined below) that SFC’s Board of Directors determines, in good faith, after consulting with its outside legal counsel and its financial adviser, would, if consummated, result in a transaction that is more favorable to the shareholders of SFC than the transactions contemplated hereby.

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (A) any merger, consolidation, share exchange, business combination, or other similar transaction involving SFC or SNB, (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of SFC’s consolidated assets in a single transaction or series of related transactions; or (C) any tender offer or exchange offer for 25% or more of the outstanding shares of SFC’s or SNB’s capital stock, or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith.

“Acquisition Agreement” means any letter of intent, agreement in principle, acquisition agreement or other similar agreement, in any case in writing, that relates to or provides for any transaction that is described in or contemplated by the term Acquisition Proposal.

However, before SFC may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Paragraph 9.02(b), it shall give written notice to FCB in the manner provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and such termination by SFC shall not become effective if, within 30 days following the giving of such notice, FCB or Bancorp shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of SFC or, if such breach, default, violation or other condition is not reasonably susceptible to cure or satisfaction within 30 days, then, following receipt of SFC’s written notice, FCB or Bancorp shall have promptly commenced good faith efforts to cure or satisfy the breach, default, violation or condition, shall diligently continue those efforts, and shall actually cure or satisfy the breach, default, violation or condition to SFC’s reasonable satisfaction within a reasonable time thereafter. In the event FCB or Bancorp cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of SFC within such notice period (or during the extended period described above), termination of this Agreement by SFC thereafter shall be effective upon its giving of written notice thereof to FCB in the manner provided herein.

(c) Survival of Certain Covenants Following Termination. Notwithstanding anything contained in this Agreement to the contrary, SFC’s, SNB’s, FCB’s and Bancorp’s respective rights, obligations and liabilities pursuant to Paragraphs 7.03, 9.01, 9.02, 9.03, 9.04 and 10.01 of this Agreement shall not be affected by a termination of this Agreement, and, following any such termination, those rights, obligations and liabilities shall survive, remain in full force and effect and be fully enforceable in accordance with their terms.

9.03. Termination Fees.

(a) If FCB terminates this Agreement pursuant to Paragraph 9.02(a)(vii), then SFC shall make payment to FCB of a termination fee in the amount of $500,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination. Additionally, if at any time after the date of this Agreement and before the date 12 months after such termination SFC or SNB shall have executed or entered into an Acquisition Agreement, then SFC and SNB shall be obligated, jointly and severally, to make payment to FCB of an additional termination fee in the amount of $1,000,000. Such additional amount shall be paid by wire transfer of immediately available funds within two business days following the later of such termination or the date the Acquisition Agreement is executed or entered into.

(b) If this Agreement is terminated by SFC pursuant to Paragraph 9.02(b)(ii) where FCB’s or Bancorp’s failure to fully perform any of its obligations, covenants or agreements that gives rise to such termination was for reasons reasonably within FCB’s or Bancorp’s control, then FCB and Bancorp shall be obligated, jointly and severally, to make payment to SFC of a termination fee in the amount of $500,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination.

(c) If this Agreement is terminated by FCB pursuant to Paragraph 9.02(a)(ii) where SFC’s or SNB’s failure to fully perform any of its obligations, covenants or agreements that gives rise to such termination was for reasons reasonably within SFC’s or SNB’s control, then SFC and SNB shall be obligated, jointly and severally, to make payment to FCB of a termination fee in the amount of $500,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination. Additionally, if at any time after the date of this Agreement and prior to the date of such termination an Acquisition Proposal has been publicly announced, disclosed or communicated or otherwise made known to the senior management or Board of Directors of SFC, then SFC and SNB shall be obligated, jointly and severally, to make payment to FCB of an additional termination fee in the amount of $1,000,000 if, at any time after the date of this Agreement and before the date 12 months after such termination, SFC or SNB shall have executed or entered into an Acquisition Agreement. Such additional amount shall be paid by wire transfer of immediately available funds within two business days following the later of such termination or the date the Acquisition Agreement is executed or entered into.

(d) If this Agreement is terminated either by FCB pursuant to Paragraph 9.02(a)(iv), or by SFC pursuant to Paragraph 9.02(b)(iv), and in any such case an Acquisition Proposal has been publicly announced, disclosed or communicated or made known to the senior management or Board of Directors of SFC at any time after the date of this Agreement and prior to the date of the SFC

Shareholders’ Meeting or, in the case of a termination by FCB as a result of the SFC Shareholder meeting not being held by the date specified in Paragraph 9.02(a)(iv), prior to the date of such termination, then SFC and SNB shall be obligated, jointly and severally, to make payment to FCB of a termination fee in the amount of $1,500,000 if, at any time after the date of this Agreement and before the date 12 months after such termination, SFC or SNB shall have executed or entered into an Acquisition Agreement. Such amount shall be paid by wire transfer of immediately available funds within two business days following the later of such termination or the date the Acquisition Agreement is executed or entered into.

(e) If SFC terminates this Agreement pursuant to Paragraph 9.02(b)(vi), then SFC and SNB shall be obligated, jointly and severally, to make payment to FCB of a termination fee in the amount of $1,500,000. Such amount shall be paid by wire transfer of immediately available funds within two business days following such termination.

(f) Any termination fees payable by FCB, Bancorp, SFC or SNB under any provision of this Paragraph 9.03 shall be in addition to, and not in lieu of, any other amounts that also may become payable by any of them pursuant to Paragraph 9.04 below.

9.04. Breach; Remedies.

(a) Breach by SFC or SNB. Except as otherwise provided in this Paragraph 9.04, and in addition to any termination fees that FCB shall have a right to receive from SFC and SNB under Paragraph 9.03 above, in the event of a breach by SFC or SNB of any of its representations or warranties contained in Article III of this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of SFC’s or SNB’s failure to perform or violation of any of its obligations, agreements or covenants contained in Articles V or VII of this Agreement, FCB’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time to the extent provided in Paragraph 9.02(a); and, in the event of any such termination of this Agreement by FCB due to a failure by SFC or SNB to perform any of their obligations, agreements or covenants contained in Articles V or VII of this Agreement for reasons reasonably within its control, SFC and SNB additionally shall be obligated, jointly and severally, to reimburse FCB and Bancorp for up to (but not more than) $250,000 in expenses described in Paragraph 7.07 which actually have been incurred by FCB and Bancorp.

(b) Breach by FCB or Bancorp. Except as otherwise provided in this Paragraph 9.04, and in addition to any termination fees that SFC shall have a right to receive from FCB and Bancorp under Paragraph 9.03 above, in the event of a breach by FCB or Bancorp of any of its representations or warranties contained in Article IV of this Agreement, or in the event of FCB’s or Bancorp’s failure to perform or violation of any of its obligations, agreements or covenants contained in Articles VI or VII of this Agreement, SFC’s and SNB’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time to the extent provided in Paragraph 9.02(b); and, in the event of any such termination of this Agreement by SFC and SNB due to a failure by FCB to perform any of its obligations, agreements or covenants contained in Articles VI or VII of this Agreement for reasons reasonably within its control, FCB and Bancorp additionally shall be obligated to reimburse SFC and SNB for up to (but not more than) an aggregate of $250,000 in expenses described in Paragraph 7.07 which actually have been incurred by SFC and SNB.

(c) Willful and Intentional Breach. Notwithstanding subparagraphs 9.04(a) and 9.04(b) or any other provision of this Agreement to the contrary, if either party to this Agreement breaches this Agreement by willfully or intentionally and without justification refusing to consummate the transactions described in this Agreement or perform its obligations contained in Articles V, VI or VII of this Agreement, such party shall be obligated to pay all expenses actually incurred by the other parties described in Paragraph 7.07, together with other damages recoverable at law or in equity. For purposes of this Paragraph 9.04(c), the good faith refusal of a party to perform any of its obligations under this Agreement pursuant to an exception expressly provided for herein with respect to the exercise by its Board of Directors of fiduciary duties shall not be deemed to be without justification.

(d) Other Remedies. Notwithstanding any other provision of this Article IX to the contrary, either party shall be entitled to commence an action to obtain appropriate equitable relief in the event of a violation or imminent violation by the other party of Paragraph 7.03 above or to enforce the indemnification obligation of the other party under Paragraph 10.01 below.

Article X
Indemnification

10.01. Indemnification Following Termination of Agreement.

(a) By SFC and SNB.  SFC and SNB agree that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend FCB and Bancorp and their respective officers, directors, attorneys, financial advisers and consultants from and against any and all claims, disputes, demands, causes of action, suits or proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by them:

(i) in connection with or which arise out of, result from, or are based upon (A) the operations or business transactions of any of the SFC Companies or their relationship with any of their employees, or (B) the failure of any of the SFC Companies’ to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii) in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by SFC or SNB of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of SFC or SNB to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

(iii) in connection with or which arise out of, result from, or are based upon any information provided by SFC or SNB which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to SFC’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

(b) By FCB and Bancorp.  FCB and Bancorp each agrees that, in the event this Agreement is terminated for any reason and the Merger is not consummated, it will indemnify, hold harmless and defend SFC and SNB and their respective officers, directors, attorneys, financial advisers and consultants from and against any and all claims, disputes, demands, causes of action, suits, proceedings of any third party (including any Regulatory Authority), together with all losses, damages, liabilities, obligations, costs and expenses of every kind and nature in connection therewith (including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith), whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by them:

(i) in connection with or which arise out of, result from, or are based upon (A) FCB’s or Bancorp’s operations or business transactions or their relationship with any of their employees, or (B) FCB’s or Bancorp’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii) in connection with or which arise out of, result from, or are based upon any fact, condition or circumstance that constitutes a breach by FCB or Bancorp of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of FCB or Bancorp to perform any of its covenants, agreements or obligations under or in connection with this Agreement; or,

(iii) in connection with or which arise out of, result from, or are based upon any information provided by FCB or Bancorp which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to SFC’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

(c) Procedure for Claiming Indemnification. If any matter subject to indemnification under this Paragraph 10.01 arises in the form of a claim (herein referred to as a “Third Party Claim”) against SFC, SNB or FCB, or their respective successors and assigns, or any of their respective subsidiary entities, officers, directors, attorneys, financial advisers or consultants (collectively, “Indemnitees”), the Indemnitee promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to the party obligated for indemnification hereunder (the “Indemnitor”). Within 15 days of such notice, the Indemnitor either (i) shall pay the Third Party Claim either in full or upon agreed compromise, or (ii) shall notify the applicable Indemnitee that the Indemnitor disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by the Indemnitor and the cost of such defense shall be borne by it, except that the Indemnitee shall have the right to participate in such defense at its own expense and provided that the Indemnitor shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind that compromises the Indemnitee hereunder. In the case of an Indemnitee that is an officer, director or attorney of a party to this Agreement, then that party agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to the Indemnitor without charge therefor except for out-of-pocket expenses. If the Indemnitor fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, the Indemnitee shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. The Indemnitee also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnitor.

10.02	Indemnification of SFC’s, SNB’s, FFI’s and SIS’s Directors and Officers Following Effective Time.

(a) From and after the Effective Time, and without releasing any insurance carrier and after exhaustion of all applicable director and officer liability insurance coverage for SFC, SNB, SIS and FFI and their directors and officers, FCB, as successor in interest to SFC and SNB, will be obligated to indemnify each present and former director and officer of SFC, SNB, SIS and FFI, and each officer or employee of SFC, SNB, SIS and FFI that is serving or has served as a director or trustee of another entity expressly at SFC’s or SNB’s request or direction (each, an “Indemnified Party”), as and to the extent that each of those persons would have had a right to be indemnified by SFC, SNB, SIS and FFI under their respective Articles of Incorporation or Association, as applicable, and Bylaws in effect on the date of this Agreement, or under Chapter 8 of the South Carolina Business Corporation Act of 1988, or under The National Bank Act, had the Merger not been consummated, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transaction contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred.

(b) Any Indemnified Party wishing to claim indemnification under this Section 10.02, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify FCB thereof, but the failure to so notify shall not relieve FCB of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice FCB. Notwithstanding anything contained in this Section 10.02 to the contrary, FCB shall have the right to assume the defense of any such claim, action, suit, proceeding or investigation and, upon such assumption, FCB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses incurred by such Indemnified Party in connection with the defense thereof. However, if FCB elects not to assume such defense or counsel for such Indemnified Party, or if there are issues which raise conflicts of interest between FCB and such Indemnified Party, such Indemnified Party may retain counsel reasonably satisfactory to him, and FCB shall pay the reasonable fees and expenses of such counsel.

(c) Notwithstanding anything contained in this Section 10.02 to the contrary, FCB shall not be liable for any settlement of any such claim, action, suit, proceeding or investigation that is effected without its prior written consent.

(d) In the event FCB or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of FCB assume the obligations set forth in this Section 10.02.

(e) The provisions of this Section 10.02 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

Article XI
Miscellaneous Provisions

11.01. Survival of Representations, Warranties, Indemnification and Other Agreements.

(a) Representations, Warranties and Other Agreements. Except as provided below, none of the representations, warranties or agreements of SFC, SNB, FCB or Bancorp contained in this Agreement shall survive consummation of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise.

(b) Indemnification. The agreements of SFC, SNB, FCB and Bancorp under Paragraph 10.01 of this Agreement shall become effective only in the event that this Agreement is terminated, and those agreements shall survive any such termination, and neither of the parties shall have any obligations under Paragraph 10.01 in the event of or following consummation of the Merger. The agreements of FCB under Paragraph 10.02 of this Agreement shall become effective only at the Effective Time and in the event that the Merger is consummated, and FCB shall have no obligation under Paragraph 10.02 in the event that this Agreement is terminated and the Merger is not consummated.

11.02. Waiver.  Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and other approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors or, in FCB’s case, by its Board of Directors or Executive Committee) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, nor shall any such waiver be construed to be a waiver of any succeeding breach of the same term or condition or a waiver of any other or different term of condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by the other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

11.03. Amendment.  This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of SFC, by an agreement in writing approved by the Boards of Directors of SFC and SNB and the Boards of Directors or Executive Committees of FCB and Bancorp and executed in the same manner as this Agreement; provided however, that, except with the further approval of SFC’s shareholders of that change or as otherwise provided herein, following approval of this Agreement by SFC’s shareholders no change may be made in the amount of consideration into which each share of SFC Stock will be converted.

11.04. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by recognized overnight courier, by U.S. mail, first class postage prepaid, in each case addressed as follows (or to such other address as shall have been communicated to the party giving the notice as provided above):

If to SFC or SNB, to: Summit Financial Corporation 2201 Augusta Road Greenville, South Carolina 29605 Attn: J. Randolph Potter, Chief Executive Officer	With copy to: John W. Currie McNair Law Firm, P.A. 1301 Gervais Street Columbia, South Carolina 29201
If to FCB, to: First Citizens Bank and Trust Company, Inc. 1225 Lady Street Columbia, South Carolina 29201 Attn: Craig L. Nix, Chief Financial Officer	With copy to: William R. Lathan, Jr. C. Joseph Roof Ward and Smith, P.A. Sherrill & Roof LLP 1001 College Court 1122 Lady St., Suite 700 New Bern, NC 28562 Columbia, SC 29201

11.05. Previous Disclosure of Information.  In order for information to be treated as having been “Previously Disclosed” by either SFC and SNB to FCB, or by FCB and Bancorp to SFC, respectively, such information shall be contained in a letter delivered by the disclosing party(ies) to the other(s) prior to the date of this Agreement, which letter specifically refers to this Agreement and is arranged in paragraphs corresponding to the Paragraphs and Subparagraphs of this Agreement applicable thereto.

11.06. Further Assurance.  SFC, SNB, FCB and Bancorp each agrees to furnish to each other party such further assurances with respect to the matters contemplated in this Agreement and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

11.07. Headings and Captions.  Headings and captions of the Paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

11.08. Gender and Number. As used in this Agreement, the masculine gender shall include the feminine and neuter, the singular number shall include the plural, and vice versa, whenever such meanings are appropriate.

11.09. Entire Agreement.  This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, either of the parties hereto other than those contained herein in writing.

11.10. Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

11.11. Assignment.  This Agreement may not be assigned by either party hereto except with the prior written consent of the other parties hereto.

11.12. Counterparts.   Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

11.13. Governing Law.  This Agreement is made in and shall be construed and enforced in accordance with the laws of South Carolina.

11.14. Inspection.  Any right of FCB and Bancorp under this Agreement to investigate or inspect the premises, properties, books, records, files and other assets or information of SFC, SNB, FFI or SIS, or of SFC and SNB to investigate or inspect the same of FCB and Bancorp, in no way shall establish any presumption that either of them should have conducted any investigation or that such right has been exercised by it, its agents, representatives or others. Any investigations or inspections actually made by SFC, SNB, FCB or Bancorp, or by either of their agents, representatives or others, prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of either such party in this Agreement.

IN WITNESS WHEREOF, SFC, SNB and FCB each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

Summit Financial Corporation
[CORPORATE SEAL]
ATTEST: /s/ Blaise B. Bettendorf	By: /s/ J. Randolph Potter
Assistant Secretary	President and Chief Executive Officer

Summit National Bank
[CORPORATE SEAL]
ATTEST /s/ Blaise B. Bettendorf	By: /s/ J. Randolph Potter
Assistant Secretary	President and Chief Executive Officer

First Citizens Bank and Trust Company, Inc.
[CORPORATE SEAL]
ATTEST: /s/ Charles D. Cook	By: /s/Jim B. Apple
Secretary	Chairman and Chief Executive Officer

FIrst Citizens Bancorporation, Inc.
[CORPORATE SEAL]
ATTEST: /s/ Charles D. Cook	By: /s/ Jim B. Apple
Secretary	Chairman and Chief Executive Officer

EXHIBIT A

Plan of Merger

By and Among
Summit Financial Corporation
Summit National Bank
and
First Citizens Bank and Trust Company, Inc.

1. Names of Merging Corporations.  The names of the corporations proposed to be merged are SUMMIT FINANCIAL CORPORATION (“SFC”), SUMMIT NATIONAL BANK (“SNB”), and FIRST CITIZENS BANK AND TRUST COMPANY, INC. (“FCB”).

2. Nature of Transaction.  Subject to the provisions of this Plan of Merger, at the “Effective Time” (as defined in Paragraph 7 below), SFC and SNB each simultaneously will be merged into and with FCB (the “Merger”).

3. Effect of Merger; Surviving Corporation.  At the Effective Time, and by reason of the Merger, the separate corporate existences of SFC and SNB shall cease while the corporate existence of FCB as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Following the Merger, FCB shall continue to operate as a South Carolina bank and will conduct its business at the then legally established branch and main offices of FCB and SNB. The duration of the corporate existence of FCB, as the surviving corporation, shall be perpetual and unlimited.

4. Assets and Liabilities of SFC and SNB.  At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of SFC and SNB (including without limitation all real, personal or mixed property, all debts due on whatever account, all other chooses in action and every other interest of or belonging to or due to SFC or SNB, whether tangible or intangible) shall be transferred to and vest in FCB, and FCB shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of SFC and SNB, all without any conveyance, assignment or further act or deed; and, FCB shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of SFC and SNB as of the Effective Time. By virtue of the Merger, SNB’s interest in and ownership of the outstanding shares of common stock of its wholly-owned subsidiary, Summit Investment Services, Inc. (“SIS”), and SFC’s interest in and ownership of the outstanding shares of common stock of its wholly-owned subsidiary, Freedom Finance, Inc. (“FFI”), shall be transferred to and vest in FCB, and SIS and FFI shall become wholly-owned subsidiaries of FCB.

5. Conversion and Exchange of Stock.

(a) Conversion of SFC Stock.  Except as otherwise provided in this Plan of Merger, at the Effective Time all rights of SFC’s shareholders with respect to all outstanding shares of SFC’s $1.00 par value common stock (“SFC Stock”) shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share shall be converted, without any action by SFC, FCB or any SFC shareholder, into the right to receive cash in the amount of $22.00, all in the manner and subject to the limitations described in this Plan of Merger.

At the Effective Time, and without any action by FCB, SFC or any SFC shareholder, SFC’s stock transfer books shall be closed and there shall be no further transfers of SFC Stock on its stock transfer books or the registration of any transfer of a certificate evidencing SFC Stock (a “SFC Certificate”) by any holder thereof, and the holders of SFC Certificates shall cease to be, and shall have no further rights as, shareholders of SFC other than as provided in this Plan of Merger. Following the Effective Time, SFC Certificates shall evidence only the right of the registered holders thereof to receive the consideration into which their SFC Stock was converted at the Effective Time as provided in this Paragraph 5(a), or in the case of SFC Stock held by shareholders who properly shall have exercised “Dissenters’ Rights” (as defined in Paragraph 5(e)), cash as provided in Title 13 of the South Carolina Business Corporation Act of 1988.

(b) Cancellation of SNB Stock. At the Effective Time, all outstanding shares of SNB’s $5.00 par value common stock (“SNB Stock”) shall be cancelled, and no cash or other consideration shall be issued in exchange for or with respect to those shares.

(c) Exchange and Payment Procedures; Surrender of Certificates. (i) Prior to the Effective Time, FCB shall designate an agent reasonably acceptable to SFC to act as agent for the holders of the SFC Stock in connection with the Merger (the “Paying Agent”) to receive in trust, the aggregate consideration to which holders of SFC Stock shall become entitled pursuant to Paragraph 2.04(a) (the “Merger Consideration”). SFC and SNB agree that FCB’s own trust department, or the corporate trust department of First-Citizens Bank & Trust Company, Raleigh, North Carolina, each shall be acceptable to them as FCB’s Paying Agent.

(ii) At the Effective Time, FCB shall deposit the Merger Consideration with the Paying Agent. The Merger Consideration shall be held in trust for the benefit of the holders of SFC Stock and such cash shall not used for any other purposes; provided that FCB may direct the Paying Agent to invest such cash, provided that such investments (A) shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Standard & Poor’s Corporation, or in certificates of deposit of domestic commercial banks with capital exceeding $250,000,000 (collectively, the “Permitted Investments”) or in money market funds which are invested solely in Permitted Investments, and (B) shall have maturities that will not prevent or delay payments to be made pursuant to Paragraph 5(a) and this Paragraph 5(c). If for any reason (including losses) the funds held by the Paying Agent are inadequate to pay the amounts to which the holders of SFC Stock shall be entitled under Paragraph 2.04(a), Bancorp and FCB shall be liable for the payment thereof.

(iii) As promptly as practicable after the Effective Time, FCB and Bancorp shall cause to be mailed to each record holder, as of the Effective Time, whose shares of SFC Stock were converted pursuant to Paragraph 5(a) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a SFC Certificate shall pass, only upon proper delivery of the SFC Certificate to the Paying Agent and shall be in such form and have such other provisions as FCB may reasonably specify) and instructions for effecting the surrender of a SFC Certificate in exchange for the Merger Consideration for the SFC Stock. Upon surrender of a SFC Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by FCB, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such SFC Certificate shall receive promptly in exchange therefor the Merger Consideration for each share of SFC Stock formerly evidenced thereby, and such SFC Certificate shall forthwith be canceled.

(d) Antidilutive Adjustments. If, prior to the Effective Time, SFC shall declare any dividend payable in shares of SFC Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of SFC Stock, then an appropriate and proportionate adjustment shall be made in the amount of cash into which each share of SFC Stock will be converted at the Effective Time pursuant to this Plan of Merger.

(e) Dissenters.  Any shareholder of SFC who properly exercises the right of dissent and appraisal with respect to the Merger as provided in Chapter 13 of the South Carolina Business Corporation Act of 1988 (“Dissenters’ Rights”), shall be entitled to receive payment of the fair value of his or her shares of SFC Stock in the manner and pursuant to the procedures provided therein. Shares of SFC Stock held by persons who exercise Dissenters’ Rights shall not be converted as described in Paragraph 5(a). However, if any shareholder of SFC who exercises Dissenters’ Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of SFC Stock shall be deemed to have been converted into the right to receive cash as of the Effective Time as provided in Paragraph 5(a) hereof.

(f) Lost Certificates.  FCB In the event that any SFC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such SFC Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed SFC Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided, that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, and at the sole discretion of FCB, give FCB a bond in such sum as it may direct or otherwise indemnify FCB and Bancorp in a manner satisfactory to them against any claim that may be made against FCB or Bancorp with respect to shares of SFC Stock represented by the SFC Certificate claimed to have been lost, stolen or destroyed.

6. Articles of Incorporation, Bylaws and Management.  The Articles of Incorporation and Bylaws of FCB in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of FCB as the surviving corporation in the Merger. The directors of FCB in office at the Effective Time shall constitute the Board of Directors of FCB as the surviving corporation in the Merger and shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors. The officers of FCB in office at the Effective Time shall continue to serve in their same positions as officers of FCB as the surviving corporation in the Merger until removed as provided by law or until the election or appointment of their respective successors.

7. Effective Time.  The Merger will become effective at [___] [__].M. on [_______], 2005 (the “Effective Time”)

Exhibit B

[DRAFT FORM OF SUMMIT LEGAL OPINION]

_________________, 2005

The Boards of Directors
First Citizens Bancorporation, Inc.
First Citizens Bank and Trust Company, Inc.
______________________
Columbia, SC 2______

RE: Merger of Summit Financial Corporation and Summit National Bank
with First Citizens Bancorporation, Inc. and First Citizens Bank and Trust Company, Inc.
Our File ____________

Gentlemen:

[McNair Firm Standard Introductory Paragraph(s)]

Based upon and subject to the foregoing and the qualifications set forth below, it is our opinion that:

1.  Each of the SFC Companies (i) is validly existing as a business corporation and a national bank, respectively, under the laws of South Carolina in the case of SFC, FFI and SIS, and of the United States in the case of SNB, (ii) has all requisite corporate power and authority to own its properties and conduct its businesses as now being conducted as described in SFC’s Form 10-K for the year ended December 31, 2004, and (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein and of which we have Actual Knowledge, or in which the transaction of its businesses of which we have Actual Knowledge, makes such qualification necessary, except where failure so to qualify would not have a SFC Material Adverse Effect.

2.  SFC and SNB each has the corporate power and authority to execute and deliver the Agreement and to perform its obligations and agreements and carry out the transactions described therein, all corporate proceedings required to be taken to authorize each of them to enter into the Agreement and to perform its obligations and agreements and to carry out the transactions described therein (including all required approvals of its Board of Directors and shareholders) have been duly and properly taken, and the Agreement constitutes the valid and binding agreement of SFC and SNB, enforceable against each of them in accordance with its terms [subject to customary exceptions].

3.  Except where the same would not have an SFC Material Adverse Effect, neither the execution and delivery of the Agreement, nor the consummation of the transactions described therein, nor compliance by SFC or SNB with any of its obligations or agreements contained therein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, SFC’s or SNB’s Articles of Incorporation or Association, as applicable, or Bylaws, or, to our Actual Knowledge, any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which SFC or SNB is bound or by which their business, capital stock or any of their properties or assets may be affected; (ii) to our Actual Knowledge, result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of SFC’s or SNB’s properties or assets; (iii) to our Actual Knowledge, violate any applicable federal or South Carolina statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; or (iv) to our Actual Knowledge, result in the acceleration of any obligation or indebtedness of SFC or SNB.

4.  To our Actual Knowledge, except as Previously Disclosed no consents, approvals or waivers are required to be obtained by SFC or SNB from any person or entity in connection with their execution and delivery of the Agreement, or the performance of their respective obligations or agreements or the consummation of the transactions described therein, except for required approvals of SFC’s and SNB’s respective Boards of Directors and shareholders and required approvals of Regulatory Authorities.

5.  All approvals of Regulatory Authorities required to be obtained by SFC or SNB for the consummation of the transactions contemplated by the Agreement have been obtained, all conditions imposed on SFC or SNB in connection therewith that are required to be satisfied prior to consummation of such transactions have been satisfied or waived, and, to our Actual Knowledge, all such regulatory approvals are in full force and effect.

6.  To our Actual Knowledge, (i) neither SFC or SNB is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the Federal Reserve Board, the Comptroller of the Currency, the Federal Deposit Insurance Corporation, or the South Carolina Board of Financial Institutions), and there are no judgments, orders, stipulations, injunctions, decrees or awards against SFC or SNB, any of which in any manner limit, restrict, enjoin or prohibit SFC’s or SNB’s consummation of the Merger; and, (ii) neither SFC nor SNB has been advised, and neither of them has any reason to believe, that any regulatory or other governmental authority or any court is contemplating, threatening, or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree, or award.

7.  Subject to acceptance of such filing[s], the Merger will become effective at the time specified in Articles of Merger which have been executed by FCB and filed with the South Carolina Secretary of State [and the Office of the Comptroller of the Currency] in accordance with applicable law.

[QUALIFICATIONS AND ASSUMPTIONS]

Exhibit C

TERMS OF SUBORDINATED DEBT

Principal Amount:	$75,000,000
Maturity:	15 years
Offering Format:	Rule 144A, without any requirement of registration under the Securities Act of 1933 or any state securities laws
Registration Rights or Exchange Offer Requirement:	None
Rating:	No rating requirement
Interest Rate:	Fixed rate, not in excess of 7.25% per annum
Price to Public:	Not less than 99.1% of face amount
Underwriting Spread:	Not more than 1.00%
Net Proceeds:	Not less than $73,575,000
Other:	Terms necessary to qualify the notes under guidelines of the Federal Reserve Board for treatment as Tier II capital

Exhibit D

[DRAFT FORM OF FCB LEGAL OPINION]

_________________, 2005

The Boards of Directors
Summit Financial Corporation, Inc.
Summit National Bank
______________________
Greenville, SC 2______

RE: Merger of Summit Financial Corporation, Inc. and Summit National Bank
with First Citizens Bancorporation, Inc. and First Citizens Bank and Trust Company, Inc.
Our File ____________

Gentlemen:

We have acted as South Carolina counsel to First Citizens Bank and Trust Company, Inc. (“FCB”). a South Carolina-chartered bank, and its parent company, First Citizens Bancorporation, Inc. (“Bancorp”), a South Carolina corporation, in connection with the transactions described in that certain Agreement and Plan of Reorganization and Merger dated as of _________ 2005 (the “Agreement,” including the Plan of Merger referenced therein), by and among Summit Financial Corporation, Inc. (“Summit”), Summit National Bank (“SNB”), and FCB, and joined in by Bancorp. Pursuant to and in accordance with the terms and conditions of the Agreement, SFC and SNB are proposed to be merged into and with FCB (the “Merger”) and each of the outstanding shares of SFC’s common stock will be converted into the right to receive cash in the amount of $22.00. This letter is delivered in connection with the consummation and closing of the Merger and other transactions described in the Agreement (the “Closing”). Capitalized terms appearing herein and not otherwise defined are used as defined in the Agreement.

As counsel to FCB and Bancorp, we have examined originals or copies of (i) FCB’s and Bancorp’s Articles of Incorporation and Bylaws, (ii) the Agreement, (iii) certified copies of resolutions adopted, and records of other actions taken, by FCB’s and Bancorp’s Boards of Directors, and by Bancorp’s Board of Directors as FCB’s sole shareholder, pertaining to the Agreement and the Merger, (iv) Certificates of _____________ issued by the South Carolina Secretary of State dated ___________, 2005, as to FCB and Bancorp (collectively, the “Certificates of Existence”), (v) certificates and written statements of officers of FCB and Bancorp, and (vi) such other documents and records of FCB and Bancorp as we have deemed necessary for the purpose of giving the opinions hereinafter expressed.

Based upon and subject to the foregoing and the qualifications set forth below, it is our opinion that:

1.  Each of FCB and Bancorp (i) is duly organized and incorporated and validly existing as a business corporation and a state-chartered bank, respectively, under the laws of South Carolina, (ii) has all requisite corporate power and authority to own its properties and conduct its businesses as now are being conducted, (iii) is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein and of which we have Actual Knowledge, or in which the transaction of its businesses of which we have Actual Knowledge, makes such qualification necessary, except where failure so to qualify would not have an FCB Material Adverse Effect, and, (iv) to our Actual Knowledge, is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a FCB Material Adverse Effect.

2.  FCB and Bancorp each has the corporate power and authority to execute and deliver the Agreement and to perform its obligations and agreements and carry out the transactions described therein, all corporate proceedings required to be taken to authorize each of them to enter into the Agreement and to perform its obligations and agreements and carry out the transactions described therein (including all required approvals of its Board of Directors and shareholders) have been duly and properly taken, and the Agreement constitutes the valid and binding agreement of FCB and Bancorp, enforceable against each of them in accordance with its terms [subject to customary exceptions].

3.  Except where the same would not have a FCB Material Adverse Effect, neither the execution and delivery of the Agreement, nor the consummation of the transactions described therein, nor compliance by FCB or Bancorp with any of its obligations or agreements contained therein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, FCB’s or Bancorp’s Articles of Incorporation or Bylaws, or, to our Actual Knowledge, any contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which FCB or Bancorp is bound or by which their business, capital stock or any of their properties or assets may be affected; (ii) to our Actual Knowledge, result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of FCB’s or Bancorp’s properties or assets; (iii) to our Actual Knowledge, violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; or (iv) to our Actual Knowledge, result in the acceleration of any obligation or indebtedness of FCB or Bancorp.

4.  To our Actual Knowledge, no consents, approvals or waivers are required to be obtained by FCB or Bancorp from any person or entity in connection with their execution and delivery of the Agreement, or the performance of their respective obligations or agreements or the consummation of the transactions described therein, except for required approvals of FCB’s or Bancorp’s respective Boards of Directors and FCB’s sole shareholder and required approvals of Regulatory Authorities.

5.  All approvals of Regulatory Authorities required to be obtained by FCB or Bancorp for the consummation of the transactions contemplated by the Agreement have been obtained, all conditions imposed on FCB or Bancorp in connection therewith that are required to be satisfied prior to consummation of such transactions have been satisfied or waived, and, to our Actual Knowledge, all such regulatory approvals are in full force and effect.

6.  To our Actual Knowledge, (i) neither FCB nor Bancorp is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including without limitation the Federal Reserve Board, the Federal Deposit Insurance Corporation, or the South Carolina Board of Financial Institutions), and there are no judgments, orders, stipulations, injunctions, decrees or awards against FCB or Bancorp, any of which in any manner limit, restrict, enjoin or prohibit FCB’s consummation of the Merger; and, (ii) neither FCB nor Bancorp has been advised, and neither of them has any reason to believe, that any regulatory or other governmental authority or any court is contemplating, threatening, or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree, or award.

7.  Subject to acceptance of such filings, the Merger will become effective at the time specified in Articles of Merger which have been executed by FCB and filed with the South Carolina Secretary of State in accordance with applicable law.

[QUALIFICATIONS AND ASSUMPTIONS]

APPENDIX B

FAIRNESS OPINIONS OF ALLEN C. EWING & CO.

March 7, 2005

Board of Directors
Summit Financial Corporation
937 N. Pleasantburg Drive
Greenville, South Carolina 29602

Members of the Board of Directors:

Summit Financial Corporation (“Summit”), Summit National Bank (“Summit Bank”) and First Citizens Bank and Trust Company, Inc. (“First Citizens”), joined in by First Citizens Bancorporation, Inc. (“Bancorp”), have entered into an Agreement and Plan of Reorganization and Merger, dated March 7, 2005 (the “Agreement”), pursuant to which Summit and Summit Bank will combine with First Citizens by means of the merger of Summit and Summit Bank with and into First Citizens (the “Merger”). Upon consummation of the Merger, each of the outstanding shares of the $1.00 par value common stock of Summit shall be converted into the right to receive cash in the amount of $22.00. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked us to deliver a preliminary opinion as to whether the terms of the Merger are fair, from a financial point of view, to the shareholders of Summit.

In arriving at our opinion, we have conducted discussions with members of senior management of Summit concerning Summit’s businesses and the prospects of such businesses. We have reviewed and analyzed certain publicly available business and financial information and certain other information prepared by, or provided to, us in connection with the Merger, including, among other things:

(1) The Agreement;

(2) Summit’s consolidated financial statements for the fiscal year ended December 31, 2004;

(3) certain other historical financial information relating to Summit that we deemed relevant;

(4) Summit’s internally prepared consolidated financial projections for the fiscal year ending December 31, 2005;

Members of the Board of Directors

(5) Bancorp’s unaudited consolidated financial statements for the fiscal year ended December 31, 2004;

(6) certain other historical financial information relating to Bancorp that we deemed relevant;

(7) financial and market information relating to other publicly traded commercial banking companies considered by us to be reasonably similar to Summit;

(8) the financial terms of recent business combinations in the commercial banking industry considered by us to be reasonably similar to the proposed Merger;

(9) certain publicly available information with respect to historical market prices and trading activity of Summit common stock;

(10) the current market environment generally and the banking environment in particular; and

(11) such other information, financial studies, analyses, inquiries and other matters that we deemed relevant.

In preparing our opinion, we have relied on and assumed the accuracy and completeness of all information provided to us or publicly available, including the representations and warranties of Summit, Summit Bank, First Citizens and Bancorp included in the Agreement, without independent verification. We also assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Events occurring after the date hereof could materially affect this opinion. Our opinion is directed solely to the fairness, from a financial point of view, of the terms of the Merger to the shareholders of Summit and does not address any other aspect of the Merger, nor does it constitute a recommendation to any shareholder of Summit as to how such shareholder should vote with respect to the Merger. This opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Summit, nor does it does it address the effect of any other business combination in which Summit might engage.

Members of the Board of Directors

This preliminary opinion letter will be superseded by a final opinion letter, and it is understood that such final opinion may be included in its entirety in the Proxy Statement to be mailed to the shareholders of Summit. Except as provided in Section 6 of our letter agreement dated September 23, 2004, neither this preliminary opinion nor the final opinion, however, may be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based upon, and subject to the forgoing, we are of the opinion as of the date hereof that the terms of the Merger are fair, from a financial point of view, to the shareholders of Summit.

Very truly yours,

/s/ Allen C. Ewing & Co.

Allen C. Ewing & Co.

[INSERT UPDATED FAIRNESS OPINION]

APPENDIX C

CHAPTER 13 OF THE SOUTH CAROLINA
BUSINESS CORPORATION ACT of 1988

CHAPTER 13

DISSENTERS’ RIGHTS

ARTICLE 1

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

(5) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6) the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;

(7) the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.

(B) Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2.

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

SECTION 33-13-200. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders’ payment demand.

(a) A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5) a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3.

JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

FORM OF PROXY

ANNUAL MEETING OF SHAREHOLDERS OF

SUMMIT FINANCIAL CORPORATION

●, 2005

Please sign and date this
proxy card and return it to us in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MERGER, “FOR” THE ELECTION OF THE DIRECTOR NOMINEES
LISTED ON THIS PROXY CARD AND “FOR” AUTHORIZATION TO ADJOURN THE MEETING.
PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT TO US PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1.
APPROVAL OF AGREEMENT AND PLAN OF REORGANIZATION AND MERGER: Proposal to approve the Agreement and Plan of Reorganization and Merger dated March 7, 2005, by and among First Citizens Bank and Trust Company, Inc., Summit Financial Corporation, and Summit National Bank, and joined in by First Citizens Bancorporation, Inc.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.
AUTHORIZING MANAGEMENT TO ADJOURN THE ANNUAL MEETING. Proposal to authorize management to adjourn the Annual Meeting to allow time for the further solicitation of proxies if there are insufficient votes present at the meeting, in person or by proxy, to approve the Agreement and Plan of Reorganization and Merger (Proposal 1).

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	ELECTION OF DIRECTORS. Proposal to elect four directors to the Board of Directors for three-year terms and thereafter until their successors are duly elected and qualified.
NOMINEES: m John W. Houser, m Larry A. McKinney, m David C. Poole, m James B. Schwiers

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ FOR ALL EXCEPT (See instructions below)

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold, as shown here ●)

4.	OTHER BUSINESS. The proxies are authorized to vote in their discretion on all other matters that may properly come before the Annual Meeting or any adjournment thereof.

Only those holders of record of the common stock of Summit Financial Corporation at the close of business on ●, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

A proxy statement is enclosed herewith. Please sign and date this proxy card and return it to us promptly in the enclosed envelope. IF YOU ATTEND THE MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

SIGNATURE_____________________________ DATE_________ SIGNATURE____________________________ DATE__________

NOTE: Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in full partnership name by authorized person.

SUMMIT FINANCIAL CORPORATION
Post Office Box 1087
Greenville, South Carolina 29602
(864) 242-2265

This proxy is solicited by the Board of Directors in connection with the 2005 Annual Meeting of Shareholders of SUMMIT FINANCIAL CORPORATION. The undersigned hereby appoints Blaise B. Bettendorf and James B. Schwiers, or either of them, as proxies of the undersigned, with full power of substitution to vote, as designated on the reverse side of this proxy card, the number of shares of common stock of Summit Financial Corporation held of record by the undersigned on ●, 2005 on the proposals set forth on the reverse and described in the accompanying proxy statement at the Annual Meeting of Shareholders of Summit Financial Corporation to be held on ●, 2005, at 10:00 a.m. at Thornblade Club, 1275 Thornblade Boulevard, Greer, South Carolina.

This proxy will be voted as directed. If you execute and return this proxy card but do not specify otherwise, this proxy will be voted FOR the merger, FOR all of the nominees listed on the reverse, FOR the authorization to adjourn the meeting and, in the proxies' discretion, on any other matter that may properly come before the meeting. This proxy is revocable prior to its exercise.

(CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)